Exhibit 10.11

ABL CREDIT AGREEMENT

Dated as of November 21, 2017

as amended by the Incremental Amendment to Credit Agreement dated as of September 3, 2019,

as amended by the Incremental and Extension Amendment to Credit Agreement dated as of April 1, 2020 and as further amended by Amendment No. 3 to Credit Agreement dated as of July 23, 2020 among

UTZ QUALITY FOODS, LLC,
as the Administrative Borrower,

GOLDEN FLAKE SNACK FOODS, INC.,
as a Co-Borrower,

EACH ADDITIONAL BORROWER FROM TIME TO TIME PARTY HERETO,

UTZ BRANDS HOLDINGS, LLC (f/k/a UM-U INTERMEDIATE, LLC),

UM-R INTERMEDIATE, LLC and

SRS LEASING, LLC,

each as a Parent

bank of america, n.a.,
as Administrative Agent and Collateral Agent,

THE LENDERS PARTY HERETO,

BANK OF AMERICA, N.A.,

MANUFACTURERS AND TRADERS TRUST COMPANY and

PNC CAPITAL MARKETS LLC,

as Joint Lead Arrangers and Joint Bookrunners

-i-

-ii-

-iii-

SCHEDULES

1.01A	—	Certain Security Interests and Guarantees
1.01B	—	Unrestricted Subsidiaries
1.01C	—	Excluded Subsidiaries
1.01D	—	Guarantors
1.01E	—	Material Real Properties
1.01G	—	Non U.S. Account Debtor
2.01	—	Revolving Credit Commitment
2.03(a)	—	Existing Letters of Credit
5.06	—	Litigation
5.11	—	Subsidiaries and Other Equity Investments
6.12	—	Post-Closing Covenants
6.16	—	Deposit and Security Accounts
7.01(b)	—	Existing Liens
7.02	—	Existing Investments
7.03(c)	—	Surviving Indebtedness
7.07	—	Transactions with Affiliates
10.02		Administrative Agent’s Office, Certain Addresses for Notices

-iv-

EXHIBITS

Form of

A-1	—	Committed Loan Notice
A-2	—	Swing Line Loan Notice
B	—	Revolving Credit Note
C	—	[Reserved]
D	—	Compliance Certificate
E	—	Assignment and Assumption
F	—	Guaranty
G-1	—	ABL Intercreditor Agreement
G-2	—	[Reserved]
G-3	—	Security Agreement
H	—	Borrowing Base Certificate
I	—	[Reserved]
J	—	[Reserved]
K	—	[Reserved]
L	—	United States Tax Compliance Certificate
M	—	Additional Borrower Agreement

-v-

ABL CREDIT AGREEMENT

This ABL CREDIT AGREEMENT (this “Agreement”) is entered into as of November 21, 2017, among UTZ QUALITY FOODS, LLC, a Delaware limited liability company (the “Administrative Borrower”), GOLDEN FLAKE SNACK FOODS, INC., a Delaware corporation (a “Co-Borrower” and together with any Additional Borrowers from time to time party hereto and the Administrative Borrower, the “Borrowers”), UM-U INTERMEDIATE, LLC, a Delaware limited liability company (“UM-U Parent”), UM-R INTERMEDIATE, LLC, a Delaware limited liability company (“UM-R Parent”), SRS LEASING, LLC, a Delaware limited liability company (“SRS Leasing Parent”, and together with UM-U Parent and UM-R Parent, the “Parents”), Manufacturers and Traders Trust Company (“M&T”), as L/C Issuer, and BANK OF AMERICA, N.A. (“Bank of America”), as Administrative Agent, Collateral Agent, L/C Issuer and Swing Line Lender and each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”).

PRELIMINARY STATEMENTS

1.                   The Administrative Borrower and the Parents are party to that certain amended and restated credit agreement, dated as of January 20, 2017, by and among the Administrative Borrower, each Parent, the financial institutions party thereto as lenders, M&T as the issuing bank, a lender, the swingline lender and the administrative agent, M&T, Bank of America and PNC Capital Markets LLC as joint lead arrangers and CoBank, ACB, JPMorgan Chase Bank, N.A. and Cooperatieve Rabobank U.A., New York Branch as co-documentation agents (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”).

2.                   The Borrowers have requested the Lenders make available to the Borrowers an asset based revolving credit facility in an initial aggregate principal amount of $100,000,000, the proceeds of which will be used for the purposes set forth in Section 6.11.

3.                   Concurrently herewith, the Administrative Borrower is entering into (i) the First Lien Credit Agreement to incur first lien term loans, subject to the terms of the ABL Intercreditor Agreement and (ii) the Second Lien Credit Agreement to incur second lien term loans, subject to the terms of the ABL Intercreditor Agreement, the proceeds of which shall be deposited into a deposit account (the “Inventure Account”), which upon entry into a deposit account control agreement, shall be a controlled deposit account for the benefit of the Second Lien Lenders on the Closing Date, and shall, on the Inventure Acquisition Closing Date, be released to fund the Inventure Acquisition.

The applicable Lenders have indicated their willingness to lend, and L/C Issuer has indicated its willingness to issue Letters of Credit, in each case, on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

Article I
Definitions and Accounting Terms

Section 1.01            Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“ABL Intercreditor Agreement” means the ABL Intercreditor Agreement substantially in the form of Exhibit G-1 among the Collateral Agent, Bank of America, as collateral agent under the First Lien Credit Agreement, Bank of America, as collateral agent under the Second Lien Credit Agreement and the representatives for purposes thereof for holders of one or more other classes of Indebtedness, the Administrative Borrower and the other parties thereto, as amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof and of this Agreement, and which shall also include any replacement intercreditor agreement entered into in accordance with the terms hereof.

“ABL Priority Collateral” means all the “ABL Priority Collateral” as defined in the ABL Intercreditor Agreement.

“Account” has the meaning given to such term in Article 9 of the UCC.

“Account Debtor” has the meaning given to such term in Article 9 of the UCC.

“Accounting Changes” has the meaning specified in Section 1.03(d).

“Acquired EBITDA” means, with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary, as applicable, all as determined on a consolidated basis for such Acquired Entity or Business or Converted Restricted Subsidiary, as applicable.

“Acquired Entity or Business” has the meaning specified in the definition of the term “Consolidated EBITDA.”

“Additional Borrower” means any Wholly-Owned Domestic Subsidiary of a Parent who shall from time to time become a party to this Agreement as a “Borrower” hereunder upon the execution and delivery of an Additional Borrower Agreement.

“Additional Borrower Agreement” means the Additional Borrower Agreement substantially in the form of Exhibit M hereto.

“Additional Lender” has the meaning specified in Section 2.14(d).

“Adjustment Date” means the first day of each April, July, October and January, as applicable.

“Administrative Agent” means, subject to Section 9.13, Bank of America, in its capacity as administrative agent under the Loan Documents, or any successor administrative agent appointed in accordance with Section 9.09.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Administrative Borrower and the Lenders.

“Administrative Borrower” has the meaning specified in the introductory paragraph to this Agreement.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Agent Parties” has the meaning specified in Section 10.02(c).

“Agent-Related Persons” means the Agents, together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Agents” means, collectively, the Administrative Agent, the Collateral Agent, and the Supplemental Administrative Agents (if any).

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” has the meaning specified in the introductory paragraph hereof.

“Agreement Currency” has the meaning specified in Section 10.17.

“Applicable Intercreditor Agreement” means (a) to the extent executed in connection with any incurrence of Indebtedness secured by Liens on the Collateral that (i) are intended to rank junior in priority to the Liens on the ABL Priority Collateral securing the Obligations and (ii) are intended to rank equal or junior in priority to the Liens on the Term Priority Collateral securing the First Lien Obligations, the ABL Intercreditor Agreement, and (b) to the extent executed in connection with any incurrence of Indebtedness secured by Liens on the Collateral that are intended to rank junior in priority to the Liens securing the Obligations, a customary intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent and the Administrative Borrower, which agreement shall provide that the Liens on the Collateral securing such Indebtedness shall rank junior to the Liens on the Collateral securing the Obligations.

“Applicable Lending Office” means for any Lender, such Lender’s office, branch or affiliate designated for Eurocurrency Rate Loans, Base Rate Loans, L/C Advances, Swing Line Loans or Letters of Credit, as applicable, as notified to the Administrative Agent, any of which offices may be changed by such Lender.

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Revolving Credit Commitment at such time, subject to adjustment as provided in Section 2.14. If the commitment of each Lender to make Loans and the obligation of the L/C Issuers to make L/C Credit Extensions have been terminated pursuant to Section 8.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments.

“Applicable Rate” means a percentage per annum equal to (a) until the end of the first full fiscal quarter ending after the Closing Date, (i) for Eurocurrency Rate Loans, 1.75%, and (ii) for Base Rate Loans, 0.75% and (b) thereafter, the following percentages per annum, based upon Average Historical Excess Availability as of the most recent Adjustment Date:

Average Historical Excess Availability	Applicable Rate for Eurocurrency Rate Loans	Applicable Rate for Base Rate Loans
˃ 66.7%	1.50%	0.50%
≤66.7% but > 33.3%	1.75%	0.75%
< 33.3%	2.00%	1.00%

The Applicable Rate shall be adjusted quarterly in accordance with the table above on each Adjustment Date for the period beginning on such Adjustment Date based upon the Average Historical Excess Availability as the Administrative Agent shall determine in good faith. Any increase or decrease in the Applicable Rate resulting from a change in the Average Historical Excess Availability shall become effective on the Adjustment Date.

“Applicable Unused Commitment Fee Rate” means, for any day, a percentage per annum equal to (a) initially, 0.50% per annum and (b) following the end of the first fiscal quarter ending after the Closing Date, the following percentages per annum, based upon Average Revolving Loan Utilization as of the most recent Adjustment Date:

Average Revolving Loan Utilization	Unused Commitment Fee
≤ 50%	0.500%
> 50%	0.375%

“Appropriate Lender” means, at any time, (a) with respect to Loans of any Class, the Lenders of such Class, (b) with respect to any Letters of Credit, (i) the relevant L/C Issuer and (ii) the Revolving Credit Lenders and (c) with respect to the Swing Line Facility, (i) the Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.04(a), the Revolving Credit Lenders.

“Approved Account Bank” means a financial institution at which any Borrower or a Guarantor maintains an Approved Deposit Account.

“Approved Deposit Account” means each Deposit Account in respect of which a Loan Party shall have entered into a Deposit Account Control Agreement.

“Approved Foreign Bank” has the meaning specified in the definition of “Cash Equivalents.”

“Approved Fund” means, with respect to any Lender, any Fund that is administered, advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages such Lender.

“Approved Securities Account” means each Securities Account in respect of which any Borrower or any Guarantor shall have entered into a Securities Account Control Agreement.

“Approved Securities Intermediary” means a securities intermediary at which any Borrower or a Guarantor maintains an Approved Securities Account.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit E or any other form (including electronic documentation generated by an electronic platform) approved by the Administrative Agent.

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external legal counsel.

“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Audited Financial Statements” means (i) the audited Consolidated balance sheet of the Parents and their respective Subsidiaries for the fiscal years ended on the Sunday closest to December 31, 2016 and the Sunday closest to December 31, 2015 and (ii) the related audited Consolidated statement of income, cash flows and changes in retained earnings for such fiscal year.

“Auto-Renewal Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“Available Equity Amount” means, at any time (the “Available Equity Amount Reference Time”), an amount equal to, without duplication, (a) the amount of any capital contributions or other equity issuances (or issuances of Indebtedness or Disqualified Equity Interests, in each case after the Closing Date, that have been converted into or exchanged for Qualified Equity Interests) received as cash equity by any Parent (including to the extent issued by a direct or indirect parent company of any Parent and subsequently contributed to any Parent as Qualified Equity Interests) during the 30-day period immediately preceding the Available Equity Amount Reference Time, but excluding all proceeds from the issuance of Disqualified Equity Interests and Cure Amounts, plus (b) the aggregate amount of all dividends, returns, interests, profits, distributions, income and similar amounts (in each case, to the extent made in cash or Cash Equivalents) received by any Parent or any Restricted Subsidiary on Investments made using the Available Equity Amount during the period from and including the Business Day immediately following the Closing Date through and including the Available Equity Amount Reference Time minus (c) the sum, without duplication, and, without taking into account the proposed portion of the Available Equity Amount calculated above to be used at the applicable Available Equity Amount Reference Time, of:

(i)             the aggregate amount of any Investments made by any Parent, the Administrartive Borrower or any Restricted Subsidiary using the Available Equity Amount after the Closing Date and prior to the Available Equity Amount Reference Time;

(ii)           the aggregate amount of any Restricted Payments made by any Parent, the Administrative Borrower or any Restricted Subsidiary using the Available Equity Amount pursuant to Section 7.06(k) after the Closing Date and prior to the Available Equity Amount Reference Time; and

(iii)          the aggregate amount expended on prepayments, repurchases, redemptions and defeasements made by any Parent, the Administrative Borrower or any Restricted Subsidiary using the Available Equity Amount pursuant to Section 7.08(a) after the Closing Date and prior to the Available Equity Amount Reference Time.

“Available Equity Amount Reference Time” has the meaning specified in the definition of the term “Available Equity Amount.”

“Average Historical Excess Availability” means, at any Adjustment Date, the average daily Excess Availability for the three-month period immediately preceding such Adjustment Date, divided by the Line Cap at such time.

“Average Revolving Loan Utilization” means, at any Adjustment Date, the average daily aggregate Revolving Credit Exposure (excluding any Revolving Credit Exposure resulting from any outstanding Swing Line Loans) for the three-month period immediately preceding such Adjustment Date (or, if less, the period from the Closing Date to such Adjustment Date), divided by the Aggregate Commitments at such time.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank of America” has the meaning specified in the introductory paragraph to this Agreement.

“Bank Product Reserve” means a reserve equal to the aggregate amount of Obligations in respect of any Noticed Hedge, up to the Swap Termination Value thereunder, as specified by the applicable Hedge Bank and the Administrative Borrower in writing to Administrative Agent, which amount may be increased with respect to any existing Secured Hedge Agreement at any time by further written notice from such Hedge Bank and the Administrative Borrower to the Administrative Agent.

“Bankruptcy Code” means Title 11 of the United State Code, as amended, or any similar federal or state law for the relief of debtors.

“Bankruptcy Event” means, with respect to any Person, such Person or its parent entity becomes (other than via an Undisclosed Administration) the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof; provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person or its parent entity.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1.00%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Eurocurrency Rate (after giving effect to the 0% floor) plus 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Sections 3.02 or 1.10 hereof, then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.

“Base Rate Loan” means a Loan that bears interest at a rate based on the Base Rate.

“Basel III” means, collectively, those certain agreements on capital requirements, leverage ratios and liquidity standards contained in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems,” “Basel III: International Framework for Liquidity Risk Measurement, Standards and Monitoring,” and “Guidance for National Authorities Operating the Countercyclical Capital Buffer,” each as published by the Basel Committee on Banking Supervision in December 2010 (as revised from time to time).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowers” has the meaning specified in the introductory paragraph to this Agreement.

“Borrowing” means (a) the incurrence of Swing Line Loans from a Swing Line Lender on a given date, (b) the incurrence of one Class and Type of Revolving Credit Loan on a given date (or resulting from conversions on a given date) having, in the case of Eurocurrency Rate Loans, the same Interest Period and (c) the incurrence of one Type of Extended Revolving Credit Loan of a specified Class on a given date (or resulting from conversions on a given date) having, in the case of Eurocurrency Rate Loans, the same Interest Period.

“Borrowing Base” means, at any time of calculation, an amount (calculated in Dollars) equal to the sum of the following with respect to the Loan Parties:

(a)                the face amount of Eligible Accounts multiplied by 85%; plus

(b)                the lesser of (x) 75% of the cost of Eligible Inventory and (y) 85% of the Net Orderly Liquidation Value of Eligible Inventory; plus

(c)                the amount of Eligible Borrowing Base Cash multiplied by 100%; minus

(d)                the then-current amount of all Reserves.

In connection with any acquisition or similar Investment (including, in connection with a merger or consolidation of any Borrower permitted pursuant to Section 7.04(d)) (a “Proposed Acquisition”), the portion of the Borrowing Base that is attributable to the assets of the target in any such acquisition or other Investment (the “Proposed Target”) will be limited to, to the extent the applicable Field Examinations and/or Inventory Appraisals are not complete as of such date, (i) on or, in the case of calculations of the Borrowing Base on a Pro Forma Basis only, prior to the date of closing of such Proposed Acquisition (the “Acquisition Date”) and for each subsequent Borrowing Base Certificate for such Borrowing Base that is required to be delivered after the Acquisition Date and prior to the date that is ninety (90) days after the Acquisition Date, such Borrowing Base shall include the sum of (x) 80% of the Proposed Target’s Eligible Accounts (including assets relating thereto) plus (y) 40% of the book value of the Proposed Target’s Eligible Inventory, in each case that are the subject of such Proposed Acquisition, (ii) thereafter through the date that is 180 days after the Acquisition Date (or such later date as may be agreed to by the Administrative Agent as provided above), such Borrowing Base shall include (x) 70% of the Proposed Target’s Eligible Accounts (including assets relating thereto), plus (z) 0% of the book value of the Proposed Target’s Eligible Inventory and (iii) thereafter, the Borrowing Base shall not include such assets until the applicable Field Examination and/or Inventory Appraisal has been delivered; it being understood and agreed that there shall be no Default or Event of Default solely as a result of a failure to complete and deliver such items within the applicable time period; provided, that in no event shall the assets of one or more Proposed Targets (other than Inventure Foods, Inc.) account for more than $20,000,000 of the Borrowing Base in the aggregate at any one time prior to the completion of the applicable Field Examinations or Inventory Appraisals; provided, further that in the case of a Proposed Acquisition with a purchase price of less than $20,000,000 only a desktop examination shall be required. In the event that Inventure Foods, Inc. is joined as an Additional Borrower hereunder, its assets shall be included in the Borrowing Base Certificate pursuant to clauses (a) through (d) above and not subject to the limitations of this paragraph.

The Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 6.17, as adjusted to give effect to Reserves determined in the Permitted Discretion of the Administrative Agent following such delivery; provided, that such Reserves shall not be established or changed except upon prior written notice to the Administrative Borrower; provided further that no such prior notice shall be required for changes to any Reserves resulting solely by virtue of mathematical calculations of the amount of the Reserves in accordance with the methodology of calculation previously utilized. Notwithstanding anything herein to the contrary, Reserves shall not duplicate eligibility criteria contained in the definition of Eligible Account, Eligible Inventory or any other Reserve then established.

“Borrowing Base Certificate” means a certificate of the Administrative Borrower substantially in the form of Exhibit H.

“British Pounds Sterling” means the lawful currency of Great Britain.

“Business Combination Agreement” means that certain Business Combination Agreement, dated as of June 5, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), by and among Collier Creek Holdings, a Cayman Islands exempted company as Buyer (as defined therein), Parent, Series U of UM Partners, LLC and Series R of UM Partners, LLC.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that when used in connection with a Eurocurrency Rate Loan, means any such day that is also a London Banking Day.

“Canadian Dollars” means the lawful currency of Canada.

“Capital Expenditures” means, for any period, the aggregate of, without duplication, (a) all expenditures (whether paid in cash or accrued as liabilities) by the Parents, the Borrowers and the Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as additions during such period to property, plant or equipment in a consolidated statement of cash flows and reflected in the consolidated balance sheet of the Parents, the Borrowers and the Restricted Subsidiaries and (b) Capitalized Lease Obligations; provided, however, that Capital Expenditures for the Parents, the Borrowers and the Restricted Subsidiaries shall not include:

(a)                expenditures to the extent they are made with proceeds of the issuance of Equity Interests of, or a cash capital contribution to any Parent or any Borrower after the Closing Date;

(b)                expenditures to the extent they are made with proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or other property or otherwise to acquire, maintain, develop, construct, improve, upgrade or repair assets or properties useful in the business of any Parent, any Borrower and the Subsidiaries within fifteen (15) months of receipt of such proceeds (or, if not made within such period of fifteen (15) months, are committed to be made during such period);

(c)                interest capitalized during such period;

(d)                expenditures that are accounted for as capital expenditures of such person and that actually are paid for by a third party (excluding any Parent, the Borrowers or any Subsidiary thereof) and for which none of the Parents, the Borrowers nor any Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other person (whether before, during or after such period);

(e)                the book value of any asset owned by such person prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided, that (i) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period that such expenditure actually is made and (ii) such book value shall have been included in Capital Expenditures when such asset was originally acquired;

(f)                 the purchase price of equipment purchased during such period to the extent the consideration therefor consists of any combination of (i) used or surplus equipment traded in at the time of such purchase and (ii) the proceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business;

(g)                (i) used or surplus equipment traded in at the time of such purchase and (ii) the proceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business;

(h)                Investments in respect of a Permitted Acquisition; or

(i)                 the purchase of property, plant or equipment made within fifteen (15) months of the sale of any asset to the extent purchased with the proceeds of such sale (or, if not made within such period of fifteen (15) months, to the extent committed to be made during such period).

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capitalized Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.

“Capitalized Leases” means all leases that are required to be, in accordance with GAAP, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP; provided that all obligations of the Parents, the Borrowers and the Restricted Subsidiaries that are or would be characterized as an operating lease as determined in accordance with GAAP as in effect on the Closing Date (whether or not such operating lease was in effect on such date) shall continue to be accounted for as an operating lease (and not as a Capitalized Lease) for purposes of this Agreement regardless of any change in GAAP following the Closing Date that would otherwise require such obligation to be recharacterized as a Capitalized Lease.

“Cash Collateral” has the meaning specified in Section 2.03(f).

“Cash Collateralize” has the meaning specified in Section 2.03(f).

“Cash Dominion Period” means (a) each period beginning on the date that Excess Availability shall have been less than the greater of (x) $7,000,000, and (y) 10.0% of the Line Cap for five (5) consecutive Business Days, and ending on the date Excess Availability shall have been at least the greater of (x) $7,000,000 and (y) 10.0% of the Line Cap for twenty (20) consecutive calendar days or (b) upon the occurrence of a Specified Event of Default, the period that such Specified Event of Default shall be continuing.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by any Parent, the Borrowers or any Restricted Subsidiary:

(1)                Dollars;

(2)                securities issued or directly and fully and unconditionally guaranteed or insured by the United States government or any agency or instrumentality of the foregoing the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(3)                certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, with any domestic or foreign commercial bank having capital and surplus of not less than $500,000,000 in the case of U.S. banks and $100,000,000 (or the Dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(4)                repurchase obligations for underlying securities of the types described in clauses (2), (3) and (7) of this definition entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)                commercial paper rated at least “P-1” by Moody’s or at least “A-1” by S&P, and in each case maturing within 24 months after the date of creation thereof and Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s, with maturities of 24 months or less from the date of acquisition;

(6)                marketable short-term money market and similar securities having a rating of at least “P-2” or “A-2” from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Administrative Borrower) and in each case maturing within 24 months after the date of creation or acquisition thereof;

(7)                readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(8)                readily marketable direct obligations issued by any foreign government or any political subdivision or public instrumentality thereof, in each case having an Investment Grade Rating from Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(9)                Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated within the top three ratings category by S&P or Moody’s;

(10)            with respect to any Foreign Subsidiary: (i) obligations of the national government of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, in each case maturing within one year after the date of investment therein, (ii) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from S&P is at least “A-1” or the equivalent thereof or from Moody’s is at least “P-1” or the equivalent thereof (any such bank being an “Approved Foreign Bank”), and in each case with maturities of not more than 270 days from the date of acquisition and (iii) the equivalent of demand deposit accounts which are maintained with an Approved Foreign Bank;

(11)            Cash Equivalents of the types described in clauses (1) through (10) above denominated in Dollars, Euro, Brazilian Real, British Pounds Sterling, Australian Dollars, Canadian Dollars, Chinese Yuan, Danish Kroner, Hong Kong Dollars, Hungarian Forint, Indian Rupee, Japanese Yen, New Zealand Dollars, Norwegian Krone, Singapore Dollars, South African Rand, Swedish Kroner, Swiss Francs, Turkish Lira, United Arab Emirates Dirham or any other currency (other than Dollars) that is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars or, solely to the extent held in the ordinary course of business and not for speculative purposes, any currency in which any Parent, the Borrowers and/or the Restricted Subsidiaries regularly conducts business; and

(12)            investment funds investing at least 90% of their assets in Cash Equivalents of the types described in clauses (1) through (11) above.

“Cash Management Agreement” means any agreement entered into from time to time by any Parent, the Administrative Borrower or any Restricted Subsidiary in connection with cash management services for collections, other Cash Management Services and for operating, payroll and trust accounts of such Person, including automatic clearing house services, controlled disbursement services, electronic funds transfer services, information reporting services, lockbox services, stop payment services and wire transfer services.

“Cash Management Bank” means any Lender, any Agent, any Lead Arranger or any Affiliate of the foregoing at the time it provides any Cash Management Services or any Person that shall have become a Lender, an Agent or an Affiliate of a Lender or an Agent at any time after it has provided any Cash Management Services.

“Cash Management Obligations” means obligations owed by any Parent, the Administrative Borrower or any Restricted Subsidiary to any Cash Management Bank in respect of any Cash Management Services.

“Cash Management Services” means (a) commercial credit cards, merchant card services, purchase or debit cards, including non-card e-payables services, (b) treasury management services (including controlled disbursement, overdraft automatic clearing house fund transfer services, return items and interstate depository network services) and (c) any other demand deposit or operating account relationships or other cash management services.

“Cash Receipt” has the meaning specified in Section 6.16(b).

“Casualty Event” means any event that gives rise to the receipt by any Parent, any Borrower or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” means the earlier to occur of:

(a)                the Permitted Holders ceasing to have the power, directly or indirectly, to vote or direct the voting of securities having a majority of the ordinary voting power for the election of directors, managers or other governing body of each Parent and the Administrative Borrower; provided that the occurrence of the foregoing event shall not be deemed a Change of Control if,

(i)                 any time prior to the consummation of a Qualifying IPO, and for any reason whatsoever, (A) the Permitted Holders otherwise have the right, directly or indirectly, to designate (and do so designate) a majority of the board of directors, managers or other governing body of each Parent and the Administrative Borrower at such time or (B) the Permitted Holders own, directly or indirectly, a majority of the outstanding voting Equity Interests of each Parent and the Administrative Borrower at such time, or

(ii)             at any time upon or after the consummation of a Qualifying IPO, and for any reason whatsoever, no “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding the Permitted Holders, shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under such Act), directly or indirectly, of more than the greater of (x) thirty-five percent (35%) of the then outstanding voting stock of the Administrative Borrower, and (y) the percentage of the then outstanding voting stock of the Administrative Borrower owned, directly or indirectly, beneficially by the Permitted Holders; provided that so long as the Administrative Borrower is a Wholly Owned Subsidiary of any parent entity, no person shall be deemed to be or become a beneficial owner of more than 35% of the voting stock of the Administrative Borrower unless such person shall be or become a beneficial owner of more than 35% of the voting stock of such parent entity (other than a parent entity that is a Wholly Owned Subsidiary of another parent entity); or

(b)                the Administrative Borrower ceasing to be a direct Wholly-Owned Subsidiary of a Parent or an Intermediate Holding Company;

(c)                the occurrence of a “Change of Control” (or similar event, however denominated), as defined in the First Lien Credit Agreement; or

(d)                the occurrence of a “Change of Control” (or similar event, however denominated), as defined in the Second Lien Credit Agreement.

Notwithstanding the preceding or any provision of Section 13d-3 of the Exchange Act, (i) a Person or group shall not be deemed to beneficially own voting stock subject to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the voting stock in connection with the transactions contemplated by such agreement, (ii) if any person or group includes one or more Permitted Holders, the issued and outstanding voting stock of the Administrative Borrower owned, directly or indirectly, by any Permitted Holders that are part of such person or group shall not be treated as being beneficially owned by such person or group or any other member of such person or group for purposes of determining whether a Change of Control has occurred and (iii) the right to acquire voting stock (so long as such Person does not have the right to direct the voting of the voting stock subject to such right) or any veto power in connection with the acquisition or disposition of voting stock will not cause a party to be a beneficial owner.

“City Code” has the meaning specified in Section 1.09(a).

“Class” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Credit Loans, Extended Revolving Credit Loans (of the same Extension Series and any related swing line loans thereunder) or Swing Line Loans, and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Credit Commitment, an Extended Revolving Credit Commitment (of the same Extension Series and any related swing line commitment thereunder) or a swing line commitment and when used in reference to any Lender, refers to whether such Lender has a Loan or Commitment of such Class.

“Closing Date” means the date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Closing Date Restricted Payment” means a dividend or distribution payment (or series of payments) by the Administrative Borrower or any of its direct or indirect parent companies on or prior to February 20, 2018 to, directly or indirectly, holders of its Equity Interests in an amount not to exceed $300,000,000.

“Co-Borrower” has the meaning specified in the introductory paragraph to this Agreement.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collateral” means all the “Collateral” as defined in the Collateral Documents and all other property of whatever kind and nature pledged or charged as collateral under any Collateral Document.

“Collateral Access Agreement” means an agreement reasonably satisfactory in form and substance to the Administrative Agent executed by a landlord, warehousemen or bailee or other Person in possession of Collateral, pursuant to which such Person (i) acknowledges the Administrative Agent’s Lien on the Collateral, (ii) releases or subordinates such Person’s Liens in the Collateral held by such Person or located on such real estate, (iii) provides the Administrative Agent with access to the Collateral held by such landlord, warehousemen or bailee or other Person or located in or on such real estate, and (iv) makes such other agreements with the Administrative Agent as the Administrative Agent may reasonably require.

“Collateral Agent” means Bank of America, in its capacity as collateral agent under any of the Loan Documents, or any successor collateral agent appointed in accordance with Section 9.09.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a)                the Collateral Agent shall have received each Collateral Document required to be delivered on the Closing Date pursuant to Section 4.01(a)(iii), or thereafter pursuant to Section 6.10 or Section 6.12, duly executed by each Loan Party that is a party thereto;

(b)                all Obligations shall have been unconditionally guaranteed (the “Guarantees”), jointly and severally, by each Parent, each Intermediate Holding Company and each Restricted Subsidiary that is a Material Subsidiary (other than any Excluded Subsidiary) including as of the Closing Date those that are listed on Schedule 1.01D hereto (each, a “Guarantor”);

(c)                the Obligations and the Guarantees shall have been secured pursuant to the Security Agreements or other applicable Collateral Documents by a third-priority security interest in (i) all the Equity Interests of the Borrowers and any Intermediate Holding Company and (ii) all Equity Interests (other than Excluded Equity) held directly by the Borrowers or any other Loan Party in any Wholly-Owned Subsidiary, in each case subject to (x) those Liens permitted under Sections 7.01(b), (o), (w) (solely with respect to modifications, replacements, renewals or extensions of Liens permitted by Sections 7.01(b) and (o)) and (ff) and (y) any nonconsensual Lien that is permitted under Section 7.01;

(d)                except to the extent otherwise provided hereunder or under any Collateral Document, the Obligations and the Guarantees shall have been secured by a perfected security interest (to the extent such security interest may be perfected by delivering certificated securities and instruments, filing personal property financing statements, or making any necessary filings with the United States Patent and Trademark Office or United States Copyright Office), in substantially all tangible and intangible assets of each Parent, each Intermediate Holding Company, the Borrowers and each other Guarantor (including, without limitation, accounts receivable, inventory, equipment, investment property, United States intellectual property, intercompany receivables, other general intangibles (including contract rights), and proceeds of the foregoing), in each case, with the priority required by the Collateral Documents and all certificates, agreements, documents and instruments, including Uniform Commercial Code financing statements, required by the Collateral Documents, requirements of Law and reasonably requested by the Collateral Agent to be filed, delivered, registered or recorded to create the Liens intended to be created by the Collateral Documents and perfect such Liens to the extent required by, and with the priority required by, the Collateral Documents and the other provisions of the term “Collateral and Guarantee Requirement,” shall have been filed, registered or recorded or delivered to the Collateral Agent for filing, registration or recording;

(e)                none of the Collateral shall be subject to any Liens other than Permitted Liens; and

(f)                 in the event any Guarantor is added that is organized in a jurisdiction other than the U.S., such Loan Party shall grant a perfected lien on substantially all of its assets (other than Excluded Property) pursuant to arrangements reasonably agreed between the Administrative Agent and the Administrative Borrower subject to customary limitations in such jurisdiction to be reasonably agreed to between the Administrative Agent and the Administrative Borrower.

The foregoing definition shall not require the creation or perfection of pledges of or security interests in particular assets if and for so long as the Administrative Agent and the Administrative Borrower agree in writing that the cost of creating or perfecting such pledges or security interests in such assets shall be excessive in view of the benefits to be obtained by the Lenders therefrom.

The Administrative Agent may grant extensions of time for the perfection of security interests in (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Loan Parties on such date) where it reasonably determines, in consultation with the Administrative Borrower, that perfection cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary:

(A)              Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirement shall be subject to exceptions and limitations set forth in the Collateral Documents and, to the extent appropriate in the applicable jurisdiction, as agreed between the Administrative Agent and the Administrative Borrower;

(B)              the Collateral and Guarantee Requirement shall not apply to any Excluded Property;

(C)              no deposit account control agreement, securities account control agreement or other control agreements or control arrangements shall be required with respect to any deposit account, securities account or other asset specifically requiring perfection through control agreements except to the extent set forth in Section 6.16;

(D)              other than as provided in clause (f) above, no actions in any jurisdiction other than the U.S. or that are necessary to comply with the Laws of any jurisdiction other than the U.S. shall be required in order to create any security interests in assets located, titled, registered or filed outside of the U.S. or to perfect such security interests (it being understood that other than as provided in clause (f) above, there shall be no security agreements, pledge agreements, or share charge (or mortgage) agreements governed under the Laws of any jurisdiction other than the U.S.);

(E)               general statutory limitations, financial assistance, corporate benefit, capital maintenance rules, fraudulent preference, “thin capitalization” rules, retention of title claims and similar principle may limit the ability of a Foreign Subsidiary to provide a Guarantee or Collateral or may require that the Guarantee or Collateral be limited by an amount or otherwise, in each case as reasonably determined by the Administrative Borrower in consultation with the Administrative Agent; and

(F)               no stock certificates of Immaterial Subsidiaries shall be required to be delivered to the Collateral Agent.

“Collateral Documents” means, collectively, the Security Agreements, each of the collateral assignments, Securities Account Control Agreements, Deposit Account Control Agreements, Security Agreement Supplements, security agreements, pledge agreements or other similar agreements delivered to the Collateral Agent and the Lenders pursuant to Section 4.01(a)(iii), Section 6.10 or Section 6.12, the Guaranty and each of the other agreements, instruments or documents that creates or purports to create a Lien or Guarantee in favor of the Collateral Agent for the benefit of the Secured Parties.

“Collateral Test Triggering Event” means at any time after an Inventory Appraisal or Field Examination, as applicable, has been carried out pursuant to Section 6.17(c) or (d), as applicable, at any time Excess Availability shall have been less than 15.0% of the Line Cap for five (5) consecutive Business Days.

“Commitment” means, (a) with respect to each Lender (to the extent applicable), such Lender’s, Revolving Credit Commitment, Extended Revolving Credit Commitment or a Revolving Commitment Increase or any combination thereof (as the context requires) and (b) with respect to the applicable Swing Line Lender, or swing line lender under any Extended Revolving Credit Commitments, its swing line commitment.

“Committed Loan Notice” means a notice of (a) a Revolving Credit Borrowing, (b) a conversion of Loans from one Type to the other or (c) a continuation of Eurocurrency Rate Loans pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Administrative Borrower.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” has the meaning set forth in Section 10.02(g).

“Compensation Period” has the meaning specified in Section 2.12(c)(ii).

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Concentration Account” has the meaning specified in Section 6.16(b).

“Consolidated” means with respect to any Person and any specified Subsidiaries of such Person, refers to the consolidation of financial statements of such Person and such Subsidiaries and of particular items in such financial statements in accordance with GAAP; provided that, as it applies to the Parents, the Borrowers and the Restricted Subsidiaries, it shall refer to the consolidation principles used with respect to the Parents, the Borrowers and the Restricted Subsidiaries, which consolidation principles shall mean, in the case of each Consolidated financial statement of the Parents, the Borrowers and the Restricted Subsidiaries required to be delivered under this Agreement, the combined financial statement of (i) the applicable Consolidated financial statement of UM-R Parent and its Restricted Subsidiaries as combined with (ii) the applicable Consolidated financial statement of UM-U Parent, the Administrative Borrower and their respective Restricted Subsidiaries as Consolidated with SRS Leasing Parent and its Restricted Subsidiaries as well as RILP and its Restricted Subsidiaries (if any) and provided, further, as it applies to the Parents, the Borrowers and the Restricted Subsidiaries, it shall mean the Borrowers and each Parent and the Restricted Subsidiaries other than the Unrestricted Subsidiaries.

“Consolidated Cash Interest Charges” means, as of any date for the applicable period ending on such date with respect to the Parents, the Borrowers and the Restricted Subsidiaries on a consolidated basis, the Consolidated Interest Expense determined on a cash basis only and solely in respect of Indebtedness of the type described in clause (a) of the definition thereof and excluding, for the avoidance of doubt, (i) amortization of deferred financing costs, debt issuance costs, commissions, fees and expenses, (ii) any expenses resulting from discounting of indebtedness in connection with the application of recapitalization accounting or purchase accounting, (iii) penalties or interest related to taxes and any other amounts of noncash interest resulting from the effects of acquisition method accounting or pushdown accounting), (iv) the accretion or accrual of, or accrued interest on, discounted liabilities during such period, (v) any one-time cash costs associated with breakage in respect of Swap Contracts for interest rates, (vi) all non-recurring interest expense consisting of liquidated damages for failure to timely comply with registration rights obligations, all as calculated on a consolidated basis in accordance with GAAP and (vii) expensing of bridge, arrangement, structuring, commitment or other financing fees.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees or costs, capitalized expenditures, customer acquisition costs and incentive payments, conversion costs and contract acquisition costs, the amortization of original issue discount resulting from the issuance of Indebtedness at less than par and amortization of favorable or unfavorable lease assets or liabilities, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person (and with respect to the Parents, the Borrowers and Restricted Subsidiaries, such Persons on a Consolidated basis) for such period:

(a)           increased (without duplication) by the following:

(i)               provision for Taxes based on income or profits or capital, including, without limitation, state franchise, excise and similar Taxes and foreign withholding Taxes of such Person paid or accrued during such period, including any penalties and interest relating to any tax examinations, deducted (and not added back) in computing Consolidated Net Income; plus

(ii)              Interest Charges (as defined in the First Lien Credit Agreement) of such Person for such period (including (x) net losses or any obligations under any Swap Contracts or other derivative instruments entered into for the purpose of hedging interest rate, currency or commodities risk, (y) bank fees and (z) costs of surety bonds in connection with financing activities, to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income); plus

(iii)             Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(iv)             any fees, expenses or charges (other than depreciation or amortization expense) related to any equity offering, Investment, acquisition, disposition or recapitalization permitted hereunder or the incurrence of Indebtedness permitted to be incurred hereunder (including a refinancing thereof) (whether or not successful), including (A) such fees, expenses or charges related to this Agreement, the First Lien Facility, the Second Lien Facility and any other credit facilities (including fees, expenses or charges of any consultants and advisors incurred in connection with the Transaction, the Golden Flake Acquisition or the Inventure Acquisition) and (B) any amendment or other modification of this Agreement, the First Lien Facility, the Second Lien Facility and any other credit facilities, in each case, deducted (and not added back) in computing Consolidated Net Income; plus

(v)              the amount of any restructuring charge or reserve, integration cost or other business optimization expense or cost, including in connection with establishing new facilities, that is deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions or divestitures after the Closing Date, and costs related to the closure and/or consolidation of facilities and to exiting lines of business; plus

(vi)             any other non-cash charges, write-downs, expenses, losses or items reducing Consolidated Net Income for such period including any impairment charges or the impact of purchase accounting (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, (A) the Administrative Borrower may elect not to add back such non-cash charge in the current period and (B) to the extent the Administrative Borrower elects to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent) or other items classified by the Administrative Borrower as special items less other non-cash items of income increasing Consolidated Net Income (excluding any such non-cash item of income to the extent it represents a receipt of cash in any future period); plus

(vii)            non-cash losses from JV Entities and non-cash minority interest reductions; plus

(viii)           the amount of “run-rate” cost savings, synergies and incremental earnings from administrative, selling or production-related activities projected by the Administrative Borrower in good faith to result from actions taken prior to or during, or expected to be taken following such period (including, without limitation, the Golden Flake Acquisition or the Inventure Acquisition) (which cost savings, synergies or incremental earnings shall be subject only to certification by a Responsible Officer of the Administrative Borrower and shall be calculated on a pro forma basis as though such cost savings, synergies or incremental earnings had been realized on the first day of such period), net of the amount of actual benefits realized prior to or during such period from such actions; provided that (A) a Responsible Officer of the Administrative Borrower shall have certified to the Administrative Agent that (x) such cost savings, synergies or incremental earnings are reasonably identifiable, reasonably attributable to the actions specified and reasonably anticipated to result from such actions, (y) such actions have been taken or are to be taken within eighteen (18) months of the event giving rise thereto and (B) the aggregate increase to Consolidated EBITDA for any period pursuant to this clause (viii), clause (ii) of the definition of “Pro Forma Adjustment” and clause (a)(xix)(A) of the definition of “Consolidated EBITDA” shall not exceed 25% of Consolidated EBITDA for such period (calculated after giving effect to any increase pursuant to this clause (viii), clause (ii) of the definition of “Pro Forma Adjustment” and clause (a)(xix)(A) of the definition of “Consolidated EBITDA”); plus

(ix)              (A) any costs or expense incurred by any Parent, any Borrower or any Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the any Borrower or Net Cash Proceeds of an issuance of Equity Interests (other than Disqualified Equity Interests or any Cure Amounts) of any Borrower and (B) cash payments under long-term management equity incentive plans; plus

(x)              cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (b) below for any previous period and not added back; plus

(xi)             any net loss included in Consolidated Net Income attributable to non-controlling interests pursuant to the application of Accounting Standards Codification Topic 810-10-45; plus

(xii)            realized foreign exchange losses resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of the Parents, any Borrower and the Restricted Subsidiaries; plus

(xiii)            net realized losses from Swap Contracts or embedded derivatives that require similar accounting treatment and the application of Accounting Standard Codification Topic 815 and related pronouncements; plus

(xiv)           in an amount not to exceed $5,000,000 in the aggregate in any four fiscal quarter period, the amount of board, management, advisory, consulting, refinancing subsequent transaction and exit fees (including termination fees) and related indemnities and expenses paid or accrued in such period to any Permitted Holder (or, in the case of board fees, to any director) to the extent permitted hereunder; plus

(xv)            the amount of loss on sale of receivables and related assets in connection with a Permitted Receivables Financing; plus

(xvi)          the amount of any charges, expenses, costs or other payments in respect of facilities no longer used or useful in the conduct of the business of the Parents, the Borrowers and the Restricted Subsidiaries; plus

(xvii)          charges, expenses and costs associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and charges, expenses and costs in anticipation of, or preparation for, compliance with the provisions of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, as applicable to companies with equity or debt securities held by the public, the rules of national securities exchange for companies with listed equity or debt securities, including directors’ or managers’ compensation, fees and expense reimbursement, costs, expenses and charges relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees, and listing fees (collectively, “Public Company Costs”); plus

(xviii)         in an amount not to exceed $10,000,000 in the aggregate in any four fiscal quarter period, any (A) legal fees and expenses actually incurred in connection with corporate actions and (B) costs and expenses related to settlement of such actions; plus

(xix)            any other adjustments or add-backs specified in (A) subject to the limitations set forth in clause (a)(viii) of the definition of “Consolidated EBITDA”, the Quality of Earnings Report delivered to the Lead Arrangers on October 20, 2017 and (B) the financial model delivered to the Lead Arrangers on October 30, 2017;

(b)                decreased (without duplication) by the following:

(i)               non-cash gains increasing Consolidated Net Income of such Person for such period (other than any such amounts in connection with the sale of routes to independent operators), excluding any non-cash gains to the extent they represent the reversal of an accrual or cash reserve for a potential cash item that reduced Consolidated EBITDA in any prior period and any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase Consolidated EBITDA in such prior period; plus

(ii)               realized foreign exchange income or gains resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of the Parents, the Borrowers and the Restricted Subsidiaries; plus

(iii)             any net realized income or gains from any obligations under any Swap Contracts or embedded derivatives that require similar accounting treatment and the application of Accounting Standard Codification Topic 815 and related pronouncements; plus

(iv)              any amount included in Consolidated Net Income of such Person for such period attributable to non-controlling interests pursuant to the application of Accounting Standards Codification Topic 810-10-45;

(c)                increased or decreased (without duplication) by, as applicable, any adjustments resulting from the application of Accounting Standards Codification Topic 460 or any comparable regulation; and

(d)                increased or decreased (to the extent not already included in determining Consolidated EBITDA) by any Pro Forma Adjustment.

There shall be included in determining Consolidated EBITDA for any period, without duplication, (A) the Acquired EBITDA of any Person, property, business or asset acquired by any Parent, any Borrower or any Restricted Subsidiary during such period (but not the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired), to the extent not subsequently sold, transferred or otherwise disposed of by such Parent, such Borrower or such Restricted Subsidiary during such period (each such Person, property, business or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”), and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), based on the actual Acquired EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition) and (B) an adjustment in respect of each Acquired Entity or Business equal to the amount of the Pro Forma Adjustment with respect to such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition) as specified in a certificate executed by a Responsible Officer and delivered to the Lenders and the Administrative Agent. For purposes of determining the Consolidated EBITDA for any period, there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset (other than an Unrestricted Subsidiary) sold, transferred or otherwise disposed of, closed or classified as discontinued operations by any Parent, any Borrower or any Restricted Subsidiary during such period (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”) and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each, a “Converted Unrestricted Subsidiary”), based on the actual Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer or disposition). Notwithstanding the foregoing, but subject to any adjustment set forth above with respect to any transactions occurring after the Closing Date, Consolidated EBITDA shall be $25.4 million, $26.1 million, $25.8 million and $30.9 million for the fiscal quarters ended September 2016, December 2016, March 2017 and June 2017, respectively.

“Consolidated Interest Expense” means, with respect to any Person for any period (and with respect to the Parents, the Borrowers and Restricted Subsidiaries, such Persons on a Consolidated basis), without duplication, the sum of:

(1)                consolidated interest expense of such Person for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount or premium resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments, (d) the interest component of Capitalized Lease Obligations and (e) net payments, if any, pursuant to interest rate obligations under any Swap Contracts with respect to Indebtedness); plus

(2)                consolidated capitalized interest of such Person for such period, whether paid or accrued; less

(3)                interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the net income (loss) of such Person for such period determined on a consolidated basis in accordance with GAAP (and with respect to the Parents, the Borrowers and Restricted Subsidiaries, such Persons on a Consolidated basis); provided, however, that there will not be included in such Consolidated Net Income:

(1)                any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that any Parent’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed (or, so long as such Person is not (x) a JV Entity with outstanding third party indebtedness for borrowed money or (y) an Unrestricted Subsidiary, that (as reasonably determined by a Responsible Officer of the Administrative Borrower) could have been distributed by such Person during such period to a Parent, a Borrower or a Restricted Subsidiary) as a dividend or other distribution or return on investment, subject, in the case of a dividend or other distribution or return on investment to a Restricted Subsidiary, to the limitations contained in clause (2) below;

(2)                [reserved];

(3)                any net gain (or loss) from disposed, abandoned or discontinued operations and any net gain (or loss) on disposal of disposed, discontinued or abandoned operations;

(4)                any net gain (or loss) realized upon the sale or other disposition of any asset or disposed operations of any Parent, any Borrower or any Restricted Subsidiary (including pursuant to any sale/leaseback transaction) which is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by a Responsible Officer or the board of directors of the Administrative Borrower), including the gain on the sale of routes to independent operators;

(5)                any extraordinary, exceptional, unusual or nonrecurring gain, loss, charge or expense (including relating to the Transaction Expenses), or any charges, expenses or reserves in respect of any restructuring, relocation, redundancy or severance expense, new product introductions or one-time compensation charges;

(6)                the cumulative effect of a change in accounting principles;

(7)                any (i) non-cash compensation charge or expense arising from any grant of stock, stock options or other equity based awards (including any long-term management equity incentive plans) and any non-cash deemed finance charges in respect of any pension liabilities or other provisions and (ii) income (loss) attributable to deferred compensation plans or trusts;

(8)                all deferred financing costs written off and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness and any net gain (loss) from any write-off or forgiveness of Indebtedness;

(9)                any unrealized gains or losses in respect of any obligations under any Swap Contracts or any ineffectiveness recognized in earnings related to hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of any obligations under any Swap Contracts;

(10)              any unrealized foreign currency translation gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person and any unrealized foreign exchange gains or losses relating to translation of assets and liabilities denominated in foreign currencies;

(11)              any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of any Parent, any Borrower or any Restricted Subsidiary owing to any Parent, any Borrower or any Restricted Subsidiary;

(12)              any purchase accounting effects including, but not limited to, adjustments to inventory, property and equipment, software and other intangible assets and deferred revenue in component amounts required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Parents, the Borrowers and the Restricted Subsidiaries), as a result of any consummated acquisition (including the Golden Flake Acquisition and the Inventure Acquisition), or the amortization or write-off of any amounts thereof (including any write-off of in process research and development);

(13)              any impairment charge, write-down or write-off, including impairment charges, write-downs or write-offs relating to goodwill, intangible assets, long-lived assets, investments in debt and equity securities or as a result of a Change in Law or regulation;

(14)              any after-tax effect of income (loss) from the early extinguishment or cancellation of Indebtedness or any obligations under any Swap Contracts or other derivative instruments;

(15)              accruals and reserves that are established within twelve months after the Closing Date that are so required to be established as a result of the Transaction in accordance with GAAP;

(16)             any net unrealized gains and losses resulting from Swap Contracts or embedded derivatives that require similar accounting treatment and the application of Accounting Standards Codification Topic 815 and related pronouncements; and

(17)              any deferred tax expense associated with tax deductions or net operating losses arising as a result of the Transactions, or the release of any valuation allowance related to such item.

In addition, to the extent not already excluded from the Consolidated Net Income of such Person, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall exclude (i) any expenses and charges that are reimbursed by indemnification or other reimbursement provisions in connection with any investment (including the Golden Flake Acquisition or the Inventure Acquisition) or any sale, conveyance, transfer or other disposition of assets permitted hereunder (it being understood and agreed that if such Person has notified a third party of such amount to be reimbursed or indemnified and such third party has not denied its reimbursement or indemnification obligation, such amounts shall also be excluded) and (ii) to the extent covered by insurance and actually reimbursed, or, so long as the Administrative Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (A) not denied by the applicable carrier in writing within 180 days and (B) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within such 365 days), expenses with respect to liability or casualty events or business interruption.

“Consolidated Total Debt” means, as of any date of determination, (a) the aggregate principal amount of Indebtedness of the Parents, the Borrowers and the Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with the Transaction or any Permitted Acquisition), consisting of Indebtedness for borrowed money, Disqualified Equity Interests, Capitalized Lease Obligations and debt obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments minus (b) the aggregate amount of unrestricted cash and Cash Equivalents (in each case, free and clear of all Liens other than any nonconsensual Lien that is permitted under the Loan Documents, Liens of the Collateral Agent, Liens in favor of the First Lien Administrative Agent under the First Lien Loan Documents, Liens in favor of the Second Lien Administrative Agent (as defined in the Second Lien Credit Agreement) under the Second Lien Loan Documents and Liens that are subordinated to or pari passu with the Liens of the Collateral Agent pursuant to the Applicable Intercreditor Agreement) included in the Consolidated balance sheet of the Parents, the Borrowers and the Restricted Subsidiaries as of such date, which aggregate amount of cash and Cash Equivalents shall be determined without giving pro forma effect to the proceeds of Indebtedness incurred on such date; provided that Consolidated Total Debt shall not include (x) obligations under Swap Contracts entered into in the ordinary course of business and not for speculative purposes, (y) guarantees of indebtedness of independent operators in an amount of up to $5,000,000 and (z) Indebtedness in respect of any Permitted Non-Recourse Factoring. For the avoidance of doubt, cash held in the Inventure Account shall not constitute “unrestricted cash and Cash Equivalents” for determining “Consolidated Total Debt”.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Contribution Indebtedness” means unsecured Indebtedness of any Parent, any Borrower or any Restricted Subsidiary in an amount equal to the aggregate amount of cash contributions made after the Closing Date to any Parent in exchange for Qualified Equity Interests of any Parent, except to the extent utilized in connection with any other transaction permitted by Section 7.02, Section 7.06 or Section 7.08, and except to the extent such amount increases the Available Equity Amount or is made from Cure Amounts or the Excluded Contribution Amount.

“Control” has the meaning specified in the definition of “Affiliate.”

“Converted Restricted Subsidiary” has the meaning specified in the definition of “Consolidated EBITDA.”

“Converted Unrestricted Subsidiary” has the meaning specified in the definition of “Consolidated EBITDA.”

“Corrective Extension Agreement” has the meaning specified in Section 2.15(d).

“Covenant Trigger Period” means any period (a) commencing on the date upon which Excess Availability is less than the greater of (i) 10.0% of the Line Cap and (ii) $7,000,000 and (b) ending on the date upon which Excess Availability shall have been at least equal to the greater of (i) 10.0% of the Line Cap and (ii) $7,000,000 for a period of thirty (30) consecutive calendar days.

“Credit Extension” means a Borrowing.

“Cure Amount” has the meaning specified in Section 8.05.

“Cure Deadline” has the meaning specified in Section 8.05.

“Cure Right” has the meaning specified in Section 8.05.

“Debtor Relief Laws” means the Bankruptcy Code of the United States and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) with respect to any overdue principal for any Loan, the applicable interest rate for such Loan plus 2.00% per annum (provided that with respect to Eurocurrency Rate Loans, the determination of the applicable interest rate is subject to Section 2.02(c) to the extent that Eurocurrency Rate Loans may not be converted to, or continued as, Eurocurrency Rate Loans, pursuant thereto) and (b) with respect to any other overdue amount, including overdue interest, the interest rate applicable to Base Rate Loans plus 2.00% per annum, in each case, to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means any Lender that (a) has failed or refused (in writing), within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans required to be funded by it to make available its portion of any participations in Letters of Credit or Swing Line Loans or (ii) pay over to the Administrative Agent, any L/C Issuer or any other Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Administrative Borrower or the Administrative Agent or any other Lender in writing that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan cannot be satisfied), (c) has failed, within three (3) Business Days after request by the Administrative Agent or any other Lender, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans, Swing Line Loans or participations in Letters of Credit, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Administrative Agent’s or Lender’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, (d) has become the subject of a Bankruptcy Event, or (e) has become the subject of a Bail-In Action. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (e) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to the last paragraph of Section 2.16) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Administrative Borrower, the L/C Issuers, the Swing Line Lenders and each other Lender promptly following such determination.

“Deposit Account” means any checking or other demand deposit account maintained by the Loan Parties, including any “deposit accounts” under Article 9 of the UCC. All funds in such Deposit Accounts (other than Excluded Accounts) shall be conclusively presumed to be Collateral and proceeds of Collateral and the Agent and the Lenders shall have no duty to inquire as to the source of the amounts on deposit in the Deposit Accounts, subject to this Agreement, the Security Agreement and the ABL Intercreditor Agreement.

“Deposit Account Control Agreement” has the meaning specified in Section 6.16(a).

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by any Parent, any Borrower or any Restricted Subsidiary in connection with a Disposition pursuant to Section 7.05(m) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Administrative Borrower setting forth the basis of such valuation.

“Disposed EBITDA” means, with respect to any Sold Entity or Business or any Converted Unrestricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business or such Converted Unrestricted Subsidiary, all as determined on a consolidated basis for such Sold Entity or Business or such Converted Unrestricted Subsidiary.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale Leaseback and any sale of Equity Interests) of any property by any Person (in one transaction or in a series of transaction and whether effected pursuant to a Division or otherwise), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided that (i) “Disposition” and “Dispose” shall not be deemed to include any issuance by any Parent, any Intermediate Holding Company or any Borrower of any of its Equity Interests to another Person and (ii) no transaction or series of related transactions shall be considered a “Disposition” for purpose of Section 2.05(b)(ii) or Section 7.05 unless the fair market value (as determined in good faith by the Administrative Borrower) of the property disposed of in such transaction or series of transactions shall exceed $10,000,000.

“Dividing Person” has the meaning assigned to it in the definition of “Division.”

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of an initial public offering, change of control or asset sale so long as any rights of the holders thereof upon the occurrence of an initial public offering, change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations (other than Hedging Obligations under any Secured Hedge Agreement, Cash Management Obligations under Secured Cash Management Agreements or contingent indemnification obligations and other contingent obligations for which no claim has been made) that are accrued and payable and the termination of the Commitments and all outstanding Letters of Credit (unless Cash Collateralized or backstopped in a manner reasonably acceptable to the applicable L/C Issuer), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Latest Maturity Date at the time such Equity Interests are issued.

“Disqualified Lenders” means (i) such Persons that have been specified in writing to the Lead Arrangers by the Administrative Borrower prior to October 31, 2017, (ii) competitors of the Parents, the Administrative Borrower and the other Subsidiaries that have been specified in writing to the Administrative Agent from time to time by the Administrative Borrower and (iii) any of their Affiliates (other than in the case of clause (ii), Affiliates that are bona fide debt funds) that are (x) identified in writing from time to time to the Administrative Agent by the Administrative Borrower or (y) clearly identifiable on the basis of such Affiliates’ name; provided that no such updates to the list shall be deemed to retroactively disqualify any parties that have previously acquired an assignment or participation interest in respect of the Loans from continuing to hold or vote such previously acquired assignments and participations on the terms set forth herein for Lenders that are not Disqualified Lenders (it being understood and agreed that such prohibitions with respect to Disqualified Lenders shall apply to any potential future assignments or participations to any such parties). The schedule of Disqualified Lenders shall be maintained with the Administrative Agent and may be communicated to a Lender upon request to the Administrative Agent (with concurrent notice to the Administrative Borrower) but shall not otherwise be posted or made available to Lenders.

“Distribution Asset Transferee” means the Person or Persons holding the assets disposed of pursuant to any Permitted Distribution Business Disposition.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia, other than a Foreign Holding Company.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Accounts” means, as of any date of determination thereof, all United States Accounts due to the Borrowers, except any Account with respect to which any of the exclusionary criteria set forth below applies (unless the Administrative Agent in its Permitted Discretion elects to include such Account):

(a)                such Account arises out of a sale made or services rendered by the applicable Borrower to a direct or indirect parent or Subsidiary of a Loan Party or, if not on arm’s length terms, any other Affiliate of a Loan Party or to a Person controlled by an Affiliate of a Loan Party;

(b)                such Account does not arise from the sale of goods or the performance of services by a Borrower in the ordinary course of its business;

(c)                the applicable Borrower’s right to receive payment is not absolute or is contingent upon the fulfillment of any condition whatsoever (other than the preparation and delivery of an invoice);

(d)                any defense, counterclaim, set-off or dispute exists as to such Account, but only to the extent of such defense, counterclaim, set-off or dispute; provided that no Account that otherwise constitutes an Eligible Account shall be rendered ineligible by virtue of this clause (d) to the extent, but only to the extent, that the Account Debtor’s right of setoff is limited by an enforceable agreement that is reasonably satisfactory to the Administrative Agent;

(e)                such Account is not a true and correct statement of bona fide indebtedness incurred in the amount of the Account for merchandise sold to or services rendered and accepted by the applicable Account Debtor;

(f)                 such Account with respect to which an invoice has not been sent to the applicable Account Debtor;

(g)                the Account Debtor is also a creditor or supplier of the Borrower that owns such Account, or the Account Debtor has disputed liability with respect to such Account, or the Account Debtor has made any claim with respect to any other Account due from such Account Debtor to the Borrower that owns such Account, or the Account otherwise is or may become subject to right of setoff by the Account Debtor; provided that any such Account shall be ineligible under this clause only to the extent of such contract, dispute, claim, setoff or similar right;

(h)                such Account (i) is not owned by a Borrower, (ii) is not subject to the first priority, valid and perfected security interest and Lien of Administrative Agent, for and on behalf of itself and the Lenders (other than nonconsensual Liens permitted under Section 7.01 having priority by operation of applicable Law, without limiting the ability of the Administrative Agent to change, establish or eliminate any Reserves in its Permitted Discretion on account of any such nonconsensual Liens) or (iii) is subject to any other Lien (other than Liens permitted under Section 7.01) (the foregoing clauses (ii) and (iii) not being intended to limit the ability of the Administrative Agent to change, establish or eliminate any Reserves in its Permitted Discretion on account of any such permitted Liens);

(i)                 such Account is the obligation of an Account Debtor that is the government of the United States or Canada in an aggregate amount for all such Accounts in excess of $250,000, unless the applicable Borrower assigns its right to payment of such Account to the Collateral Agent, in a manner satisfactory to the Administrative Agent, in its Permitted Discretion, so as to comply with the Assignment of Claims Act of 1940 (31 U.S.C. §3727, 41 U.S.C. §15 et seq., as amended) or the Financial Administration Act (Canada), as the case may be;

(j)                 such Account reissued in respect of partial payment, including debit memos and chargebacks (it being understood that this clause (j) shall only apply with respect to, and to the extent of, such partial payment);

(k)                it remains unpaid more than 60 days after the original due date shown on the invoice or more than 120 days after the original invoice date;

(l)                 [reserved];

(m)               50% or more of the aggregate account balance of Accounts due from such Account Debtor are ineligible pursuant to clause (k) above;

(n)                such Account is evidenced by chattel paper or an instrument of any kind, or has been reduced to judgment;

(o)                such Account, together with all other Accounts owing by such Account Debtor and its Affiliates as of any date of determination, exceeds (i) 35% in the case such Account Debtor is (x) Wal-Mart Stores, Inc. or any of its Subsidiaries,(y) Ahold Delhaize or any of its Subsidiaries or (z) all independent operators in the aggregate (who shall collectively constitute a single Account Debtor) and (ii) in all other cases, 25%, in each case of all Eligible Accounts (but, in each case, only to the extent of such excess);

(p)               such Account is payable in any currency (other than Dollars or Canadian Dollars) to the extent the aggregate amount of such Accounts exceeds $2,500,000;

(q)                such Account has been redated, extended, compromised, settled or otherwise modified or discounted, except discounts or modifications that are granted by the Borrowers or a Guarantor in the ordinary course of business and that are reflected in the calculation of the Borrowing Base;

(r)                 the Account Debtor is subject to an event of the type described in Section 8.01(f); provided that (i) the Administrative Agent may, in its sole discretion, include Accounts from Account Debtors subject to such proceedings if and to the extent that such Accounts are fully covered by credit insurance, letters of credit or other sufficient third-party credit support, or are otherwise deemed by the Administrative Agent not to pose an unreasonable risk of non−collectability and (ii) Accounts of an Account Debtor subject to such proceedings will be Eligible Accounts so long as (A) such Account Debtor has received “debtor in possession” financing reasonably satisfactory to the Administrative Agent, (B) Accounts of such Account Debtor that are Eligible Accounts may not exceed $500,000 in the aggregate (and all such Accounts that are Eligible Accounts in accordance with clause (ii) of this proviso may not exceed $1,500,000 in the aggregate) and (C) such Accounts do not remain unpaid more than 45 days after the original due date shown on the invoice or more than 75 days after the original invoice date;

(s)                such Account (i) represents a sale on a bill-and-hold, guaranteed sale, sale and return, sale on approval, consignment or other repurchase or return basis, (ii) represents a sale on a cash-on-delivery basis or (iii) is subject to a reserve established by the applicable Loan Party for potential returns, rebates or refunds, to the extent of such reserve;

(t)                 such Account arises from a sale made or services rendered to an Account Debtor that (x) is headquartered or organized outside and (y) does not maintain a chief executive office or other office through which such Account Debtor conducts a substantial portion of its business, in each case in the United States (which throughout this Agreement, for purposes of determining the Borrowing Base, shall include Puerto Rico) or Canada which Account (along with other similar Accounts) exceeds $5,000,000 in the aggregate for all such Account Debtors, unless backed by a letter of credit, credit insurance, guaranty, acceptance or similar terms acceptable to the Administrative Agent it being understood that if any Account Debtor which is organized or headquartered in the United Kingdom, Austria, Belgium, Denmark, Finland, France, Germany, Greece, Holland, Ireland, Italy, Luxembourg, Mexico, Norway, Portugal, Spain, Sweden, or Switzerland has significant assets or operations in the United States (as reasonably determined by the Administrative Agent, it being agreed that the existing Account Debtors of the Borrowers as of the Closing Date set forth on Schedule 1.01G are deemed to meet such requirements), whether through a subsidiary or otherwise, such Account Debtor shall be deemed to be headquartered or organized in the United States; or

(u)                the portion, if any, of any Account that includes a billing for interest, fees or late charges;

(v)                [reserved]; or

(w)               the Account Debtor of such Account is known by the Borrowers to be subject to Sanctions Laws and Regulations or is on a “Specially Designated National and Blocked Persons List” maintained by OFAC, or any other list of prohibited persons maintained by OFAC.

Any Accounts which are not Eligible Accounts shall nevertheless be part of the Collateral. In determining the aggregate amount to be included in Eligible Accounts, Eligible Accounts shall be calculated net of customer deposits and 50% of unapplied cash.

“Eligible Assignee” has the meaning specified in Section 10.07(b).

“Eligible Borrowing Base Cash” means the aggregate amount of unrestricted cash and Cash Equivalents of the Borrowers at such time that is either (i) held in a Deposit Account, Securities Account or other account, in each case in the name of the Collateral Agent or (ii) subject to a Deposit Account Control Agreement or a Securities Account Control Agreement; provided that (x) Eligible Borrowing Base Cash shall not include any cash held in a disbursement account and (y) if the Borrowing Base includes Eligible Borrowing Base Cash, each Committed Loan Notice shall include the amount of Eligible Borrowing Base Cash as of the close of business on the Business Day immediately prior to such Committed Loan Notice.

“Eligible Inventory” means, as of the date of determination thereof, without duplication, items of Inventory of the Borrowers that are finished goods, merchantable and readily saleable to the public in the ordinary course of the Borrowers’ business. Except as otherwise determined by the Administrative Agent in its Permitted Discretion, Eligible Inventory shall not include any Inventory:

(a)                that is not solely owned by a Borrower, or a Borrower does not have good and valid title thereto;

(b)                that is leased by, or is on consignment to, a Borrower;

(c)                other than Inventory that is in-transit (x) between a location owned or leased by a Borrower to a different location owned or leased by a Borrower or (y) to a customer domiciled in the United States of America or Canada, Inventory that is not located at a location that is owned by a Borrower or leased by a Borrower from another Loan Party, in each case in the United States of America (excluding territories or possessions of the United States), except to the extent with respect to any such location in the United States (excluding territories or possessions of the United States) that the Administrative Borrower has furnished the Administrative Agent with (i) any UCC financing statements or other documents that the Administrative Agent may determine to be necessary to perfect its security interest in such Inventory at such location and (ii) a Collateral Access Agreement executed by the Person owning or leasing (in the case of any Person that is not a Loan Party) any such location on terms reasonably acceptable to the Administrative Agent; provided that this clause (ii) shall not be required to be satisfied with respect to any location to the extent the Administrative Agent has established a Rent and Charges Reserve with respect to such location.

(d)                that is comprised of goods which (i) are damaged, defective, “seconds,” or otherwise unmerchantable, (ii) are to be returned to the vendor, (iii) are obsolete or slow moving, or custom items, work-in-process, raw materials, or that constitute spare parts, promotional, janitorial, marketing, shipping materials or supplies used or consumed in the Loan Parties’ business, (iv) are not in compliance with all standards imposed by any Governmental Authority having regulatory authority over such Inventory, its use or sale, or (v) are bill and hold goods;

(e)                that is not subject to a perfected first-priority security interest in favor of the Collateral Agent (other than nonconsensual Liens permitted under Section 7.01 having priority by operation of applicable Law, without limiting the ability of the Administrative Agent to change, establish or eliminate any Reserves in its Permitted Discretion on account of any such nonconsensual Liens);

(f)                 that consists of samples, labels, bags, free gifts, packaging (other than un-branded corrugate packaging), and other similar non-merchandise categories;

(g)                that is not insured in compliance with the provisions of Section 6.06 hereof;

(h)                that has been sold but not yet delivered or as to which a Borrower has accepted a deposit; or

(i)                 Inventory that is subject to any licensing, patent, royalty, trademark, trade name or copyright agreement with any third party from which the Borrowers or any of their Subsidiaries has received notice of a dispute in respect of any such agreement.

Any Inventory which is not Eligible Inventory shall nevertheless be part of the Collateral.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environment” means ambient air, indoor or outdoor air, surface water, groundwater, drinking water, soil, surface and subsurface strata, and natural resources such as wetlands, flora and fauna.

“Environmental Laws” means any and all applicable Laws relating to pollution, protection of the Environment or to the generation, transport, storage, use, treatment, handling, disposal, Release or threat of Release of any Hazardous Materials or, to the extent relating to exposure to Hazardous Materials, human health or safety.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) of any Loan Party or any of its respective Subsidiaries directly or indirectly resulting from or based upon (a) any Environmental Law, (b) the generation, use, handling, transportation, storage, disposal or treatment of any Hazardous Materials, (c) exposure of any Person to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement to the extent liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with any Loan Party and is treated as a single employer within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA with respect to a Pension Plan, whether or not waived, or a failure to make any required contribution to a Multiemployer Plan; (d) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan, notification of any Loan Party or ERISA Affiliate concerning the imposition of Withdrawal Liability or notification that a Multiemployer Plan is insolvent within the meaning of Title IV of ERISA or in endangered status or critical status, within the meaning of Section 305 of ERISA; (e) the filing of a notice of intent to terminate, the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate; (h) a determination that any Pension Plan is, or is expected to be, in “at-risk” status (within the meaning of Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code); or (i) the occurrence of a non-exempt prohibited transaction with respect to any Pension Plan maintained or contributed to by any Loan Party (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could result in liability to any Loan Party.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro”, “EUR” and “€” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurocurrency Rate” means:

(A)              Subject to Section 1.10, for any Interest Period with respect to any Eurocurrency Rate Loan denominated in Dollars, the rate per annum equal to the London Interbank Offered Rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for U.S. Dollars for a period equal in length to such Interest Period (“LIBOR”) or a comparable or successor rate which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and

(B)              for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two London Banking Days prior to such date for U.S. Dollar deposits with a term of one month commencing that day; and

(C)              if the Eurocurrency Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement

“Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on the Eurocurrency Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Availability” means, at any time, an amount equal to (a) the Line Cap at such time minus (b) the aggregate Total Outstandings at such time.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Accounts” means (i) all Deposit Accounts into which solely Excluded Funds are deposited, (ii) all zero balance accounts, (iii) accounts that solely hold the proceeds of any sale of capital stock of any Parent, any Borrower or any Subsidiaries or contributions to any of the foregoing, (iv) accounts that solely hold the proceeds of the sale of Term Priority Collateral and (v) the Inventure Account.

“Excluded Contribution Amount” means the aggregate amount of cash or Cash Equivalents received by any Parent (other than from any of the Restricted Subsidiaries or the Borrower) after the Closing Date from capital contributions, minus the aggregate amount of (i) any Investments made pursuant to Section 7.02(n)(ii) (net of any return of capital in respect of such Investment or deemed reduction in the amount of such Investment), (ii) any Restricted Payment made pursuant to Section 7.06(k)(ii) and (iii) any payments made pursuant to Section 7.08(a)(iii)(C), in each case made during the period commencing on the Closing Date through and including the date of usage of such Excluded Contribution Amount in reliance thereon (without taking account of the intended usage of the Excluded Contribution Amount as of such date), designated as an Excluded Contribution Amount pursuant to a certificate of a Responsible Officer on or promptly after the date on which the relevant capital contribution is made or the relevant proceeds are received, as the case may be, and which are excluded from the calculation of the Available Equity Amount.

“Excluded Equity” means Equity Interests (i) of any Unrestricted Subsidiary, (ii) of any Subsidiary acquired pursuant to a Permitted Acquisition financed with Indebtedness permitted pursuant to Section 7.03(v) if such Equity Interests are pledged and/or mortgaged as security for such Indebtedness and if and for so long as the terms of such Indebtedness prohibit the creation of any other Lien on such Equity Interests (and which prohibition was not created in contemplation of such Permitted Acquisition), (iii) of any Foreign Subsidiary (in each case other than any Guarantor designated as such pursuant to the definition of “Guarantor”), in each case of any Parent or a Domestic Subsidiary of any Parent and not otherwise constituting Excluded Equity, in excess of 65% of the issued and outstanding Equity Interests of each such Foreign Subsidiary (and of any subsidiary of such Foreign Subsidiary), (iv) of any Subsidiary with respect to which the Administrative Agent and the Administrative Borrower have determined in their reasonable judgment and agreed in writing that the costs of providing a pledge of such Equity Interests or perfection thereof is excessive in view of the benefits to be obtained by the Secured Parties therefrom, (v) of any captive insurance companies, not-for-profit Subsidiaries, special purpose entities (including any entity used to effect a Permitted Receivables Financing), (vi) of any non-Wholly-Owned Restricted Subsidiary; and (vii) of any Subsidiary outside the United States (other than any Guarantor designated as such pursuant to the definition of “Guarantor”) the pledge of which is prohibited by applicable Laws or which would reasonably be expected to result in a violation or breach of, or conflict with, fiduciary duties of such Subsidiary’s officers, directors or managers.

“Excluded Funds” means all amounts (i) solely for the purpose of payroll, employee wages and benefits and payment of taxes, including when a Credit Extension is not permitted hereunder, (ii) solely for the purpose of trust related activities and (iii) other amounts, not to exceed $2,500,000 in the aggregate.

“Excluded Property” means (i) any fee-owned real property and any leasehold interests in real property (it being understood that no action shall be required with respect to creation or perfection of security interests with respect to such leases, including to obtain landlord waivers, estoppels or collateral access letters), (ii) (A) motor vehicles and other assets subject to certificates of title to the extent a Lien thereon cannot be perfected by the filing of a UCC financing statement, (B) letter of credit rights to the extent a Lien thereon cannot be perfected by the filing of a UCC financing statement and (C) commercial tort claims, (iii) assets for so long as a pledge thereof or a security interest therein is prohibited by applicable Laws, (iv) margin stock, (v) (x) any cash, deposit accounts and securities accounts (including securities entitlements and related assets) (it being understood that this exclusion shall not affect the grant of the Lien on proceeds of Collateral and all proceeds of Collateral shall be Collateral), unless the foregoing constitutes ABL Priority Collateral and (y) the Inventure Account and any cash therein, (vi) any lease, license or other agreements, or any property subject to a purchase money security interest, Capitalized Lease Obligation or similar arrangements, in each case to the extent permitted under the Loan Documents, to the extent that a pledge thereof or a security interest therein would violate or invalidate such lease, license or agreement, purchase money, Capitalized Lease or similar arrangement, or create a right of termination in favor of any other party thereto (other than the Borrowers or a Guarantor) after giving effect to the applicable anti-assignment clauses of the Uniform Commercial Code and applicable Laws, other than the proceeds and receivables thereof the assignment of which is expressly deemed effective under applicable Laws notwithstanding such prohibition, (vii) assets for which a pledge thereof or a security interest therein would result in a material adverse tax consequence as reasonably determined by the Administrative Borrower (in consultation with (but without the consent of) the Administrative Agent) (provided that nothing in this clause (vii) shall limit the pledge of assets by any Foreign Subsidiary that is designated a Guarantor pursuant to the definition of “Guarantor” without the Administrative Agent’s consent), (viii) assets for which the Administrative Agent and the Administrative Borrower have determined in their reasonable judgment and agree in writing that the cost of creating or perfecting such pledges or security interests therein would be excessive in view of the benefits to be obtained by the Lenders therefrom, (ix) any intent-to-use trademark application in the United States prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant, attachment, or enforcement of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable Federal law and (x) Excluded Equity.

“Excluded Subsidiary” means (a) each Subsidiary listed on Schedule 1.01C hereto, (b) any Subsidiary that is prohibited by applicable Law or by any contractual obligation existing on the Closing Date (or, if later, the date such Subsidiary first becomes a Subsidiary) from guaranteeing the Obligations (and in the case of such contractual obligation, not entered into in contemplation of the acquisition of such Subsidiary) or which would require governmental (including regulatory) consent, approval, license or authorization to provide a Guarantee unless such consent, approval, license or authorization has been received, (c) any Restricted Subsidiary acquired pursuant to a Permitted Acquisition that, at the time of such Permitted Acquisition, has assumed secured Indebtedness not incurred in contemplation of such Permitted Acquisition and each Restricted Subsidiary that is a Subsidiary thereof that guarantees such Indebtedness to the extent such secured Indebtedness prohibits such Subsidiary from becoming a Guarantor (provided that each such Restricted Subsidiary shall cease to be an Excluded Subsidiary under this clause (c) if such secured Indebtedness is repaid or becomes unsecured, if such Restricted Subsidiary ceases to be an obligor with respect to such secured Indebtedness or such prohibition no longer exists, as applicable), (d) any Immaterial Subsidiary or Unrestricted Subsidiary, (e) captive insurance companies, (f) not-for-profit Subsidiaries, (g) special purpose entities, (h) any non-Wholly-Owned Subsidiary, (i) any Foreign Subsidiary, (j) any Subsidiary of a Foreign Subsidiary and (k) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent (confirmed in writing by notice to the Administrative Borrower), the cost or other consequences (including any adverse tax consequences) of providing a Guarantee shall be excessive in view of the benefits to be obtained by the Lenders therefrom; in each case of this definition, unless such Subsidiary is designated by the Administrative Borrower as a Guarantor pursuant to the definition of “Guarantors”.

“Excluded Swap Obligation” means, with respect to any Loan Party, any obligation (a “Swap Obligation”) to pay or perform under any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act, if, and to the extent that, all or a portion of the guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof).

“Excluded Taxes” means, with respect to any Recipient of any payment to be made by or on account of any obligation of a Borrower hereunder, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed by the jurisdiction under the laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) that are Other Connection Taxes, (b) any branch profit Tax or any similar Tax that is imposed by any jurisdiction described in clause (a) above, (c) in the case of a Lender (other than an assignee pursuant to a request by the any Borrower), any United States federal withholding Tax that is in effect and would apply to amounts payable hereunder to such Lender at the time such Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from any Borrower with respect to any United States federal withholding Tax pursuant to Section 3.01, (d) Taxes attributable to such Recipient’s failure to comply with Section 3.01(f) and (e) any United States federal withholding Tax imposed pursuant to FATCA.

“Existing Credit Agreement” has the meaning specified in the preliminary statements to this Agreement.

“Existing Letters of Credit” has the meaning specified in Section 2.03(a).

“Existing Revolving Credit Class” has the meaning specified in Section 2.15(a).

“Existing Revolving Credit Commitment” has the meaning specified in Section 2.15(a).

“Existing Revolving Credit Loans” has the meaning specified in Section 2.15(a).

“Expected Cure Amount” has the meaning specified in Section 8.05(b).

“Extended Revolving Credit Commitments” has the meaning specified in Section 2.15(a).

“Extended Revolving Credit Facility” means the Extended Revolving Credit Commitments and the extensions of credit made thereunder.

“Extended Revolving Credit Loans” has the meaning specified in Section 2.15(a).

“Extending Lender” has the meaning specified in Section 2.15(b).

“Extension Agreement” has the meaning specified in Section 2.15(c).

“Extension Date” has the meaning specified in Section 2.15(c).

“Extension Election” has the meaning specified in Section 2.15(b).

“Extension Offer” has the meaning specified in Section 2.15(a).

“Extension Request” has the meaning specified in Section 2.15(a).

“Extension Series” means all Extended Revolving Credit Commitments that are established pursuant to the same Extension Agreement (or any subsequent Extension Agreement to the extent such Extension Agreement expressly provides that the Extended Revolving Credit Commitments provided for therein are intended to be a part of any previously established Extension Series) and that provide for the same interest margins, extension fees, if any, and amortization schedule.

“Facility” means any of the Revolving Credit Facility or any Extended Revolving Credit Facility, as applicable.

“FATCA” means current Sections 1471 through 1474 of the Code (and any amended or successor version that is substantively comparable) or any current or future Treasury regulations with respect thereto or other official administrative interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above) and any intergovernmental agreements entered into to implement or further the collection of Taxes imposed pursuant to the foregoing (together with any Law implementing such agreements).

“FCPA” means the United States Foreign Corrupt Practices Act of 1977, as amended.

“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letter” means the Fee Letter dated October 25, 2017, by and among the Administrative Borrower and Bank of America, Merrill Lynch, Pierce, Fenner & Smith Incorporated, and as otherwise amended, supplemented or modified from time to time.

“Field Examination” means a field examination in respect of the each Borrower’s Accounts that is included in the Borrowing Base conducted by field examiners reasonably satisfactory to the Administrative Agent (which may be employees of or affiliates of the Administrative Agent).

“Financed Capital Expenditures” means, with respect to any Person and for any period, Capital Expenditures made by such Person during such period that are financed with the proceeds of Indebtedness (other than Loans) or Net Cash Proceeds of any Disposition of assets, any Casualty Event, any Incurrence of Indebtedness or any issuance of Equity Interests (other than Disqualified Equity Interests or any other issuance of Equity Interests which increases any available basket hereunder).

“Financial Covenant” means the covenant set forth in Section 7.09.

“First Lien Credit Agreement” means the First Lien Term Loan Credit Agreement dated as of the date hereof among the Parents, the Administrative Borrower, Bank of America, as administrative agent, and the several banks and other financial institutions from time to time party thereto, as such agreement may be amended, supplemented, waived or otherwise modified from time to time to the extent permitted hereunder and any Permitted Refinancing thereof (unless such agreement, instrument or document expressly provides that it is not intended to be and is not a First Lien Credit Agreement) in each case to the extent permitted hereunder.

“First Lien Facility” means the collective reference to the First Lien Credit Agreement, any Loan Documents (as defined therein), any notes and letters of credit issued pursuant thereto and any guarantee, security agreement, patent, trademark or copyright security agreements, mortgages, letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, and other instruments and documents, executed and delivered pursuant to or in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time to the extent permitted hereunder and any Permitted Refinancing thereof (unless such agreement, instrument or document expressly provides that it is not intended to be and is not a First Lien Facility), in each case to the extent permitted hereunder.

“First Lien Loan Documents” means, collectively, (i) the First Lien Credit Agreement and (ii) the security documents, intercreditor agreements (including the Term Intercreditor Agreement), guarantees, joinders and other agreements or instruments executed in connection with the First Lien Facility or such other agreements, in each case, as amended, modified, supplemented, substituted, replaced, restated or refinanced, in whole or in part, from time to time including in connection with a Permitted Refinancing of the First Lien Facility.

“First Lien Obligations” means “Obligations” as defined in the First Lien Credit Agreement as in effect on the date hereof.

“First Lien Senior Secured Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Total Debt secured by the Collateral on a pari passu basis with the First Lien Facility, plus, the principal amount of Obligations, as of the last day of such Test Period to (b) Consolidated EBITDA of the Parents, the Borrowers and the Restricted Subsidiaries for such Test Period.

“Fixed Amounts” has the meaning specified in Section 1.09(b).

“Fixed Charge Coverage Ratio” means, for any Test Period, the ratio of (a) Consolidated EBITDA of the Parents, the Borrowers and the Restricted Subsidiaries for such period minus taxes based on income, profits or capital, including federal, foreign, state, franchise, excise and similar taxes (including in respect of repatriated funds), net of cash refunds received, of the Parents, the Borrowers and the Restricted Subsidiaries paid in cash during such Test Period minus Unfinanced Capital Expenditures made by the Parents, the Borrowers and the Restricted Subsidiaries during such Test Period, to (b) the Fixed Charges of the Parents, the Borrowers and the Restricted Subsidiaries for such period.

“Fixed Charges” means, for any Test Period, the sum, determined on a consolidated basis, of (a) the Consolidated Cash Interest Charges of the Parents, the Borrowers and the Restricted Subsidiaries for such period plus (b) scheduled amortization of the principal amount of Indebtedness for borrowed money of the Parents, the Borrowers and the Restricted Subsidiaries (other than payments by any Parent, any Borrower or any of the Restricted Subsidiaries to any Parent, any Borrower or to any Restricted Subsidiaries) due and payable in cash during such period plus (c) solely for purposes of testing the Payment Conditions, amounts paid during such period pursuant to (x) Section 7.06(p) and (y) solely to the extent funded with proceeds of a Borrowing, Section 7.06(q).

“Foreign Holding Company” means any Subsidiary that owns no material assets (directly or through one or more disregarded entities) other than capital stock or Indebtedness of one or more “controlled foreign corporations” (within the meaning of the Code) and/or Foreign Holding Companies and cash or Cash Equivalents.

“Foreign Plan” means any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to or by, or entered into with, any Loan Party or any Restricted Subsidiary with respect to employees outside the United States.

“Foreign Subsidiary” means any direct or indirect Subsidiary of any Parent which is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Fee” has the meaning specified in Section 2.03(h).

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time; provided that (A) if the Administrative Borrower notifies the Administrative Agent that the Borrowers request an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Administrative Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith, (B) at any time after the Closing Date, the Borrowers may elect, upon notice to the Administrative Agent, to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided herein), including as to the ability of the Borrowers or the Required Lenders to make an election pursuant to clause (A) of this proviso, (C) any election made pursuant to clause (B) of this proviso, once made, shall be irrevocable, (D) any calculation or determination in this Agreement that requires the application of GAAP for periods that include fiscal quarters ended prior to the Borrowers’ election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP and (E) the Borrowers may only make an election pursuant to clause (B) of this proviso if it also elects to report any subsequent financial reports required to be made by the Borrowers, including pursuant to Sections 6.01(a) and (b), in IFRS.

“GAAP Consolidated Members” means with respect to any Person, all other Persons including its Subsidiaries that are required to be Consolidated with such Person in accordance with GAAP.

Unless otherwise specified herein, the GAAP Consolidated Members with respect to the Administrative Borrower shall mean: (a) UM-U Parent and its Subsidiaries, (b) UM-R Parent and its Subsidiaries, and (c) SRS Leasing Parent and its Subsidiaries.

“Golden Flake Acquisition” means the acquisition of Golden Enterprises, Inc., a Delaware corporation directly or indirectly by the Administrative Borrower.

“Governmental Authority” means any nation or government, any state, provincial, country, territorial or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning specified in Section 10.07(h).

“Guarantee Obligations” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee Obligations” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Guarantees” has the meaning specified in the definition of “Collateral and Guarantee Requirement.”

“Guarantors” has the meaning specified in the definition of “Collateral and Guarantee Requirement.” For avoidance of doubt, the Administrative Borrower in its sole discretion may cause any Restricted Subsidiary that is not a Guarantor to Guarantee the Obligations by causing such Restricted Subsidiary to execute and deliver to the Administrative Agent a Guaranty Supplement (as defined in the Guaranty), and any such Restricted Subsidiary shall thereafter be a Guarantor, Loan Party and Subsidiary Guarantor hereunder for all purposes; provided that if such Restricted Subsidiary is not organized in the United States, (i) the jurisdiction of organization of such Restricted Subsidiary shall be reasonably satisfactory to the Collateral Agent if acting as Collateral Agent or entering into Loan Documents with Subsidiaries in such jurisdiction is prohibited by applicable Law or would expose the Collateral Agent, in its capacity as such, to material additional liabilities and (ii) such Restricted Subsidiary shall have complied with the Collateral and Guarantee Requirement prior to the becoming a Guarantor.

“Guaranty” means, collectively, (a) the Guaranty substantially in the form of Exhibit F and (b) each other guaranty and guaranty supplement delivered pursuant to Section 6.10.

“Hazardous Materials” means all hazardous, toxic, explosive or radioactive substances or wastes, and all other chemicals, pollutants, contaminants, substances or wastes of any nature regulated pursuant to any Law relating to the Environment because of their hazardous, toxic, dangerous or deleterious characteristics or properties, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas and toxic mold.

“Hedge Bank” means any Person that is a Lender, an Agent or an Affiliate of the foregoing on the Closing Date, or at the time it enters into a Swap Contract with a Loan Party or any Restricted Subsidiary.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under Swap Contracts.

“Honor Date” has the meaning specified in Section 2.03(c)(i).

“IFRS” means International Financial Reporting Standards as adopted in the European Union.

“Immaterial Subsidiary” means, at any date of determination, each Restricted Subsidiary that has been designated by the Administrative Borrower in writing to the Administrative Agent as an “Immaterial Subsidiary” for purposes of this Agreement (and not redesignated as a Material Subsidiary as provided below), provided that (a) for purposes of this Agreement, at no time shall (i) the total assets of all Immaterial Subsidiaries at the last day of the most recent Test Period equal or exceed 5% of the total assets of the Parents, the Borrowers and the Restricted Subsidiaries at such date or (ii) the gross revenues for such Test Period of all Immaterial Subsidiaries equal or exceed 5% of the consolidated gross revenues of the Parents, the Borrowers and the Restricted Subsidiaries for such period, in each case determined on a consolidated basis in accordance with GAAP, (b) the Administrative Borrower shall not designate any new Immaterial Subsidiary if such designation would not comply with the provisions set forth in clause (a) above, (c) if the total assets or gross revenues of all Restricted Subsidiaries so designated by the Administrative Borrower as “Immaterial Subsidiaries” (and not redesignated as “Material Subsidiaries”) shall at any time exceed the limits set forth in clause (a) above, then all such Restricted Subsidiaries shall be deemed to be Material Subsidiaries unless and until the Administrative Borrower shall redesignate one or more Immaterial Subsidiaries as Material Subsidiaries, in each case in a written notice to the Administrative Agent, and, as a result thereof, the total assets and gross revenues of all Restricted Subsidiaries still designated as “Immaterial Subsidiaries” do not exceed such limits and (d) the Administrative Borrower shall not designate any Subsidiary as an Immaterial Subsidiary if such Subsidiary owns Material Real Property; provided, further, that the Administrative Borrower may designate and re-designate a Restricted Subsidiary as an Immaterial Subsidiary at any time, subject to the terms set forth in this definition.

“Incremental Agreement” has the meaning specified in Section 2.14(e).

“Incremental Facility Closing Date” has the meaning specified in Section 2.14(e).

“Incremental Revolving Credit Commitment Increase Lender” has the meaning specified in Section 2.14(f).

“Incurrence Based Amounts” has the meaning specified in Section 1.09(b).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)               all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)              the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c)               net obligations of such Person under any Swap Contract;

(d)              all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business and (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid within thirty (30) days after becoming due and payable);

(e)               indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)               all Attributable Indebtedness;

(g)              all obligations of such Person in respect of Disqualified Equity Interests; and

(h)              all Guarantee Obligations of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall (A) include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation, company, or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise limited and only to the extent such Indebtedness would be included in the calculation of Consolidated Total Debt and (B) in the case of the Parents, the Borrowers and the Restricted Subsidiaries, exclude all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business consistent with past practice. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Liabilities” has the meaning specified in Section 10.05.

“Indemnified Taxes” means (a) all Taxes, other than Excluded Taxes, imposed on or in respect of any payment made by or on account of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 10.05.

“Information” has the meaning specified in Section 10.08.

“Interest Payment Date” means (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made.

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two, three or six months thereafter, or to the extent agreed to by each Lender of such Eurocurrency Rate Loan and the Administrative Agent, twelve months or any other period thereafter as selected by the Administrative Borrower in its Committed Loan Notice; provided that:

(a)               any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)              any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)               no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.

Notwithstanding the foregoing, the Administrative Borrower may select an initial Interest Period for any Revolving Credit Loans borrowed on the Closing Date ending on the date that is no more than three (3) months after the Closing Date that is, subject to clause (a) of the definition of “Interest Period,” the next succeeding December 31, March 31, June 30 or September 30 following the Closing Date.

“Intermediate Holding Company” means any Wholly-Owned Subsidiary of a Parent that directly or indirectly through another Intermediate Holding Company, owns 100% of the issued and outstanding Equity Interests of the Administrative Borrower.

“Inventory” has the meaning given to such term in Article 9 of the UCC.

“Inventory Appraisal” means an appraisal with respect of each Borrower’s Inventory that is included in the Borrowing Base conducted by an independent appraiser reasonably satisfactory to the Administrative Agent.

“Inventure Account” has the meaning specified in the preliminary statements to this Agreement.

“Inventure Acquisition” means the acquisition of Inventure Foods, Inc., a Delaware corporation, directly or indirectly by the Administrative Borrower pursuant to the Inventure Acquisition Agreement.

“Inventure Acquisition Agreement” means that certain Agreement and Plan of Merger dated as of October 25, 2017 by and among the Administrative Borrower, Heron Sub, Inc., and Inventure Foods, Inc., as in effect on the date hereof.

“Inventure Acquisition Closing Date” means the date on which the Inventure Acquisition is consummated.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee Obligation with respect to any obligation of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person (excluding, in the case of the Parents, the Borrowers and the Restricted Subsidiaries, intercompany loans, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business consistent with past practice) or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by Fitch, Inc.

“IP Rights” has the meaning specified in Section 5.14.

“Judgment Currency” has the meaning specified in Section 10.17.

“Junior Debt” means Indebtedness incurred by a Loan Party that is (w) in excess of the Threshold Amount and subordinated in right of payment to the prior payment of all Obligations of such Loan Party under the Loan Documents, (x) in excess of the Threshold Amount and junior in priority to the Liens securing the First Lien Obligations, (y) incurred pursuant to the Second Lien Facility or any Permitted Refinancing thereof or (z) in excess of the Threshold Amount and is unsecured, to the extent, in the case of this clause (z), any prepayment, redemption, purchase, defeasance or other satisfaction prior to the scheduled maturity thereof is funded by a Borrowing.

“Junior Debt Documents” means any agreement, indenture or instrument pursuant to which any Junior Debt is issued, in each case as amended to the extent permitted under the Loan Documents.

“JV Entity” means any joint venture of any Parent, any Borrower or any Restricted Subsidiary that is not a Subsidiary.

“Latest Maturity Date” means, at any date of determination, the latest Maturity Date applicable to any Loan or Commitment hereunder at such time, including the latest maturity date of any Extended Revolving Credit Loan as extended in accordance with this Agreement from time to time.

“Laws” means, collectively, all international, foreign, federal, state, provincial and local laws (including common laws), statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the applicable Honor Date or refinanced as a Revolving Credit Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Issuer” means (i) Bank of America or any of its Subsidiaries or Affiliates, (ii) with respect to the Existing Letters of Credit, M&T and (iii) any other Lender (or any of its Subsidiaries or Affiliates) that becomes an L/C Issuer in accordance with Section 2.03(j) or 10.07(k); in the case of each of clause (i), (ii) or (iii) above, in its capacity as an issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder. In the event that there is more than one L/C Issuer at any time, references herein and in the other Loan Documents to the L/C Issuer shall be deemed to refer to the L/C Issuer in respect of the applicable Letter of Credit or to all L/C Issuers, as the context requires.

“L/C Obligation” means, as at any date of determination, the aggregate maximum amount then available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts in respect of Letters of Credit, including all L/C Borrowings.

“LCA Election” has the meaning specified in Section 1.09(a).

“LCA Test Date” has the meaning specified in Section 1.09(a).

“Lead Arrangers” means Bank of America, N.A. (or any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred), Manufacturers and Traders Trust Company and PNC Capital Markets LLC, in their capacities as Joint Lead Arrangers and Joint Bookrunners under this Agreement.

“Lender” has the meaning specified in the introductory paragraph to this Agreement and, as the context requires, includes an L/C Issuer and the Swing Line Lender, and the Administrative Agent with respect to Protective Advances, in each case, and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender.”

“Letter of Credit” means any letter of credit issued hereunder. A Letter of Credit may be a commercial letter of credit or a standby letter of credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit by the Administrative Borrower to the L/C Issuer, in form and substance reasonably satisfactory to the L/C Issuer and Administrative Agent.

“Letter of Credit Expiration Date” means with respect to any Letter of Credit the expiration date thereof, subject to the limitations set forth in Section 2.03(a)(ii).

“Letter of Credit Final Issuance Date” means the day that is third (3) Business Days prior to the scheduled Maturity Date then in effect for the Revolving Credit Commitment (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) $25,000,000 and (b) the aggregate amount of the Revolving Credit Commitments. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Commitments.

“LIBOR” has the meaning specified in the definition of Eurocurrency Rate.

“LIBOR Screen Rate” means the LIBOR quote on the applicable screen page the Administrative Agent designates to determine LIBOR (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“LIBOR Successor Rate” has the meaning specified in Section 1.10.

“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters as may be appropriate, in the discretion of the Administrative Agent in consultation with the Administrative Borrower, to reflect the adoption and implementation of such LIBOR Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in consultation with the Administrative Borrower in connection with the administration of this Agreement).

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, assignment (by way of security or otherwise), deemed trust, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing).

“Limited Condition Transaction” means (x) any Permitted Acquisition or other similar investment, including by way of merger, by any Parent, any Borrower or one or more of the Restricted Subsidiaries permitted pursuant to this Agreement whose consummation is not conditioned upon the availability of, or on obtaining, third party financing and (y) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of indebtedness requiring irrevocable notice in advance of such redemption, repurchase, satisfaction and discharge or repayment.

“Line Cap” means, at any time, the lesser of (i) the Revolving Credit Commitments in effect at such time and (ii) the Borrowing Base at such time.

“Loan” means an extension of credit by a Lender to a Borrower under Article II in the form of a Revolving Credit Loan, a Swing Line Loan or Protective Advance (including any loans made pursuant to any Revolving Commitment Increase or loans made pursuant to Extended Revolving Credit Commitments).

“Loan Documents” means, collectively, (i) this Agreement, (ii) the Revolving Credit Notes, (iii) the ABL Intercreditor Agreement, (iv) each Guaranty and (v) the Collateral Documents, in each case as amended in accordance with this Agreement.

“Loan Parties” means, collectively, (i) the Borrowers, (ii) each Parent and (iii) each other Guarantor.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“M&T” has the meaning specified in the introductory paragraph to this Agreement.

“Master Agreement” has the meaning specified in the definition of “Swap Contract.”

“Material Adverse Effect” means (a) a material adverse effect on the business, operations, assets, liabilities (actual or contingent) or financial condition of the Parents, the Borrowers and the Restricted Subsidiaries, taken as a whole, (b) a material adverse effect on the ability of the Loan Parties (taken as a whole) to perform their respective payment obligations under any Loan Document to which any of the Loan Parties is a party or (c) a material adverse effect on the rights and remedies of the Lenders or the Agents under any Loan Document.

“Material Real Property” means (a) any real property owned by a Loan Party on the Closing Date having a fair market value in excess of $15,000,000, each of which is set forth on Schedule 1.01E and (b) any owned real property acquired by any Loan Party following the Closing Date (or owned by any Person that becomes a Loan Party after the Closing Date) located in the United States with a fair market value in excess of $15,000,000.

“Material Subsidiary” means, at any date of determination, each Restricted Subsidiary that is not an Immaterial Subsidiary (but including, in any case, any Restricted Subsidiary that has been designated as a Material Subsidiary as provided in, or that has been designated as an Immaterial Subsidiary in a manner that does not comply with, the definition of “Immaterial Subsidiary”).

“Maturity Date” means (a) with respect to the Revolving Credit Facility, August 22, 2024, (b) any maturity date related to any Extended Revolving Credit Facility, as applicable and (c) in the case of any Revolving Commitment Increase, the maturity date applicable to such Revolving Commitment Increase in accordance with the terms hereof; provided that, in each case, if any such day is not a Business Day, the Maturity Date shall be the Business Day immediately preceding such day.

“Minimum Extension Condition” has the meaning specified in Section 2.15(a).

“Minimum Tranche Amount” has the meaning specified in Section 2.15(a).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the immediately preceding six (6) years, has made or been obligated to make contributions.

“Necessary Cure Amount” has the meaning specified in Section 8.05(b).

“Net Cash Proceeds” means:

(a)               with respect to the Disposition of any asset by any Parent, any Borrower or any Restricted Subsidiary or any Casualty Event, an amount equal to the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such Disposition or Casualty Event (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and, with respect to any Casualty Event, any insurance proceeds or condemnation awards in respect of such Casualty Event actually received by or paid to or for the account of any Parent, any Borrower or any Restricted Subsidiary) over (ii) the sum of (A) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness that is secured by the asset subject to such Disposition or Casualty Event and that is required to be repaid (and is timely repaid) in connection with such Disposition or Casualty Event (other than Indebtedness under the Loan Documents and Indebtedness that is secured by Liens ranking junior to or pari passu with the Liens securing Obligations under the Loan Documents), (B) the out-of-pocket fees and expenses (including attorneys’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees) actually incurred by such Parent, such Borrower or such Restricted Subsidiary in connection with such Disposition or Casualty Event, (C) Taxes paid or reasonably estimated to be actually payable in connection therewith (including, for the avoidance of doubt, any income, withholding and other Taxes payable as a result of the distribution of such proceeds to any Borrower), and (D) any reserve for adjustment in respect of (x) the sale price of such asset or assets or purchase price adjustment established in accordance with GAAP and (y) any liabilities associated with such asset or assets and retained by any Parent, any Borrower or any Restricted Subsidiary after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or with respect to any indemnification obligations associated with such transaction, it being understood that “Net Cash Proceeds” shall include (i) any cash or Cash Equivalents received upon the Disposition of any non-cash consideration by any Parent, any Borrower or any Restricted Subsidiary in any such Disposition and (ii) upon the reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in clause (D) above or if such liabilities have not been satisfied in cash and such reserve is not reversed within 365 days after such Disposition or Casualty Event, the amount of such reserve; and

(b)              (i) with respect to the incurrence or issuance of any Indebtedness by any Parent, any Borrower or any Restricted Subsidiary, the excess, if any, of (x) the sum of the cash received in connection with such incurrence or issuance over (y) the investment banking fees, underwriting discounts, commissions, Taxes, costs and other out-of-pocket expenses and other customary expenses incurred by such Parent, any Borrower or such Restricted Subsidiary in connection with such incurrence or issuance and (ii) with respect to any Permitted Equity Issuance by any direct or indirect parent of any Parent, the amount of cash from such Permitted Equity Issuance contributed to the capital of such Parent.

“Net Orderly Liquidation Value” means the net orderly liquidation value of Eligible Inventory as set forth in the most recent Inventory Appraisal received by the Administrative Agent.

“Non-Consenting Lender” has the meaning specified in Section 3.06(d).

“Non-Extending Lender” means any Lender that elects not to participate in an Extension pursuant to Section 2.15.

“Non-Loan Party” means any Restricted Subsidiary of the Administrative Borrower that is not a Loan Party.

“Non-renewal Notice Date” has the meaning specified in Section 2.03(b)(iii).

“Notice Period” means (a) each period beginning on the date that Excess Availability shall have been less than the greater of (x) $7,000,000, and (y) 10.0% of the Line Cap, in either case, for five (5) consecutive Business Days, and ending on the date Excess Availability shall have been at least the greater of (x) $7,000,000 and (y) 10.0% of the Line Cap, in each case, for twenty (20) consecutive calendar days or (b) upon the occurrence of a Specified Event of Default, the period that such Specified Event of Default shall be continuing.

“Noticed Hedge” means Secured Hedge Obligations in respect of which the notice delivered to the Administrative Agent by the applicable Hedge Bank and the Administrative Borrower confirm that such Secured Hedging Agreement shall be deemed a “Noticed Hedge” hereunder for all purposes, including the application of Reserves and Section 8.04, so long as the establishment of a Bank Product Reserve with respect to such Secured Hedge Obligation would not result in the Borrowers exceeding the Line Cap; provided that, if the amount of Secured Hedge Obligations arising under such Secured Hedging Agreement is increased in accordance with the definition of “Secured Hedge Obligation,” then such Secured Hedge Obligations shall only constitute a Noticed Hedge to the extent that a Bank Product Reserve can be established with respect to such Secured Hedging Agreement without exceeding the Line Cap.

“Obligations” means all (x) advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party or other Subsidiary arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any other Subsidiary of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, (y) all Hedging Obligations (other than with respect to any Loan Party’s Hedging Obligations that constitute Excluded Swap Obligations) under each Secured Hedge Agreement, and (z) Cash Management Obligations. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents (and of any of their Subsidiaries to the extent they have obligations under the Loan Documents) include (a) the obligation (including guarantee obligations) to pay principal, interest, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts, in each case, payable by any Loan Party or any other Subsidiary under any Loan Document and (b) the obligation of any Loan Party or any other Subsidiary to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party or such Subsidiary. Notwithstanding the foregoing, (i) unless otherwise agreed to by the Administrative Borrower and any Hedge Bank or Cash Management Bank, the obligations of the Parents, the Borrowers or any Subsidiary under any Secured Hedge Agreement and any Cash Management Obligations shall be secured and guaranteed pursuant to the Collateral Documents and the Guarantees only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (ii) any release of Collateral or Guarantors effected in the manner permitted by this Agreement and any other Loan Document shall not require the consent of any counterparty to any Secured Hedge Agreement or of the holders of Cash Management Obligations other than in their capacity as a Lender or an Agent.

“Organization Documents” means (a) with respect to any corporation or company, the certificate or articles of incorporation, the memorandum and articles of association, any certificates of change of name and/or the bylaws; (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, declaration, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary Taxes and any other property, intangible, mortgage recording or similar Taxes which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document, excluding, in each case, any such Tax resulting from an Assignment and Assumption or transfer or assignment to or designation of a new Applicable Lending Office or other office for receiving payments under any Loan Document (an “Assignment Tax”) but only if (a) such Assignment Tax is imposed as a result of a present or former connection of the assignor or assignee with the jurisdiction imposing such Assignment Tax (other than any connection arising solely from any Loan Documents or any transactions contemplated thereby) and (b) such Assignment Tax does not arise as a result of an assignment (or designation of a new Applicable Lending Office) pursuant to a request by the Administrative Borrower under Section 3.06.

“Outstanding Amount” means (a) with respect to the Revolving Credit Loans and Swing Line Loans on any date, the outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Credit Loans (including any refinancing of outstanding Unreimbursed Amounts under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing) and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the outstanding amount thereof on such date after giving effect to any related L/C Credit Extension occurring on such date and any other changes thereto as of such date, including as a result of any reimbursements of outstanding Unreimbursed Amounts under related Letters of Credit (including any refinancing of outstanding Unreimbursed Amounts under related Letters of Credit or related L/C Credit Extensions as a Revolving Credit Borrowing) or any reductions in the maximum amount available for drawing under related Letters of Credit taking effect on such date.

“Parents” has the meaning specified in the introductory paragraph to this Agreement.

“Participant” has the meaning specified in Section 10.07(e).

“Participant Register” has the meaning specified in Section 10.07(e).

“Payment Conditions” means, at any time of determination, that (a) no Specified Event of Default has occurred and is continuing or would arise as a result of the making of the subject Specified Payment, (b) after giving Pro Forma Effect to such Specified Payment, the Fixed Charge Coverage Ratio as of the end of the most recently ended Test Period (regardless of whether a Covenant Trigger Period has occurred and is continuing) is greater than or equal to 1.0 to 1.0 calculated as if such Specified Payment (if applicable to such calculation) had been made as of the first day of such Test Period, (c) the Borrowers have Excess Availability, after giving Pro Forma Effect to such Specified Payment, calculated as of the date of such Specified Payment and for the period of the 30 calendar days immediately prior to such Specified Payment calculated during such period on an average daily basis, in excess of the greater of (A) in the case of a Restricted Payment pursuant to Section 7.06(q), (x) 15.0% of the Line Cap and (y) $10,500,000 and (B) in all other cases, (x) 12.5% of the Line Cap and (y) $8,750,000; provided, however, that the condition set forth in clause (b) above shall not be applicable if Excess Availability after giving Pro Forma Effect to such Specified Payment is as of the date of such Specified Payment and for the period of the 30 calendar days immediately prior to such Specified Payment calculated during such period on an average daily basis in excess of (A) in the case of Section 7.06(q), (x) 20.0% of the Line Cap and (y) $14,000,000 and (B) otherwise, (x) 17.5% of the Line Cap and (y) $12,250,000 and (d) the Administrative Borrower shall have delivered, in accordance with Section 6.02(g) hereof, a certificate to the Administrative Agent that the conditions contained in the foregoing clauses (a), (b) and (c) have been satisfied as of the date of such Specified Payment.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party or any ERISA Affiliate or to which any Loan Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding six (6) years.

“Permitted Acquisition” has the meaning specified in Section 7.02(j).

“Permitted Discretion” means the Administrative Agent’s reasonable credit judgment (from the perspective of an asset-based lender) in establishing reserves, exercised in good faith in accordance with customary business practices for similar asset based lending facilities, based upon its consideration of any factor that it reasonably believes (i) could materially adversely affect the quantity, quality, mix or value of Collateral (including any applicable laws that may inhibit collection of a receivable), the enforceability or priority of the Administrative Agent’s liens thereon, or the amount that the Administrative Agent, the Lenders or the L/C Issuer could receive in liquidation of any Collateral; (ii) that any collateral report or financial information delivered by any Borrower or any Guarantor is incomplete, inaccurate or misleading in any material respect; or (iii) creates an event of default. In exercising such judgment, the Administrative Agent may consider any factors that could materially increase the credit risk of lending to the Borrowers on the security of the Collateral. Any reserve established or modified by the Administrative Agent shall have a reasonable relationship to circumstances, conditions, events or contingencies which are the basis for such reserve, as reasonably determined, without duplication, by the Administrative Agent in good faith; provided that circumstances, conditions, events or contingencies existing or arising prior to the Closing Date and known to the Administrative Agent prior to the Closing Date shall not be the basis for any establishment of any reserves after the Closing Date, unless such circumstances, conditions, events or contingencies shall have changed in a material respect since the Closing Date. Notwithstanding anything to the contrary herein, (a) the amount of any such reserve or change shall have a reasonable relationship to the event, condition or other matter that is the basis for such reserve or such change, (b) no reserves or changes shall be duplicative of reserves or changes already accounted for through eligibility criteria (including collection/advance rates) and (c) no reserves shall be imposed on the first two percent (2%) of dilution of Accounts and thereafter no dilution reserve shall exceed one percent (1%) for each incremental whole percentage in dilution over two percent (2%).

“Permitted Distribution Business Disposition” the transfer of any trucks, together with related contracts and related assets of the direct store delivery network of the Administrative Borrower and other Loan Parties, together with any liabilities and obligations relating thereto; provided that (a) the book value of the assets so transferred shall not constitute, in the aggregate, greater than 15% of the book value of the assets of the Parents, the Borrowers and the Restricted Subsidiaries on a Consolidated basis as of the Closing Date and (b) the business remaining with the Loan Parties shall not be negatively impacted in any material respect by the transfer and satisfactory arrangements for replacement distribution of all inventory of the Parents, the Borrowers and the Restricted Subsidiaries shall be in place at the time of the Permitted Distribution Business Disposition.

“Permitted Equity Issuance” means any sale or issuance of any Qualified Equity Interests other than a sale or issuance the proceeds of which are designated as Excluded Contribution Amounts.

“Permitted Holders” means any of (a) any lineal descendent of William and Salie Utz, (b) any lineal descendent of Francis Xavier Rice and Arlene Utz Rice, (c) any Permitted Transferee of any of the foregoing, (d) any trust for the benefit of the foregoing (including, Michael W. Rice General Trust, Michael W. Rice 2010 GRAT, Rice Family 2011 GRAT, Rice Family 2015 GRAT, Exempt Family under the Michael W. Rice 2009 Family Trust, Non-Exempt Family Trust under the Michael W. Rice 2009 Family Trust, Jane E. Rice 2012 Special Trust, Non-Exempt Family Trust under the Michael W. Rice 2009 Family Trust, Stacie R. Lissette 2012 Generations Trust, Dylan Lissette 2012 Generations Trust, Stacie R. Lissette Primary Trust under the Rice 1998 GRAT 3, Michael W. Rice 2010 Multigenerational Trust and Michael W. Rice 2015 QTIP Trust), (e) any estate of any of the foregoing, (f) the personal representatives of any Person specified in clauses (a), (b) or (c) upon such Person’s death for the purposes of administration of such Person’s estate or upon such Person’s adjudicated incapacity for purposes of the protection and management of the assets of such Person and (g) Utz Brands, Inc., its controlled Affiliates and any successor thereto.

“Permitted Liens” means any Liens permitted by Section 7.01.

“Permitted Non-Recourse Factoring” means one or more non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such non-recourse facilities) receivables purchase facilities made available to any Parent, the Borrower or any of the Restricted Subsidiaries on then-market terms (as reasonably determined by the Borrower) in an aggregate principal amount for all such facilities not exceeding $20,000,000 at any time outstanding; provided that the receivables subject to such Permitted Non-Recourse Factoring do not originate from any Loan Party or Domestic Subsidiary and shall not be Eligible Accounts.

“Permitted Receivables Financing” means a Permitted Non-Recourse Factoring or a Permitted Recourse Receivables Financing.

“Permitted Recourse Receivables Financing” means one or more receivables purchase facilities made available to any Parent, the Borrower or any of the Restricted Subsidiaries on then-market terms (as reasonably determined by the Borrower) in an aggregate principal amount for all such facilities not exceeding $20,000,000 at any time outstanding; provided that the receivables subject to such Permitted Recourse Factoring do not originate from any Loan Party or Domestic Subsidiary and shall not be Eligible Accounts.

“Permitted Refinancing” means, with respect to any Person, any modification (other than a release of such Person), refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon, plus amounts that would otherwise be permitted under Section 7.03 (with such amounts being deemed utilization of the applicable basket or exception under Section 7.03), plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder, and as otherwise permitted under Section 7.03, (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(g), such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended, (c) to the extent such Indebtedness being so modified, refinanced, refunded, renewed or extended is secured by a Lien on the Collateral, the Lien securing such Indebtedness as modified, refinanced, refunded, renewed or extended shall not be senior in priority to the Lien on the Collateral securing the Indebtedness being modified, refinanced, refunded, renewed or extended unless otherwise permitted under this Agreement and (d) if such Indebtedness being modified, refinanced, refunded, renewed or extended is Indebtedness permitted pursuant to Section 7.03(d), (i) to the extent such Indebtedness being so modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being so modified, refinanced, refunded, renewed or extended, (ii) the terms and conditions (including, if applicable, as to collateral but excluding as to subordination, interest rate and redemption premium) of any such modified, refinanced, refunded, renewed or extended Indebtedness, taken as a whole, are not materially less favorable to the Loan Parties or the Lenders than the terms and conditions of the Indebtedness being modified, refinanced, refunded, renewed or extended (other than in the case of terms applying to periods after the then Latest Maturity Date or otherwise added for the benefit of the Lenders hereunder); provided that a certificate of a Responsible Officer of the Administrative Borrower delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Administrative Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement, shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Administrative Borrower within such five (5) Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees) and (iii) such modification, refinancing, refunding, renewal or extension is incurred by a Person who is the obligor of the Indebtedness being so modified, refinanced, refunded, renewed or extended or a Loan Party.

“Permitted Sale Leaseback” means any Sale Leaseback consummated by any Parent, any Borrower or any of the Restricted Subsidiaries after the Closing Date; provided that any such Sale Leaseback that is not between (a) a Loan Party and another Loan Party or (b) a Restricted Subsidiary that is not a Loan Party and another Restricted Subsidiary that is not a Loan Party must be, in each case, consummated for fair value as determined at the time of consummation in good faith by (i) such Parent, such Borrower or such Restricted Subsidiary and (ii) in the case of any Sale Leaseback (or series of related Sales Leasebacks) the aggregate proceeds of which exceed $40,000,000, the board of managers or directors, as applicable, of such Parent, such Borrower or such Restricted Subsidiary (which such determination may take into account any retained interest or other Investment of such Parent, such Borrower or such Restricted Subsidiary in connection with, and any other material economic terms of, such Sale Leaseback).

“Permitted Tax Distribution” means

(a)               if and for so long as any Parent or any Borrower is a member of a group filing a consolidated, combined or unitary tax return with any parent entity, any dividends or other distributions to fund any income Taxes attributable to the income of the applicable Parent, any Borrower and the Subsidiaries, in each case, for which such parent entity is liable up to an amount not to exceed with respect to such Taxes the amount of any such Taxes that the applicable Parent, any Borrower and the applicable Subsidiaries would have been required to pay on a separate company basis or on a separate consolidated group basis if the applicable Parent, any Borrower and such Subsidiaries had paid such Tax on a consolidated, combined, group, affiliated or unitary basis on behalf of an affiliated group consisting only of the applicable Parent, any Borrower and such Subsidiaries; provided that any such payment attributable to an Unrestricted Subsidiary shall be limited to the amount of any cash paid by such Unrestricted Subsidiary for such purpose to any Parent, any Borrower or any Restricted Subsidiary; and

(b)              (i) if and for so long as Parent is treated as a partnership for U.S. federal, state, provincial, territorial, and/or local income Tax purposes, any dividends or other distributions required or permitted by Section 6.2 of the Third Amended and Restated Limited Liability Company Agreement of Utz Brands Holdings, LLC, dated as of the Closing Date (as defined in the Business Combination Agreement) (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Parent LLCA”) and (ii) if there is a successor to Parent (whether by way of merger, consolidation, conversion, acquisition of substantially all of such Parent’s assets or otherwise) or if Parent becomes an entity disregarded as separate from a new parent entity, and such successor or parent has entered into an operating agreement substantially similar to the Parent LLCA, if and for so long as such successor or parent is treated as a partnership for U.S. federal, state, provincial, territorial, and/or local income Tax purposes, any dividends or other distributions required or permitted to be made by such successor or parent (or dividends or other distributions to such parent in amounts sufficient for such parent to pay dividends or make other distributions required or permitted) by the provision in such successor’s or such parent’s operating agreement that is analogous to Section 6.2 of the Parent LLCA, as applicable; provided, that such amounts described in this clause (b) shall not be in excess of the amounts required or permitted by Section 6.2 of the form of the Parent LLCA attached as Exhibit C to the Business Combination Agreement as in effect on the Third Amendment Effective Date; and

(c)               for any taxable year (or portion thereof) ending after the Closing Date for which Parent is treated as a disregarded entity for U.S. federal, state, provincial, territorial, and/or local income Tax purposes (other than as described in clause (b)(ii) above), the payment of dividends or other distributions to Parent’s direct owner(s) to fund the income Tax liability of such owner(s) (or, if a direct owner is a pass-through entity, of the indirect owner(s)) for such taxable year (or portion thereof) attributable to the operations and activities of Parent and its direct and indirect Subsidiaries, in an aggregate amount not the exceed the product of (1) the highest combined marginal U.S. federal and applicable state, provincial, territorial, and/or local statutory Tax rate (after taking into account the deductibility of U.S. state and local income Tax for U.S. federal income Tax purposes) applicable to the direct or indirect parent of Parent for the taxable year (or portion thereof) in question as reasonably determined by the Administrative Borrower using information available to it, and (2) the taxable income of Parent and its direct and indirect Subsidiaries for such taxable year (or portion thereof); provided that any such payment attributable to an Unrestricted Subsidiary shall be limited to the amount of any cash paid by such Unrestricted Subsidiary for such purpose to Parent, any Borrower or its Restricted Subsidiaries.

“Permitted Tax Restructuring” means any reorganizations and other activities related to tax planning and tax reorganization (as determined by the Administrative Borrower in good faith) entered into on or after the date hereof so long as such Permitted Tax Restructuring does not materially impair the Guarantees or the security interests of the Lenders in the aggregate and is otherwise not materially adverse to the Lenders and after giving effect to such Permitted Tax Restructuring, the Parents, the Borrowers and the Restricted Subsidiaries otherwise comply with Section 6.10.

“Permitted Transferee” means, with respect to any Person that is a natural person (and any Permitted Transferee of such Person), (x) such Person’s immediate family, including his or her spouse, ex-spouse, children, stepchildren and their respective lineal descendants and (y) any trust or other legal entity (including, through the conversion of any limited liability company into a series limited liability company) the indirect or direct beneficiary of which is such Person’s immediate family, including his or her spouse, ex-spouse, children, stepchildren or their respective lineal descendants and which is controlled by such Person.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) other than a Foreign Plan, established or maintained by any Loan Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Plan Assets” means “plan assets” within the meaning of U.S. Department of Labor Regulation 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA.

“Platform” has the meaning specified in Section 6.02.

“Post-Acquisition Period” means, with respect to any Permitted Acquisition or the conversion of any Unrestricted Subsidiary into a Restricted Subsidiary, the period beginning on the date such Permitted Acquisition or conversion is consummated and ending on the last day of the fourth full consecutive fiscal quarter immediately following the date on which such Permitted Acquisition or conversion is consummated.

“primary obligor” has the meaning assigned to such term in the definition of the term “Guarantee Obligations.”

“Pro Forma Adjustment” means, for any Test Period that includes all or any part of a fiscal quarter included in any Post-Acquisition Period, with respect to the Acquired EBITDA of the applicable Acquired Entity or Business or Converted Restricted Subsidiary or the Consolidated EBITDA of the Parents, the Borrowers and the Restricted Subsidiaries, (a) the pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, that is factually supportable and is expected to have a continuing impact, in each case as determined on a basis consistent with Article 11 of Regulation S-X of the Securities Act, as interpreted by the Securities and Exchange Commission and (b) additional good faith pro forma adjustments arising out of cost savings initiatives attributable to such transaction and additional costs associated with the combination of the operations of such Acquired Entity or Business or Converted Restricted Subsidiary with the operations of the Parents, the Borrowers and the Restricted Subsidiaries, in each case being given pro forma effect, that (i) have been realized or (ii) subject to the limitations set forth in clause (a)(viii) of the definition of Consolidated EBITDA, will be implemented following such transaction and are supportable and quantifiable and expected to be realized within the succeeding eighteen (18) months and, in each case, including, but not limited to, (w) reduction of costs related to administrative, selling or production related activities, (x) incremental earnings from selling or production-related activities, (y) reductions of costs related to leased or owned properties and (z) reductions from the consolidation of operations and streamlining of corporate overhead taking into account, for purposes of determining such compliance, the historical financial statements of the Acquired Entity or Business or Converted Restricted Subsidiary and the Consolidated financial statements of the Parents, the Borrowers and the other Subsidiaries, assuming such Permitted Acquisition or conversion, and all other Permitted Acquisitions or conversions that have been consummated during the period, and any Indebtedness or other liabilities repaid in connection therewith had been consummated and incurred or repaid at the beginning of such period (and assuming that such Indebtedness to be incurred bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the interest rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination); provided that, so long as such actions are initiated during such Post-Acquisition Period or such costs are incurred during such Post-Acquisition Period, as applicable, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, it may be assumed that such cost savings will be realizable during the entirety of such Test Period, or such additional costs, as applicable, will be incurred during the entirety of such Test Period.

“Pro Forma Basis” and “Pro Forma Effect” mean, with respect to compliance with any test hereunder (including, for the avoidance of doubt, the determination of the Payment Conditions) for an applicable period of measurement, that (A) to the extent applicable, the Pro Forma Adjustment shall have been made and (B) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement (as of the last date in the case of a balance sheet item) in such test: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of a Disposition of all or substantially all Equity Interests in any Restricted Subsidiary or any division, product line, or facility used for operations of any Parent, the Borrowers or any of the Restricted Subsidiaries, shall be excluded, and (ii) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction,” shall be included, (b) any retirement of Indebtedness, and (c) any Indebtedness incurred or assumed by any Parent, the Borrowers or any of the Restricted Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided that, without limiting the application of the Pro Forma Adjustment pursuant to clause (A) above, the foregoing pro forma adjustments may be applied to any such test solely to the extent that such adjustments are consistent with the definition of Consolidated EBITDA and give effect to events (including operating expense reductions) that are (as determined by the Administrative Borrower in good faith) (i) (x) directly attributable to such transaction, (y) expected to have a continuing impact on the Parents, the Borrowers and the Restricted Subsidiaries and (z) factually supportable or (ii) otherwise consistent with the definition of Pro Forma Adjustment.

“Proposed Acquisition” has the meaning specified in the definition of “Borrowing Base.”

“Proposed Target” has the meaning specified in the definition of “Borrowing Base.”

“Protective Advances” means an overadvance made or deemed to exist by the Administrative Agent, in its discretion, which:

(a)              is made to maintain, protect or preserve the Collateral and/or the Loan Parties’ rights under the Loan Documents or which is otherwise for the benefit of the Loan Parties; or

(b)              is made to enhance the likelihood of, or to maximize the amount of, repayment of any Obligation; or

(c)               is made to pay any other amount chargeable to any Loan Party hereunder; and

(d)              together with all other Protective Advances then outstanding, shall not (i) exceed ten percent (10%) of the Borrowing Base at any time or (ii) unless a liquidation is taking place, remain outstanding for more than thirty (30) consecutive Business Days, unless in each case, the Required Lenders otherwise agree.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Company Costs” has the meaning assigned to such term in the definition of the term “Consolidated EBITDA”.

“Public Lender” has the meaning specified in Section 6.02.

“QFC Credit Support” has the meaning specified in Section 10.27.

“Qualified Equity Interests” means any Equity Interests of any Parent (or of the Administrative Borrower or any Intermediate Holding Company or any direct or indirect parent of any Parent), in each case, that are not Disqualified Equity Interests.

“Qualifying IPO” means any transaction or series of transactions that results in any of the common Equity Interests of the Administrative Borrower or any direct or indirect parent company of the Administrative Borrower being publicly traded on any United States national securities exchange or over-the-counter market or any analogous exchange or any recognized securities exchange in Canada, the United Kingdom or any country of the European Union.

“Recipient” means the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Refinancing” means the repayment in full, termination of all commitments and release of all liens under the Existing Credit Agreement.

“Register” has the meaning specified in Section 10.07(d).

“Release” means any release, spill, emission, discharge, deposit, disposal, leaking, pumping, pouring, dumping, emptying, injection, migration or leaching on, into or through the Environment or into, from or through any building, structure or facility.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York for the purpose of recommending a benchmark rate to replace LIBOR in loan agreements similar to this Agreement.

“Rent and Charges Reserve” means the aggregate of (a) a reserve equal to all past due rent and other amounts owing by a Borrower to any landlord, warehouseman, bailee or other Person who possesses any Collateral otherwise constituting Eligible Inventory or could assert a Lien on any Collateral otherwise constituting Eligible Inventory; and (b) a reserve equal to two months’ rent and other charges that could be payable to any such Person; provided that the Rent and Charges Reserve with respect to any location for which a Collateral Access Agreement has been executed shall be zero.

“Reportable Event” means, with respect to any Pension Plan, any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty (30) day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Revolving Credit Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, two or more Lenders having more than 50% of the sum of the (a) Total Outstandings (with the aggregate outstanding amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments and Extended Revolving Credit Commitments; provided that the unused Revolving Credit Commitment or Extended Revolving Credit Commitments of, and the portion of the Total Outstandings held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders; provided, further, that if at the date of determination there exists only one Lender, then such Lender shall constitute the Required Lenders.

“Reserves” means, without duplication of any other reserves or items that are otherwise addressed or excluded through eligibility criteria, such reserves as the Administrative Agent from time to time determines in its Permitted Discretion as being appropriate (a) to reflect the impediments to the Agents’ ability to realize upon the Collateral, (b) to reflect claims and liabilities that the Administrative Agent determines will need to be satisfied in connection with the realization upon the Collateral or (c) to reflect criteria, events, conditions, contingencies or risks which adversely affect any component of the Borrowing Base, the Collateral or the validity or enforceability of this Agreement or the other Loan Documents or any material remedies of the Secured Parties hereunder or thereunder. Reserves may include, assuming they meet the criteria set forth in preceding sentence, reserves based on: (i) outstanding Taxes and other governmental charges, including, ad valorem, real estate, personal property, sales and other Taxes for which a Lien exists having a priority over the interests of the Collateral Agent in the ABL Priority Collateral; (ii) salaries, wages and benefits due to employees of any Borrower or any Guarantor for which a Lien exists having a priority over the interests of the Collateral Agent in the ABL Priority Collateral, (iii) reserves in respect of Cash Management Obligations, provided that reserves of the type described in this clause (iii) in respect of such Cash Management Obligations shall require the consent of the Administrative Borrower; (iv) outstanding mechanics’ liens or claims; (v) Bank Product Reserves; (vi) Liens or trusts established pursuant to the Perishable Agricultural Commodities Act of 1930; (vii) Rent and Charges Reserves; and (viii) additional reserves in the Administrative Agent’s Permitted Discretion.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer, assistant treasurer, or other similar officer or director of a Loan Party and, as to any document delivered on the Closing Date, any secretary or assistant secretary of a Loan Party and, as to any document delivered on the Closing Date, any secretary or assistant secretary of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest in any Parent, any Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the holders of Equity Interests of any Parent.

“Restricted Subsidiary” means any Subsidiary of any Parent (other than a Borrower) other than an Unrestricted Subsidiary.

“Revolving Commitment Increase” has the meaning specified in Section 2.14(a).

“Revolving Credit Borrowing” means a borrowing of a Revolving Credit Loan pursuant to Section 2.01(a).

“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrowers pursuant to Section 2.01, (b) purchase participations in L/C Obligations in respect of Letters of Credit and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Revolving Credit Commitment” or in the Assignment and Assumption, Incremental Agreement or Extension Agreement pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate Revolving Credit Commitments of all Revolving Credit Lenders shall be $100,000,000 on the Closing Date, as such amount may be adjusted from time to time in accordance with the terms of this Agreement.

“Revolving Credit Exposure” means, as to each Lender, the sum of the Outstanding Amount of such Lender’s Revolving Credit Loans, its Applicable Percentage of the L/C Obligations and its Applicable Percentage of the Swing Line Loan Obligations at such time.

“Revolving Credit Facility” means the Revolving Credit Commitments and the extensions of credit made thereunder.

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment or that holds Revolving Credit Loans at such time.

“Revolving Credit Loan” has the meaning specified in Section 2.01(a).

“Revolving Credit Note” means, if requested, a promissory note of any Borrower or Borrowers payable to any Revolving Credit Lender or its registered assigns, in substantially the form of Exhibit B hereto with appropriate insertions, evidencing the aggregate Indebtedness of the Borrower or Borrowers to such Revolving Credit Lender resulting from any class of Revolving Credit Loans made by such Revolving Credit Lender.

“Revolving Credit Termination Date” means the earliest of (a) the Maturity Date, (b) the date of termination of all of the Revolving Credit Commitments pursuant to Section 2.05 and (c) the date on which the Obligations become due and payable pursuant to Section 10.02.

“RILP” means Rice Investments, L.P.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., and any successor thereto.

“Sale Leaseback” means any transaction or series of related transactions pursuant to which any Parent, any Borrower or any of the Restricted Subsidiaries (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed.

“Sanctions Laws and Regulations” means any sanctions or related requirements imposed by the USA PATRIOT Act, the Executive Order No. 13224 of September 23, 2001, entitled Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), the U.S. International Emergency Economic Powers Act (50 U.S.C. §§ 1701 et seq.), the U.S. Trading with the Enemy Act (50 U.S.C. App. §§ 2 et seq.), the U.S. Syria Accountability and Lebanese Sovereignty Act, the U.S. Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010 or the Iran Sanctions Act, Section 1245 of the National Defense Authorization Act of 2012, all as amended, or any of the foreign assets control regulations (including but not limited to 31 C.F.R., Subtitle B, Chapter V, as amended) or any other law or executive order relating thereto administered by the U.S. Department of the Treasury Office of Foreign Assets Control or the U.S. Department of State enacted in the United States after the date of this Agreement.

“Scheduled Unavailability Date” has the meaning specified in Section 1.10.

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Second Lien Credit Agreement” means the Second Lien Term Loan Credit Agreement dated as of the date hereof among the Parents, the Administrative Borrower, Bank of America, as administrative agent, and the several banks and other financial institutions from time to time party thereto, as such agreement may be amended, supplemented, waived or otherwise modified from time to time to the extent permitted hereunder and any Permitted Refinancing thereof (unless such agreement, instrument or document expressly provides that it is not intended to be and is not the Second Lien Credit Agreement), in each case to the extent permitted hereunder.

“Second Lien Facility” means the collective reference to the Second Lien Credit Agreement, any Loan Documents (as defined therein), any notes and letters of credit issued pursuant thereto and any guarantee, security agreement, patent, trademark or copyright security agreements, mortgages, letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, and other instruments and documents, executed and delivered pursuant to or in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time to the extent permitted hereunder and any Permitted Refinancing thereof (unless such agreement, instrument or document expressly provides that it is not intended to be and is not the Second Lien Facility), in each case to the extent permitted hereunder.

“Second Lien Lenders” means the “Lenders” under the Second Lien Credit Agreement.

“Second Lien Loan Documents” means, collectively, (i) the Second Lien Credit Agreement and (ii) the security documents, intercreditor agreements (including the Term Intercreditor Agreement), guarantees, joinders and other agreements or instruments executed in connection with the Second Lien Facility or such other agreements, in each case, as amended, modified, supplemented, substituted, replaced, restated or refinanced, in whole or in part, from time to time including in connection with a Permitted Refinancing of the Second Lien Facility.

“Second Lien Obligations” means “Obligations” as defined in the Second Lien Credit Agreement as in effect on the date hereof.

“Secured Cash Management Agreement” means any agreement relating to Cash Management Services that is entered into by and between any Borrower or any Restricted Subsidiary and a Cash Management Bank and designated in writing by the Cash Management Bank and such Loan Party to the Administrative Agent as a “Secured Cash Management Agreement.”

“Secured Hedge Agreement” means any Swap Contract permitted under Section 7.03(g) that is entered into by and between any Loan Party or any Restricted Subsidiary and any Hedge Bank and designated in writing by the Hedge Bank and such Loan Party to the Administrative Agent as a “Secured Hedge Agreement.” Such designation in writing by the Hedge Bank and the applicable Loan Party (or any subsequent written notice by the Hedge Bank to the Administrative Agent) may further designate with the consent of the Administrative Borrower any Secured Hedge Agreement as being a “Noticed Hedge” as defined under this Agreement.

“Secured Hedge Obligations” means obligations under any Secured Hedge Agreement up to the maximum amount (in the case of any Hedge Bank other than Bank of America and its Affiliates so long as Bank of America is the Administrative Agent) reasonably specified by such Hedge Bank and any Loan Party or any Restricted Subsidiary in writing to the Agent, which amount may be established or increased (by further written notice to the Administrative Agent from time to time).

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lead Arrangers, the Lenders, the Cash Management Bank, the Hedge Banks, the Supplemental Administrative Agent and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.01(c).

“Securities Account” means any securities account maintained by the Loan Parties, including any “security accounts” under Article 9 of the UCC. All funds in such Securities Accounts (other than Excluded Accounts) shall be conclusively presumed to be Collateral and proceeds of Collateral and the Agent and the Lenders shall have no duty to inquire as to the source of the amounts on deposit in the Securities Accounts, subject to this Agreement, the Security Agreement and the Intercreditor Agreement.

“Securities Account Control Agreement” means an effective securities account control agreement with an Approved Securities Intermediary, in each case in the form set forth as an exhibit to the Security Agreement or otherwise in form and substance reasonably satisfactory to the Administrative Agent.

“Securities Act” means the Securities Act of 1933.

“Security Agreement” means, collectively, the Security Agreement executed by the Loan Parties party thereto on the Closing Date substantially in the form of Exhibit G-3 as supplemented by any Security Agreement Supplement executed and delivered pursuant to Section 6.10.

“Security Agreement Supplement” means a supplement to any Security Agreement as contemplated by such Security Agreement.

“Senior Secured Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Total Debt secured by the Collateral (b) Consolidated EBITDA of the Parents, the Borrowers and the Restricted Subsidiaries for such Test Period.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s website (or any successor source) and, in each case, that has been selected or recommended by the Relevant Governmental Body.

“SOFR-Based Rate” means SOFR or Term SOFR.

“Sold Entity or Business” has the meaning specified in the definition of the term “Consolidated EBITDA.”

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (i) the fair value of the property of such Person is greater than the total amount of debts and liabilities, contingent, subordinated or otherwise, of such Person, (ii) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the liability of such Person on its debts as they become absolute and matured, (iii) such Person will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as they become absolute and matured and (iv) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital; provided that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPC” has the meaning specified in Section 10.07(h).

“Specified Assets” means non-core assets having an aggregate fair market value (as determined in good faith by the Administrative Borrower) that is not in excess of $15,000,000.

“Specified Communications” has the meaning set forth in Section 10.02(g).

“Specified Dispositions” means a Disposition of Specified Assets.

“Specified Event of Default” means (a) the Borrowing Base Certificate being materially inaccurate or (b) the occurrence of any Event of Default specified in Section 8.01(a), Section 8.01(b)(i) (due to a failure to comply with Section 6.16), Section 8.01(b)(ii) or Section 8.01(b)(iv), Section 8.01(f) or Section 8.01(g).

“Specified Existing Revolving Credit Commitment Class” has the meaning specified in Section 2.15(f).

“Specified Payment” means any Investment (including a Permitted Acquisition), incurrence of Indebtedness, Restricted Payment or payment made pursuant to Section 7.08 that, in each case, is subject to the satisfaction of the Payment Conditions.

“Specified Transaction” means any Investment, Disposition, incurrence or repayment of Indebtedness, Restricted Payment, Subsidiary designation or Revolving Commitment Increase that by the terms of this Agreement requires such test to be calculated on a “Pro Forma Basis” or after giving “Pro Forma Effect”; provided at the Administrative Borrower’s sole election that any such Specified Transaction (other than a Restricted Payment or any other transaction requiring satisfaction of the Payment Conditions) having an aggregate value of less than $10,000,000 shall not be calculated on a “Pro Forma Basis” or after giving “Pro Forma Effect.”

“SRS Leasing Parent” has the meaning specified in the introductory paragraph to this Agreement.

“Subject Parent” has the meaning specified in Section 7.04(h).

“Subordinated Debt” means Indebtedness incurred by a Loan Party that is subordinated in right of payment to the prior payment of all Obligations of such Loan Party under the Loan Documents.

“Subordinated Debt Documents” means any agreement, indenture or instrument pursuant to which any Subordinated Debt is issued, in each case as amended to the extent permitted under the Loan Documents.

“Subsidiary” of a Person means a corporation, company, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of any Parent.

“Subsidiary Guarantor” means, collectively, the Subsidiaries of any Parent (other than a Borrower) that are Guarantors.

“Successor Borrower” has the meaning specified in Section 7.04(d).

“Successor Holdings” has the meaning specified in Section 7.04(h).

“Supermajority Lenders” means, as of any date of determination, Lenders having more than 66.7% of the sum of the (a) Total Outstandings (with the aggregate outstanding amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments and Extended Revolving Credit Commitments; provided that the unused Revolving Credit Commitment or Extended Revolving Credit Commitments of, and the portion of the Total Outstandings held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Supplemental Administrative Agent” has the meaning specified in Section 9.13(a) and “Supplemental Administrative Agents” shall have the corresponding meaning.

“Supported QFC” has the meaning specified in Section 10.27.

“Surviving Indebtedness” means Indebtedness of any Parent, any Borrower or any of the other Subsidiaries outstanding immediately after giving effect to the Refinancing.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark to market value(s) for such Swap Contracts, as determined by the Hedge Bank (or the Administrative Borrower, if no Hedge Bank is party to such Swap Contract) in accordance with the terms thereof and in accordance with customary methods for calculating mark-to-market values under similar arrangements by the Hedge Bank (or the Administrative Borrower, if no Hedge Bank is party to such Swap Contract).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Facility” means the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.04.

“Swing Line Lender” means Bank of America, in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit A-2.

“Swing Line Obligations” means, as at any date of determination, the aggregate principal amount of all Swing Line Loans outstanding.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $15,000,000 and (b) the aggregate principal amount of the Revolving Credit Commitments. The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Commitments.

“Taxes” means all present or future taxes, duties, levies, imposts, deductions, assessments, withholdings or similar charges in the nature of a tax imposed by any Governmental Authorities, and all liabilities (including additions to tax, penalties and interest) with respect thereto.

“Term Intercreditor Agreement” means the Term Intercreditor Agreement dated as of the date hereof among Bank of America, as collateral agent under the First Lien Credit Agreement, Bank of America, as collateral agent under the Second Lien Credit Agreement and the representatives for purposes thereof for holders of one or more other classes of Indebtedness, the Administrative Borrower and the other parties thereto, as amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof and of this Agreement, and which shall also include any replacement intercreditor agreement entered into in accordance with the terms hereof.

“Term Loans” means the “Term Loans” as defined in the First Lien Credit Agreement or the Second Lien Credit Agreement, as applicable.

“Term Priority Collateral” means all the “Term Priority Collateral” as defined in the ABL Intercreditor Agreement.

“Term SOFR” means the forward-looking term rate for any period that is approximately (as determined by the Administrative Agent) as long as any of the Interest Period options set forth in the definition of “Interest Period” and that is based on SOFR and that has been selected or recommended by the Relevant Governmental Body, in each case as published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion.

“Test Period” means, at any date of determination, the most recently completed four consecutive fiscal quarters of any Borrower ending on or prior to such date for which financial statements have been or are required to be delivered pursuant to Section 6.01(a) or 6.01(b).

“Third Amendment Effective Date” means July 23, 2020.

“Threshold Amount” means $20,000,000.

“Total Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Total Debt as of the last day of such Test Period to (b) Consolidated EBITDA of the Parents, the Borrowers and the Restricted Subsidiaries for such Test Period.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Transaction” means, collectively, (a) the execution and delivery of the Loan Documents and the funding of the Revolving Credit Loans and the Letters of Credit hereunder, (b) the execution and delivery of the First Lien Loan Documents and the funding of the Initial Term Loans (as defined in the First Lien Credit Agreement) under the First Lien Facility on the Closing Date, (c) the execution and delivery of the Second Lien Loan Documents and the funding of the Initial Term Loans (as defined in the Second Lien Credit Agreement) under the Second Lien Facility on the Closing Date, (d) the Closing Date Restricted Payment, (e) the Refinancing and (f) the payment of Transaction Expenses.

“Transaction Expenses” means any fees or expenses incurred or paid by any Parent, the Borrowers, or any Restricted Subsidiary in connection with the Transaction and the transactions contemplated in connection therewith.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.

“U.S. Special Resolution Regimes” has the meaning specified in Section 10.27.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“UM-R Parent” has the meaning specified in the introductory paragraph to this Agreement.

“UM-U Parent” has the meaning specified in the introductory paragraph to this Agreement.

“Unaudited Financial Statements” means (i) the unaudited Consolidated balance sheet of the Parents and their respective Subsidiaries for the fiscal quarters ended on the Sunday closest to March 31, 2017 and the Sunday closest to June 30, 2017 and (ii) the related unaudited Consolidated statements of income, equity and cash flows for such fiscal quarter.

“Undisclosed Administration” means in relation to a Lender or its parent company the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or such parent company is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed.

“Unfinanced Capital Expenditures” means, with respect to any Person and for any period, Capital Expenditures made by such Person during such period that are not Financed Capital Expenditures.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“United States Tax Compliance Certificate” has the meaning specified in Section 3.01(f)(ii)(C).

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unrestricted Subsidiary” means (i) each Subsidiary of any Parent listed on Schedule 1.01B, (ii) any Subsidiary of any Parent designated by the Administrative Borrower as an Unrestricted Subsidiary pursuant to Section 6.13 subsequent to the date hereof, provided that no Intermediate Holding Company or any Borrower may be designated as an Unrestricted Subsidiary, and (iii) any Subsidiary of an Unrestricted Subsidiary.

“Unused Commitment Fee” has the meaning specified in Section 2.09(a).

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly-owned Subsidiaries of such Person. RILP shall be deemed to be a Wholly-Owned Subsidiary of UM-R Parent.

“Withdrawal Liability” means the liability of a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02            Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)           The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(i)                The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii)               Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(iii)              The term “including” is by way of example and not limitation.

(iv)              The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(b)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(c)           Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

Section 1.03              Accounting Terms.

(a)            All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b)           Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test contained in this Agreement with respect to any period during which any Specified Transaction occurs, the Fixed Charge Coverage Ratio, the Total Leverage Ratio and the Senior Secured Leverage Ratio shall be calculated with respect to such period and such Specified Transaction on a Pro Forma Basis.

(c)           Where reference is made to “the Parents, the Borrowers and the Restricted Subsidiaries on a consolidated basis” or similar language, such consolidation shall not include any Subsidiaries of any Parent other than Restricted Subsidiaries.

(d)           In the event that the Administrative Borrower elects to prepare its financial statements in accordance with IFRS and such election results in a change in the method of calculation of financial covenants, standards or terms (collectively, the “Accounting Changes”) in this Agreement, the Administrative Borrower and the Administrative Agent agree to enter into good faith negotiations in order to amend such provisions of this Agreement (including the levels applicable herein to any computation of the Fixed Charge Coverage Ratio, the Total Leverage Ratio and the Senior Secured Leverage Ratio) so as to reflect equitably the Accounting Changes with the desired result that the criteria for evaluating the Parents’ and the Borrowers’ financial condition shall be substantially the same after such change as if such change had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrowers, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed in accordance with GAAP (as determined in good faith by a Responsible Officer of the Administrative Borrower) (it being agreed that the reconciliation between GAAP and IFRS used in such determination shall be made available to Lenders) as if such change had not occurred.

Section 1.04              Rounding. Any financial ratios required to be satisfied in order for a specific action to be permitted under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.05            References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by any Loan Document; (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law; and (c) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns.

Section 1.06             Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.07             Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

Section 1.08             Currency Equivalents Generally.

(a)           Any amount specified in this Agreement (other than in Article II, Article IX and Article X or as set forth in paragraph (b) or (c) of this Section) or any of the other Loan Documents to be in Dollars shall also include the dollar equivalent of such amount in any currency other than Dollars.

(b)           Notwithstanding the foregoing, for purposes of determining compliance with Section 7.01, 7.02 and 7.03 with respect to any amount of any Liens, Indebtedness or Investment in a currency other than Dollars, no Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Lien, Indebtedness or Investment is incurred; provided that, for the avoidance of doubt, the foregoing provisions of this Section 1.08 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or Investment may be incurred at any time under such Sections.

(c)           For purposes of determining compliance under Section 7.02, Section 7.05 and Section 7.06, any amount in a currency other than Dollars will be converted to Dollars in a manner consistent with that used in calculating net income in the annual financial statements delivered pursuant to Section 6.01(a); provided, however, that the foregoing shall not be deemed to apply to the determination of any amount of Indebtedness.

(d)           For purposes of determining compliance with any restriction on the incurrence of Indebtedness, the Dollar equivalent of the principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased.

Section 1.09              Certain Calculations and Tests.

(a)           Notwithstanding anything in this Agreement or any Loan Document to the contrary, when calculating any applicable ratio, the testing of the Payment Conditions (other than any Excess Availability requirement therein) or determining other compliance with this Agreement (including the determination of compliance with any provision of this Agreement (other than Section 4.02) which requires that no Default or Event of Default has occurred, is continuing or would result therefrom) in connection with a Specified Transaction undertaken in connection with the consummation of a Limited Condition Transaction, the date of determination of such ratio or other applicable covenant, testing of the Payment Conditions (other than any Excess Availability requirement therein) and determination of whether any Default or Event of Default has occurred, is continuing or would result therefrom or other applicable covenant shall, at the option of the Administrative Borrower (the Administrative Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCA Election”), be deemed to be either (i) the date that the definitive agreements for such Limited Condition Transaction are entered into or (ii) solely in connection with an acquisition to which the United Kingdom City Code on Takeovers and Mergers (the “City Code”) applies, the date on which a “Rule 2.7 announcement” of a firm intention to make an offer in respect of a target company is made in compliance with the City Code (in each case, the “LCA Test Date”) and if, after such ratios and other provisions are measured on a Pro Forma Basis after giving effect to such Limited Condition Transaction and the other Specified Transactions to be entered into in connection therewith and the use of proceeds thereof as if they occurred at the beginning of the four consecutive fiscal quarter period being used to calculate such financial ratio ending prior to the LCA Test Date, the Borrowers could have taken such action on the relevant LCA Test Date in compliance with such ratios and provisions, such provisions shall be deemed to have been complied with. For the avoidance of doubt, (x) if any of such ratios are exceeded as a result of fluctuations in such ratio (including due to fluctuations in Consolidated EBITDA of the Parents, the Borrowers and the Restricted Subsidiaries) at or prior to the consummation of the relevant Limited Condition Transaction, such ratios and other provisions will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the Limited Condition Transaction is permitted hereunder and (y) such ratios and other provisions shall not be tested at the time of consummation of such Limited Condition Transaction or related Specified Transactions. If the Administrative Borrower has made an LCA Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio or basket availability with respect to any other Specified Transaction on or following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement for, or “Rule 2.7 announcement” in respect of, as applicable, such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated.

(b)           Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that does not require compliance with a financial ratio or test (including, without limitation, pro forma compliance with any Fixed Charge Coverage Ratio, any Total Leverage Ratio test, any Senior Secured Leverage Ratio test (any such amounts, the “Fixed Amounts”)) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with any such financial ratio or test (any such amounts, the “Incurrence Based Amounts”), it is understood and agreed that (i) the Fixed Amounts (and any cash proceeds thereof) and (ii) any Indebtedness resulting from borrowings under this Agreement which occur concurrently or substantially concurrently with the incurrence of the Incurrence Based Amounts shall, in each case, be disregarded in the calculation of the financial ratio or test applicable to the Incurrence Based Amounts in connection with such substantially concurrent incurrence, except that incurrences of Indebtedness and Liens constituting Fixed Amounts shall be taken into account for purposes of Incurrence Based Amounts contained in Section 7.01 or Section 7.03.

Section 1.10              LIBOR Discontinuation. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Administrative Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to Borrowers) that the Administrative Borrower or Required Lenders (as applicable) have determined, that:

(a)            adequate and reasonable means do not exist for ascertaining LIBOR for any requested Interest Period, including, without limitation, because the LIBOR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(b)           the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which LIBOR or the LIBOR Screen Rate shall no longer be made available, or used for determining the interest rate of loans, provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide LIBOR after such specific date (such specific date, the “Scheduled Unavailability Date”); or

(c)           syndicated loans currently being executed, or that include language similar to that contained in this Section 1.10, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR, then, reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and the Administrative Borrower may amend this Agreement solely for the purpose of replacing LIBOR in accordance with this Section 1.10 with (x) one or more SOFR-Based Rates or (y) another alternate benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such alternative benchmarks and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated (the “Adjustment;” and any such proposed rate, a “LIBOR Successor Rate”), and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Administrative Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders (A) in the case of an amendment to replace LIBOR with a rate described in clause (x), object to the Adjustment; or (B) in the case of an amendment to replace LIBOR with a rate described in clause (y), object to such amendment; provided that for the avoidance of doubt, in the case of clause (A), the Required Lenders shall not be entitled to object to any SOFR-Based Rate contained in any such amendment. Such LIBOR Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such LIBOR Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

If no LIBOR Successor Rate has been determined and the circumstances under clause (a) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Administrative Borrower and each Lender.  Thereafter, (x) the obligation of the Lenders to make or maintain Eurocurrency Rate Loans shall be suspended, (to the extent of the affected Eurocurrency Rate Loans or Interest Periods), and (y) the Eurocurrency Rate component shall no longer be utilized in determining the Base Rate.  Upon receipt of such notice, the Administrative Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans (to the extent of the affected Eurocurrency Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans (subject to the foregoing clause (y)) in the amount specified therein.

Notwithstanding anything else herein, any definition of LIBOR Successor Rate shall provide that in no event shall such LIBOR Successor Rate be less than zero for purposes of this Agreement.

In connection with the implementation of a LIBOR Successor Rate, the Administrative Agent will have the right to make LIBOR Successor Rate Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such LIBOR Successor Rate Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such LIBOR Successor Conforming Changes to the Lenders reasonably promptly after such amendment becomes effective.

Section 1.11             Additional Borrowers. Notwithstanding anything in Section 10.01 to the contrary, following the Closing Date, the Administrative Borrower may request that one or more of its Subsidiaries that is a Wholly-Owned Domestic Restricted Subsidiary be added as an additional Borrower under this Agreement by delivering to the Administrative Agent an Additional Borrower Agreement executed by such Subsidiary and the Administrative Borrower.  Such Subsidiary shall for all purposes of this Agreement be a Borrower hereunder after the latest of (i) five (5) Business Days (or such shorter period as the Administrative Agent shall agree) after delivery of such Additional Borrower Agreement and (ii) receipt by the Lenders and the Administrative Agent of such documentation and other information reasonably requested by the Lenders or the Administrative Agent for purposes of complying with all necessary “know your customer” or other similar checks under all applicable laws and regulations without any written objection submitted by the Lenders or the Administrative Agent within five (5) Business Days of the date of receipt of such documentation and other information.  Any obligations in respect of Borrowings by any Borrower under this Agreement will constitute “Obligations” for all purposes of the Loan Documents.  Promptly following receipt of any Additional Borrower Agreement the Administrative Agent shall send a copy thereof to each Lender.

Article II

The Commitments and Credit Extensions

Section 2.01               Revolving Credit Loans.

(a)           On the terms and subject to the conditions contained in this Agreement, each Lender severally agrees to make loans in Dollars (each, a “Revolving Credit Loan”) to the Borrowers from time to time on any Business Day during the period from the Closing Date until the Revolving Credit Termination Date in an aggregate principal amount at any time outstanding for all such loans by such Lender not to exceed such Lender’s Revolving Credit Commitment; provided, however, that at no time shall any Lender be obligated to make a Revolving Credit Loan in excess of such Lender’s Applicable Percentage of the Line Cap. Within the limits of the Revolving Credit Commitment of each Lender, amounts of Loans repaid may be reborrowed under this Section 2.01.

(b)           Subject to the limitations set forth below (and notwithstanding anything to the contrary in Section 4.02), the Administrative Agent is authorized by the Borrowers and the Lenders, from time to time in the Administrative Agent’s sole discretion (but shall have absolutely no obligation), to make Revolving Credit Loans to the Borrowers, on behalf of all Lenders at any time that any condition precedent set forth in Section 4.02 has not been satisfied or waived, which the Administrative Agent, in its Permitted Discretion, deems necessary or desirable for the purposes specified in the definition of “Protective Advances”. Any Protective Advance may be made in a principal amount that would cause the aggregate Revolving Credit Exposure to exceed the Borrowing Base; provided that the aggregate amount of outstanding Protective Advances plus the aggregate of all other Revolving Credit Exposure shall not exceed the Aggregate Commitments. Protective Advances may be made even if the conditions precedent set forth in Section 4.02 have not been satisfied or waived. Each Protective Advance shall be secured by the Liens in favor of the Collateral Agent in and to the Collateral and shall constitute Obligations hereunder. The Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof. The making of a Protective Advance on any one occasion shall not obligate the Administrative Agent to make any Protective Advance on any other occasion. Protective Advances shall bear interest at the rate applicable from time to time to Revolving Credit Loans that are Base Rate Loans. At any time that the conditions precedent set forth in Section 4.02 have been satisfied or waived, the Administrative Agent may request the Lenders to make a Revolving Credit Loan to repay a Protective Advance. At any other time, the Administrative Agent may require the Lenders to fund their risk participations described in Section 2.01(c).

(c)           Upon the making of a Protective Advance by the Administrative Agent (whether before or after the occurrence of a Default), each Lender shall be deemed, without further action by any party hereto, unconditionally and irrevocably to have purchased from the Administrative Agent without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Applicable Percentage. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Protective Advance.

(d)           Except as set forth in clause (b) above with respect to Protective Advances, each Borrowing shall be comprised entirely of Base Rate Loans or Eurocurrency Rate Loans as the Borrowers may request in accordance herewith.

Section 2.02              Borrowings, Conversions and Continuations of Loans.

(a)            Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Administrative Borrower’s notice (which shall be revocable for a Borrowing so long as the Borrowers agree to comply with the applicable provisions of Section 3.04 upon any such revocation) to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 1:00 p.m., New York City time, (i) three (3) Business Days prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans or any conversion of Base Rate Loans to Eurocurrency Rate Loans and (ii) the requested date of any Borrowing of Base Rate Loans or any conversion of Eurocurrency Rate Loans to Base Rate Loans; provided that notwithstanding the foregoing, notice must only be given by 1:00 p.m., New York City time, on the date of Borrowing in the case of any Borrowing on any Incremental Facility Closing Date. Each telephonic notice by the Administrative Borrower pursuant to this Section 2.02(a) must be confirmed promptly by hand delivery, telecopy or electronic transmission to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Administrative Borrower. Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrowers are requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto and (vi) the location and number of the Borrowers’ account(s) to which funds are to be disbursed, which shall comply with the requirements of Section 2.02(b). If a Borrower fails to specify a Type of Loan in a Committed Loan Notice, then the applicable Loans shall be made as Eurocurrency Rate Loans with an Interest Period of one month. If a Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as the same Type of Loan, and if applicable, with the same Interest Period, as such Loans. If a Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month. For the avoidance of doubt, the Borrowers and Lenders acknowledge and agree that any conversion or continuation of an existing Loan shall be deemed to be a continuation of that Loan with a converted interest rate methodology and not a new Loan.

(b)           Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Class of Loans, and if no timely notice of a conversion or continuation is provided by the Administrative Borrower, the Administrative Agent shall notify each Lender of the details of such Loans as described in Section 2.02(a). In the case of each Borrowing, each Appropriate Lender shall make (or cause its Applicable Lending Office to make) the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 3:00 p.m., New York City time, on the Business Day specified in the applicable Committed Loan Notice; provided, that on the Closing Date (or, with respect to any Revolving Commitment Increase, on the relevant Incremental Facilities Closing Date), such funds may be made available at such earlier time as may be agreed among the relevant Lenders, the Borrowers and the Administrative Agent for the purpose of consummating the Transactions (or any transactions to occur on any Incremental Facility Closing Date). Upon satisfaction of the applicable conditions set forth in Section 4.02 to the extent applicable (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrowers in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrowers on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to the Administrative Agent by the Borrowers.

(c)           Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan unless the Borrowers pay the amount due, if any, under Section 3.04 in connection therewith. During the existence of an Event of Default, the Administrative Agent or the Required Lenders may require that (i) no Loans may be converted to or continued as Eurocurrency Rate Loans, (ii) no outstanding Loans may be continued for an Interest Period of more than one month’s duration and/or (iii) unless repaid, each Eurocurrency Rate Loan shall be converted to a Base Rate Loan at the end of the Interest Period applicable thereto.

(d)           The Administrative Agent shall promptly notify the Borrowers and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. The determination of the Eurocurrency Rate by the Administrative Agent shall be conclusive in the absence of manifest error.

(e)           Anything in subsections (a) to (d) above to the contrary notwithstanding, after giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect for Borrowings (which number of Interest Periods may be increased by agreement between the Administrative Borrower and the Administrative Agent in connection with any Incremental Revolving Credit Facility or Extended Revolving Credit Facility).

(f)            [Reserved].

(g)           Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing, or, in the case of any Borrowing of Base Rate Loans, prior to 1:00 p.m., New York City time, on the date of such Borrowing, that such Lender will not make available to the Administrative Agent such Lender’s Applicable Percentage of such Borrowing, the Administrative Agent may assume that such Lender has made such Applicable Percentage available to the Administrative Agent on the date of such Borrowing in accordance with clause (b) above, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrowers on such date a corresponding amount. If the Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, each of such Lender and the Borrowers severally agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrowers until the date such amount is repaid to the Administrative Agent at (a) in the case of the Borrowers, the interest rate applicable at the time to the Loans comprising such Borrowing and (b) in the case of such Lender, the greater of (x) the Federal Funds Rate and (y) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in accordance with the foregoing. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section 2.02(g) shall be conclusive in the absence of demonstrable error. If the Borrowers and such Lender shall both pay all or any portion of the principal amount in respect of such Borrowing or interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such Borrowing or interest paid by the Borrowers for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

Section 2.03              Letters of Credit.

(a)            The Letter of Credit Commitments.

(i)               Subject to the terms and conditions set forth herein, (1) each L/C Issuer agrees, in reliance upon the agreements of the other Revolving Credit Lenders set forth in this Section 2.03, (x) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Final Issuance Date, to issue Letters of Credit in Dollars for the account of the Borrowers (provided that any Letter of Credit may be for the benefit of any Subsidiary) and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (y) to honor drafts under the Letters of Credit and (2) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued pursuant to this Section 2.03; provided that no L/C Issuer shall be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in any Letter of Credit if after giving effect to such L/C Credit Extension, (x) the Revolving Credit Exposure of any Lender would exceed such Lender’s Revolving Credit Commitment, (y) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit, or (z) the aggregate Total Outstandings would exceed the Line Cap. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. It is hereby acknowledged and agreed that each of the letters of credit described in Schedule 2.03(a) (the “Existing Letters of Credit”) shall constitute a “Letter of Credit” for all purposes of this Agreement and shall be deemed issued under this Agreement on the Closing Date.

(ii)               An L/C Issuer shall be under no obligation to issue any Letter of Credit if:

(A)              any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or direct that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date (for which such L/C Issuer is not otherwise compensated hereunder);

(B)              subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last renewal, unless (i) the Required Lenders and (ii) the relevant L/C Issuer have approved such expiry date;

(C)              the expiry date of such requested Letter of Credit would occur after the Letter of Credit Final Issuance Date, (i) unless all the Revolving Credit Lenders and the relevant L/C Issuer have approved such expiry date or (ii) such Letter of Credit will be Cash Collateralized or backstopped pursuant to arrangements reasonably acceptable to the relevant L/C Issuer;

(D)              the issuance of such Letter of Credit would violate any Laws binding upon such L/C Issuer;

(E)               the Letter of Credit is to be denominated in a currency other than Dollars, unless otherwise agreed by the relevant L/C Issuer and the Administrative Agent;

(F)               the Letter of Credit is in an initial amount less than $100,000; or

(G)              any Lender is at that time a Defaulting Lender, unless after giving effect to the requested issuance the requirements of Section 2.16(e) have been satisfied.

(iii)             An L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(b)           Procedures for Issuance and Amendment of Letters of Credit; Auto Renewal Letters of Credit.

(i)                Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Administrative Borrower delivered to an L/C Issuer (with a copy to the Administrative Agent) a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Administrative Borrower. Such Letter of Credit Application must be received by the relevant L/C Issuer and the Administrative Agent not later than 1:00 p.m., New York City time, at least two (2) Business Days prior to the proposed issuance date or date of amendment, as the case may be; or, in each case, such later date and time as the relevant L/C Issuer may agree in a particular instance in its sole discretion. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer: (a) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (b) the amount and currency thereof; (c) the expiry date thereof; (d) the name and address of the beneficiary thereof; (e) the documents to be presented by such beneficiary in case of any drawing thereunder; (f) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (g) such other matters as the relevant L/C Issuer may reasonably request. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the relevant L/C Issuer may reasonably request.

(ii)               Promptly after receipt of any Letter of Credit Application, the relevant L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the applicable Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Upon receipt by the relevant L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrowers or enter into the applicable amendment, as the case may be. Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, acquire from the relevant L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Credit Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii)             If the Borrowers so requests in any applicable Letter of Credit Application, the relevant L/C Issuer shall agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit the relevant L/C Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-renewal Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the relevant L/C Issuer, the Borrowers shall not be required to make a specific request to the relevant L/C Issuer for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the applicable Lenders shall be deemed to have authorized (but may not require) the relevant L/C Issuer to permit the renewal of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Final Issuance Date; provided that the relevant L/C Issuer shall not permit any such renewal if (A) the relevant L/C Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 2.03(a)(ii) or otherwise), or (B) it has received notice (which may be by telephone, followed promptly in writing, or in writing) on or before the day that is five (5) Business Days before the Non-renewal Notice Date from the Administrative Agent or the Required Lenders, as applicable, or the Borrowers that one or more of the applicable conditions specified in Section 4.02 is not then satisfied.

(iv)              Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the relevant L/C Issuer will also deliver to the Borrowers and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)            Drawings and Reimbursements; Funding of Participations.

(i)                Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the relevant L/C Issuer shall notify promptly the Borrowers and the Administrative Agent thereof. On the Business Day immediately following the Business Day on which the Borrowers shall have received notice of any payment by an L/C Issuer under a Letter of Credit (or, if the Borrowers shall have received such notice later than 5:00 p.m., New York City time, on any Business Day, on the second succeeding Business Day) (an “Honor Date”), the Borrowers shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrowers fail to so reimburse such L/C Issuer by such time, the Administrative Agent shall promptly notify each Appropriate Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Appropriate Lender’s Applicable Percentage thereof. In such event, the Borrowers shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans but subject to the amount of the unutilized portion of the Revolving Credit Commitments of the Appropriate Lenders, and subject to the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)               Each Revolving Credit Lender (including any such Lender acting as an L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the relevant L/C Issuer at the Administrative Agent’s Office for payments in an amount equal to its Applicable Percentage of any Unreimbursed Amount in respect of a Letter of Credit not later than 1:00 p.m., New York City time, on (x) if such notice is receive at or prior to 11:00 a.m., New York City time, the Business Day specified in such notice by the Administrative Agent or (y) if such notice is received after 11:00 a.m., New York City time, the Business Day following the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.04(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrowers in such amount. The Administrative Agent shall remit the funds so received to the relevant L/C Issuer.

(iii)             With respect to any Unreimbursed Amount in respect of a Letter of Credit that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrowers shall be deemed to have incurred from the relevant L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of the relevant L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)              Until each Revolving Credit Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the relevant L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the relevant L/C Issuer.

(v)                Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse an L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the relevant L/C Issuer, the Borrowers or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default; or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Credit Lender’s obligation to make Revolving Credit Loans (but not L/C Advances) pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Administrative Borrower of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrowers to reimburse the relevant L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)            If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the relevant L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at the greater of the Federal Funds Rate, or if the Federal Funds Rate is not available, a rate determined by the Administrative Agent in consultation with the Borrowers in accordance with banking industry rules on interbank compensation. A certificate of the relevant L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent demonstrable error.

(vii)           If, at any time after an L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with this Section 2.03(c), the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrowers or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to each Revolving Credit Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(viii)          If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate.

(d)                Obligations Absolute. The obligation of the Borrowers to reimburse the relevant L/C Issuer for each drawing under each Letter of Credit issued by it and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)              any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii)             the existence of any claim, counterclaim, setoff, defense or other right that any Loan Party may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the relevant L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)            any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)            any payment by the relevant L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the relevant L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v)             any exchange, release or nonperfection of any Collateral, or any release or amendment or waiver of or consent to departure from the Guaranty or any other guarantee, for all or any of the Obligations of any Loan Party in respect of such Letter of Credit; or

(vi)           any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Loan Party;

provided that the foregoing shall not excuse any L/C Issuer from liability to the Borrowers to the extent of any direct damages (as opposed to consequential or exemplary damages) suffered by the Borrowers that are caused by such L/C Issuer’s gross negligence, willful misconduct or bad faith when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.

(e)                Role of L/C Issuers. Each Lender and each Borrower agrees that, in paying any drawing under a Letter of Credit, the relevant L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuers, any Agent-Related Person nor any of the respective correspondents, participants or assignees of any L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence, willful misconduct or bad faith; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrowers’ pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuers, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of any L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (iii) of this clause (e); provided that anything in such clauses to the contrary notwithstanding, the Borrowers may have a claim against an L/C Issuer, and such L/C Issuer may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrowers caused by such L/C Issuer’s gross negligence, willful misconduct or bad faith or such L/C Issuer’s willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, each L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no L/C Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(f)                Cash Collateral. (i) If any Event of Default occurs and is continuing and the Administrative Agent or the Required Lenders, as applicable, require the Borrowers to Cash Collateralize the L/C Obligations pursuant to Section 8.02(iii) or (ii) an Event of Default set forth under Section 8.01(f) or (f) occurs and is continuing, then the Borrowers shall Cash Collateralize the then Outstanding Amount of all L/C Obligations (in an amount equal to 101% of the maximum drawable amount of any such Letter of Credit determined as of the date of such Event of Default), and shall do so not later than 2:00 p.m., New York City time, on (x) in the case of the immediately preceding clause (i), (1) the Business Day that the Administrative Borrower receives notice thereof, if such notice is received on such day prior to 1:00 p.m., New York City time, or (2) if clause (1) above does not apply, the Business Day immediately following the day that the Administrative Borrower receives such notice and (y) in the case of the immediately preceding clause (ii), the Business Day on which an Event of Default set forth under Section 8.01(f) or (g) occurs or, if such day is not a Business Day, the Business Day immediately succeeding such day, in either case, by 1:00 p.m., New York City time, on such day. For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the relevant L/C Issuer and the Revolving Credit Lenders, as collateral for the L/C Obligations, cash or deposit account balances (“Cash Collateral”) pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the relevant L/C Issuer (which documents are hereby consented to by the Revolving Credit Lenders). Derivatives of such term have corresponding meanings. The Borrowers hereby grant to the Administrative Agent, for the benefit of the L/C Issuers and the Revolving Credit Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked accounts at the Collateral Agent and may be invested in readily available Cash Equivalents at its sole discretion. If at any time the Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent (on behalf of the L/C Issuers and the Revolving Credit Lenders) or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, the Borrowers will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in the deposit accounts at the Collateral Agent as aforesaid, an amount equal to the excess of (a) such aggregate Outstanding Amount over (b) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent reasonably determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Law, to reimburse the relevant L/C Issuer. To the extent the amount of any Cash Collateral exceeds the then Outstanding Amount of such L/C Obligations and so long as no other Event of Default has occurred and is continuing (or if such Cash Collateral was not granted after an Event of Default, no Event of Default has occurred and is continuing), the excess shall be refunded to the Borrowers. If such Cash Collateral was granted after an Event of Default, then if such Event of Default is cured or waived or no Event of Default is then occurring and continuing, the amount of any Cash Collateral and accrued interest thereon shall be refunded to the Borrowers. If such Cash Collateral was not granted after an Event of Default, then the amount of any Cash Collateral and accrued interest thereon shall be refunded to the Borrowers upon the circumstances requiring Cash Collateralization ceasing to exist.

(g)                Letter of Credit Fees. The Borrowers shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Percentage a Letter of Credit fee for each Letter of Credit issued pursuant to this Agreement equal to the product of (i) Applicable Rate for Eurocurrency Rate Loan and (ii) the daily maximum amount then available to be drawn under such Letter of Credit. Such letter of credit fees shall be computed on a quarterly basis in arrears. Such letter of credit fees shall be due and payable on the first calendar day of each April, July, October and January, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(h)                Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers. The Borrowers shall pay directly to each L/C Issuer for its own account a fronting fee (a “Fronting Fee”) with respect to each Letter of Credit issued by it equal to 0.125% per annum (or such other percentage as may be separately agreed to between the applicable L/C Issuer and the Borrowers) of the daily maximum amount then available to be drawn under such Letter of Credit. Such fronting fees shall be computed on a quarterly basis in arrears. Such fronting fees shall be due and payable on the first calendar day of each April, July, October and January, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. In addition, the Borrowers shall pay directly to each L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable within ten (10) Business Days of demand and are nonrefundable.

(i)                 Conflict with Letter of Credit Application. Notwithstanding anything else to the contrary in any Letter of Credit Application, in the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

(j)                 Addition of an L/C Issuer. A Revolving Credit Lender (or any of its Subsidiaries or affiliates) may become an additional L/C Issuer hereunder pursuant to a written agreement among the Borrowers and such Revolving Credit Lender. The Administrative Agent shall notify the Revolving Credit Lenders of any such additional L/C Issuer.

(k)                Provisions Related to Extended Revolving Credit Commitments. If the maturity date in respect of any Class of Revolving Credit Commitments occurs prior to the expiration of any Letter of Credit, then (i) if one or more other Classes of Revolving Credit Commitments in respect of which the maturity date shall not have occurred are then in effect, such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Credit Lenders to purchase participations therein and to make Revolving Credit Loans and payments in respect thereof pursuant to Section 2.03(c)) under (and ratably participated in by Lenders pursuant to) the Revolving Credit Commitments in respect of such non-terminating Classes up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Revolving Credit Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to immediately preceding clause (i), the Borrowers shall Cash Collateralize, any such Letter of Credit in accordance with Section 2.03(f). If, for any reason, such Cash Collateral is not provided or the reallocation does not occur, the Revolving Credit Lenders under the maturing Class shall continue to be responsible for their participating interests in the Letters of Credit. Except to the extent of reallocations of participations pursuant to clause (i) of the second preceding sentence, the occurrence of a maturity date with respect to a given Class of Revolving Credit Commitments shall have no effect upon (and shall not diminish) the percentage participations of the Revolving Credit Lenders in any Letter of Credit issued before such maturity date. Commencing with the maturity date of any Class of Revolving Credit Commitments, the sublimit for Letters of Credit shall be agreed with the Lenders under the extended Classes. For the avoidance of doubt, notwithstanding anything contained herein, the commitment of any L/C Issuer to act in its capacity as such cannot be extended beyond the Maturity Date for the Revolving Credit Facility (as such Maturity Date is in effect at the Closing Date) or increased without its prior written consent.

Section 2.04             Swing Line Loans.

(a)                The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees to make loans denominated in Dollars (each such loan, a “Swing Line Loan”) to the Borrowers from time to time on any Business Day (other than the Closing Date) until the Business Day prior to the Maturity Date with respect to the Revolving Credit Facility in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Revolving Credit Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Revolving Credit Commitment; provided that after giving effect to any Swing Line Loan, (x) the aggregate Total Outstandings shall not exceed the Line Cap and (y) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment then in effect; provided further that Swing Line Lender shall not be required to make any Swing Line Loan at any time that any Lender is a Defaulting Lender, unless after giving effect to the requested Swing Line Loans the requirements of Section 2.16(e) have been satisfied; provided further that the Borrowers shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Swing Line Loan.

(b)                Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Administrative Borrower’s irrevocable notice to the Swing Line Lender, which may be given by telephone. Each such notice must be received by the Swing Line Lender not later than 3:00 p.m., New York City time, on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000 (and any amount in excess thereof shall be an integral multiple of $25,000), and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Administrative Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will, provided that all applicable conditions in Section 4.02 are satisfied, not later than 3:00 p.m., New York City time, on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrowers.

(c)                Refinancing of Swing Line Loans.

(i)              The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrowers (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Credit Lender make a Base Rate Loan in an amount equal to such Lender’s Applicable Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the aggregate Revolving Credit Commitments and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Borrowers with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Credit Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office for payments not later than 1:00 p.m., New York City time, on (x) if such notice is received at or prior to 11:00 a.m., New York City time, the day specified in such Committed Loan Notice or (ii) if such notice is received after 11:00 a.m., New York City time, on the day following the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrowers in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii)             If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Credit Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii)            If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at the greater of the Federal Funds Rate, or if the Federal Funds Rate is not available, a rate determined by the Administrative Agent in consultation with the Borrowers in accordance with banking industry rules on interbank compensation. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent demonstrable error.

(iv)             Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrowers or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Credit Lender’s obligation to make Revolving Credit Loans (but not to purchase and fund risk participations in Swing Line Loans) pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrowers to repay Swing Line Loans, together with interest as provided herein.

(d)                Repayment of Participations.

(i)              At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Applicable Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii)              If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Credit Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender.

(e)                Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrowers for interest on the Swing Line Loans. Until each Revolving Credit Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

(f)                 Payments Directly to Swing Line Lender. The Borrowers shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

(g)                Provisions Related to Extended Revolving Credit Commitments. If the maturity date shall have occurred in respect of any Class of Revolving Credit Commitments at a time when another Class or Classes of Revolving Credit Commitments is or are in effect with a longer maturity date, then on the earliest occurring maturity date all then-outstanding Swing Line Loans shall be repaid in full on such date (and there shall be no adjustment to the participations in such Swing Line Loans as a result of the occurrence of such maturity date); provided, however, that if on the occurrence of such earliest maturity date (after giving effect to any repayments of Revolving Credit Loans and any reallocation of Letter of Credit participations as contemplated in Section 2.03(k)), there shall exist sufficient unutilized Extended Revolving Credit Commitments so that the respective outstanding Swing Line Loans could be incurred pursuant the Extended Revolving Credit Commitments which will remain in effect after the occurrence of such maturity date, then if consented to by the Swing Line Lender, there shall be an automatic adjustment on such date of the participations in such Swing Line Loans and same shall be deemed to have been incurred solely pursuant to the relevant Extended Revolving Credit Commitments, and such Swing Line Loans shall not be so required to be repaid in full on such earliest maturity date. For the avoidance of doubt, the commitment of the Swing Line Lender to act in its capacity as such cannot be extended beyond the Maturity Date for the Revolving Credit Facility (as such Maturity Date is in effect at the Closing Date) or increased without its prior written consent.

Section 2.05             Prepayments.

(a)                Optional Prepayments. (i) The Borrowers may, upon notice to the Administrative Agent by the Administrative Borrower, at any time or from time to time voluntarily prepay Loans of any Class in whole or in part without premium or penalty (except as set forth in Section 3.04); provided that (1) such notice must be received by the Administrative Agent not later than 1:00 p.m., New York City time (A) three (3) Business Days prior to any date of prepayment of Eurocurrency Rate Loans and (B) one (1) Business Day prior to the date of prepayment of Base Rate Loans, (2) any prepayment of Eurocurrency Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof or, in each case, the entire principal amount thereof then outstanding and (3) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrowers, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.04. At the Borrowers’ election in connection with any prepayment pursuant to this Section 2.05(a), such prepayment shall not be applied to any Loan of a Defaulting Lender.

(ii)              The Borrowers may, upon notice to the applicable Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (1) such notice must be received by such Swing Line Lender and the Administrative Agent not later than 1:00 p.m., New York City time, on the date of the prepayment and (2) any such prepayment of Swing Line Loans made in Dollars shall be in a minimum principal amount of $100,000 or a whole multiple of $100,000 in excess thereof, or the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment.

(iii)             Notwithstanding anything to the contrary contained in this Agreement, the Borrowers may rescind any notice of prepayment under Section 2.05(a) if such prepayment would have resulted from a refinancing of all of the Facilities, which refinancing shall not be consummated or shall otherwise be delayed.

(b)                Mandatory Prepayments.

(i)              If at any time, the aggregate principal amount of Total Outstandings (excluding the face amount of any Letters of Credit that are Cash Collateralized or back-stopped to the reasonable satisfaction of the Administrative Agent) exceeds the Line Cap, the Borrowers shall within one Business Day, upon notification by the Administrative Agent, prepay the Swing Line Loans first and then prepay (or Cash Collateralize, in the amount required by Section 2.03(f), in the case of Letters of Credit) the other Loans then outstanding in an amount equal to such excess; provided that nothing in this clause (b)(i) shall reduce the Revolving Credit Commitments.

(ii)             Subject to Section 3.04 hereof, all such payments in respect of the Loans pursuant to this Section 2.05 shall be without premium or penalty. All interest accrued on the principal amount of the Loans paid pursuant to this Section 2.05 shall be paid, or may be charged by the Administrative Agent to any loan account(s) of the Borrowers, at the Administrative Agent’s option, on the date of such payment. Interest shall accrue and be due, until the next Business Day, if the amount so paid by the Borrowers to the bank account designated by the Administrative Agent for such purpose is received in such bank account after 3:00 p.m., New York City time.

(iii)            At all times after the occurrence and during the continuance of a Cash Dominion Period and notification thereof by the Administrative Agent to the Administrative Borrower, on each Business Day, the Administrative Agent shall apply all same day funds in excess of $2,000,000 (other than Excluded Funds held in Excluded Accounts) credited to the Concentration Account and all amounts received pursuant to this Section 2.05(b) to one or more accounts maintained by Administrative Agent or such other account as directed by the Administrative Agent. All amounts received in such account shall be applied (and allocated) by the Administrative Agent in accordance with Section 8.04; provided that no such amounts shall be applied to clauses “First”, “Fourth” or “Ninth” through “Last” thereof.

(c)               Interest, Funding Losses, Etc. All prepayments under this Section 2.05 shall be accompanied by all accrued interest thereon, together with, in the case of any such prepayment of a Eurocurrency Rate Loan on a date other than the last day of an Interest Period therefor, any amounts owing in respect of such Eurocurrency Rate Loan pursuant to Section 3.04.

Section 2.06             Termination or Reduction of Commitments.

(a)                Optional. The Borrowers may, upon written notice to the Administrative Agent, terminate the unused Commitments of any Class, or from time to time permanently reduce the unused Commitments of any Class; provided that (i) any such notice shall be received by the Administrative Agent three (3) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $100,000 in excess thereof and (iii) if, after giving effect to any reduction of the Revolving Credit Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Revolving Credit Facility, such sublimit shall be automatically reduced by the amount of such excess. The amount of any such Commitment reduction shall not be applied to the Letter of Credit Sublimit or the Swing Line Sublimit unless otherwise specified by the Borrowers. It being understood and agreed that the Borrowers may allocate any termination or reduction of Commitments among Classes of Commitments at its direction. Notwithstanding the foregoing, the Borrowers may rescind or postpone any notice of termination of the Commitments if such termination would have resulted from a refinancing of all of the applicable Facility, which refinancing shall not be consummated or otherwise shall be delayed.

(b)                [Reserved].

(c)                Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of unused portions of the Letter of Credit Sublimit, the Swing Line Sublimit or the unused Commitments of any Class under this Section 2.06. Upon any reduction of unused Commitments of any Class, the Commitment of each Lender of such Class shall be reduced by such Lender’s Applicable Percentage of the amount by which such Commitments are reduced (other than the termination of the Commitment of any Lender as provided in Section 3.06).

Section 2.07             Repayment of Loans.

(a)                Revolving Credit Loans. The Borrowers shall repay to the Administrative Agent for the ratable account of the Appropriate Lenders on the Maturity Date for the Revolving Credit Facility the aggregate principal amount of all of their Revolving Credit Loans outstanding on such date.

(b)                Swing Line Loans. The Borrowers shall repay their Swing Line Loans on the earlier to occur of (i) the date five (5) Business Days after such Loan is made and (ii) the Maturity Date for the Revolving Credit Facility.

Section 2.08             Interest.

(a)               Subject to the provisions of Section 2.08(b), (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b)               The Borrowers shall pay interest on past due amounts under this Agreement at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand to the fullest extent permitted by and subject to applicable Laws, including in relation to any required additional agreements.

(c)                Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

Section 2.09             Fees.

(a)                The Borrowers agree to pay in same day funds in Dollars to the Administrative Agent for the account of each Lender a commitment fee (the “Unused Commitment Fee”) on the average daily amount by which the Revolving Credit Commitment of such Lender exceeds such Lender’s Applicable Percentage of the sum of (i) the aggregate outstanding principal amount of Loans for the applicable Class and (ii) the aggregate maximum amount then available to be drawn under all outstanding Letters of Credit from the Closing Date through the Revolving Credit Termination Date at the Applicable Unused Commitment Fee Rate, payable in arrears (x) on the first calendar day of each April, July, October and January, commencing on the first such day following the Closing Date and (y) on the Revolving Credit Termination Date.

(b)                The Borrowers shall pay to the Agents such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrowers and the applicable Agent).

Section 2.10            Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by the “corporate base rate” shall be made on the basis of a year of three hundred sixty five (365) days or three hundred sixty-six (366) days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a three hundred sixty (360) day year and actual days elapsed. Interest shall accrue on each Loan for the day on which such Loan is made, and shall not accrue on such Loan, or any portion thereof, for the day on which such Loan or such portion is paid; provided that any such Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one (1) day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.11             Evidence of Indebtedness.

(a)                The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by one or more entries in the Register. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the Register, the Register shall be conclusive in the absence of demonstrable error. Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Revolving Credit Note payable to such Lender or its registered assigns, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Revolving Credit Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

Section 2.12            Payments Generally.

(a)                All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in immediately available funds not later than 3:00 p.m. New York City time on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Applicable Lending Office. All payments received by the Administrative Agent after 3:00 p.m. New York City time, shall (in the sole discretion of the Administrative Agent) be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. All payments under each Loan Document shall be made in Dollars.

(b)               Except as set forth in the definition of “Interest Period”, if any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(c)                Unless the Borrowers or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrowers or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrowers or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:

(i)              if the Borrowers failed to make such payment, then the applicable Lender agrees to pay to the Administrative Agent forthwith on demand the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, it being understood that nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrowers may have against any Lender as a result of any default by such Lender hereunder; and

(ii)              if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrowers to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. When such Lender makes payment to the Administrative Agent (together with all accrued interest thereon), then such payment amount (excluding the amount of any interest which may have accrued and been paid in respect of such late payment) shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrowers, and the Borrowers shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at the interest rate applicable to such Loan. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrowers may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or the Administrative Borrower with respect to any amount owing under this Section 2.12(c) shall be conclusive, absent demonstrable error.

(d)               If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e)                The obligations of the Lenders hereunder to make Loans and to fund participations in Letters of Credit and Swing Line Loans are several and not joint. The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

(f)                Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g)              Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.04. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Applicable Percentage of the sum of (a) the Outstanding Amount of all Loans outstanding at such time and (b) the Outstanding Amount of all L/C Obligations outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.

Section 2.13            Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, or the participation in L/C Obligations or Swing Line Loans held by it, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share that it is owed (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase at par from the other Lenders such participations in the Loans made by them and/or subparticipations in the participations in L/C Obligations or Swing Line Loans held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided that (x) if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon, (y) the provisions of this Section 2.13 shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in L/C Obligations to any assignee or participant and (z) the provisions of this Section 2.13 shall not be construed to apply to any disproportionate payment obtained by a Lender of any Class as a result of the extension by Lenders of the maturity date or expiration date of some but not all Loans or Commitments of that Class or any increase in the Applicable Rate (or other pricing term, including any fee, discount or premium) in respect of Loans or Commitments of Lenders that have consented to any such extension to the extent such transaction is permitted hereunder. The Borrowers agree that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of demonstrable error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

Section 2.14             Incremental Credit Extensions.

(a)                The Borrowers may at any time or from time to time after the Closing Date, by written notice delivered to the Administrative Agent, request one or more increases in the amount and any Class of Revolving Credit Commitments (each such increase, a “Revolving Commitment Increase”); provided that after giving effect to the effectiveness of any Incremental Agreement referred to below, no Default or Event of Default shall exist after giving effect to such Revolving Commitment Increase.

(b)               (i) Each Revolving Commitment Increase shall be in an aggregate principal amount that is not less than $5,000,000 (provided that such amount may be less than $5,000,000 if such amount represents all remaining availability under the limit set forth below) (and in minimum increments of $1,000,000 in excess thereof) and (ii) the aggregate amount of Revolving Commitment Increases hereunder shall not exceed the sum of (A) $75,000,000 and (B) and the aggregate amount of optional prepayments pursuant to Section 2.05(a) that are accompanied by permanent reduction in the Commitments hereunder (including terminations in connection with any “yank a bank” provisions pursuant to Section 2.16).

(c)                The Revolving Commitment Increase shall be treated the same as the Revolving Credit Commitments and shall be considered to be part of the Revolving Credit Facility (it being understood that, if required to consummate a Revolving Commitment Increase, the interest rate margins, rate floors and undrawn commitment fees on the Revolving Credit Commitments may be increased and additional upfront or similar fees may be payable to the lenders providing the Revolving Commitment Increase).

(d)               Each notice from the Administrative Borrower pursuant to this Section 2.14 shall be given in writing and shall set forth the requested amount and proposed terms of the relevant Revolving Commitment Increase. Revolving Commitment Increases may be provided subject to the prior written consent of the Administrative Borrower, by any existing Lender (it being understood that no existing Lender will have an obligation to make a portion of any Revolving Commitment Increase) or by any other bank, financial institution, other institutional lender or other investor (any such other bank, financial institution or other investor being called an “Additional Lender”); provided that the Administrative Agent shall have consented (not to be unreasonably withheld or delayed) to such Lender’s or Additional Lender’s providing such Revolving Commitment Increase if such consent would be required under Section 10.07(b) for an assignment of Loans and/or Commitments to such Lender or Additional Lender.

(e)               Commitments in respect of Revolving Commitment Increase shall become Commitments under this Agreement pursuant to an amendment (an “Incremental Agreement”) to this Agreement and, as appropriate, the other Loan Documents, executed the Borrowers, each Lender agreeing to provide such Commitment, if any, each Additional Lender, if any, and the Administrative Agent. The Incremental Agreement may, subject to Section 2.14(c), without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or advisable in the reasonable opinion of the Borrowers and the Administrative Agent to effect the provisions of this Section. The effectiveness of any Incremental Agreement shall be subject to the satisfaction on the date thereof (each, an “Incremental Facility Closing Date”) of each of the conditions set forth in Section 4.02 (it being understood that all references to “the date of such Credit Extension” in Section 4.02 shall be deemed to refer to the Incremental Facility Closing Date. The Borrowers will use the proceeds of the loans under any Revolving Commitment Increase for any purpose not prohibited by this Agreement.

(f)                 (i)         The Borrowers shall not be obligated to offer any existing Lender the opportunity to provide any Revolving Commitment Increase.

(ii)             Upon each increase in the Revolving Credit Commitments pursuant to this Section each Lender with a Revolving Credit Commitment of such Class immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the Revolving Commitment Increase (each, an “Incremental Revolving Credit Commitment Increase Lender”) in respect of such increase, and each such Incremental Revolving Credit Commitment Increase Lender will automatically and without further act be deemed to have assumed, a portion of such Lender’s participations hereunder in outstanding Letters of Credit and Swing Line Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (A) participations hereunder in Letters of Credit and (B) participations hereunder in Swing Line Loans held by each Lender with a Revolving Credit Commitment of such Class (including each such Incremental Revolving Credit Commitment Increase Lender) will equal the percentage of the aggregate Revolving Credit Commitments of such Class of all Lenders represented by such Lender’s Revolving Credit Commitment of such Class. If, on the date of such increase, there are any Loans of such Class outstanding, such Loans shall on or prior to the effectiveness of such Revolving Commitment Increase be prepaid from the proceeds of additional Loans made hereunder (reflecting such increase in Revolving Credit Commitments of such Class), which prepayment shall be accompanied by accrued interest on the Loans of such Class being prepaid and any costs incurred by any Lender in accordance with Section 3.04.

(g)               This Section 2.14 shall supersede any provisions in Section 2.02(b) or 10.01 to the contrary. For the avoidance of doubt, any provisions of this Section 2.14 may be amended with the consent of the Required Lenders; provided no such amendment shall require any Lender to provide any Revolving Commitment Increase without such Lender’s consent.

Section 2.15             Extensions of Revolving Credit Loans and Revolving Credit Commitments.

(a)                The Borrowers may at any time and from time to time request that all or a portion of the Revolving Credit Commitments of any Class and/or the Extended Revolving Credit Commitments of any Class (and, in each case, including any previously extended Revolving Credit Commitments), existing at the time of such request (each, an “Existing Revolving Credit Commitment” and any related revolving credit loans under any such facility, “Existing Revolving Credit Loans”; each Existing Revolving Credit Commitment and related Existing Revolving Credit Loans together being referred to as an “Existing Revolving Credit Class”) be converted or exchanged to extend the termination date thereof and the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of Existing Revolving Credit Loans related to such Existing Revolving Credit Commitments (any such Existing Revolving Credit Commitments which have been so extended, “Extended Revolving Credit Commitments” and any related revolving credit loans, “Extended Revolving Credit Loans”) and to provide for other terms consistent with this Section 2.15. Prior to entering into any Extension Agreement with respect to any Extended Revolving Credit Commitments, the Administrative Borrower shall provide written notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Class of Existing Revolving Credit Commitments, with such request offered equally to all Lenders of such Class) (an “Extension Request”) setting forth the proposed terms of the Extended Revolving Credit Commitments to be established thereunder, which terms shall be similar to those applicable to the Existing Revolving Credit Commitments from which they are to be extended (the “Specified Existing Revolving Credit Commitment Class”) except that (w) all or any of the final maturity dates of such Extended Revolving Credit Commitments may be delayed to later dates than the final maturity dates of the Existing Revolving Credit Commitments of the Specified Existing Revolving Credit Commitment Class, (x)(A) the interest rates, interest margins, rate floors, upfront fees, funding discounts, original issue discounts and prepayment premiums with respect to the Extended Revolving Credit Commitments may be different than those for the Existing Revolving Credit Commitments of the Specified Existing Revolving Credit Commitment Class and/or (B) additional fees and/or premiums may be payable to the Lenders providing such Extended Revolving Credit Commitments in addition to or in lieu of any of the items contemplated by the preceding clause (A) and (y)(1) the undrawn revolving credit commitment fee rates with respect to the Extended Revolving Credit Commitments may be different than those for the Specified Existing Revolving Credit Commitment Class and (2) the Extension Agreement may provide for other covenants and terms that apply to any period after the Latest Maturity Date; provided that notwithstanding anything to the contrary in this Section 2.15, or otherwise, (I) the borrowing and repayment (other than in connection with a permanent repayment and termination of commitments) of the Extended Revolving Credit Loans under any Extended Revolving Credit Commitments shall be made on a pro rata basis with any borrowings and repayments of the Existing Revolving Credit Loans of the Specified Existing Revolving Credit Commitment Class (the mechanics for which may be implemented through the applicable Extension Agreement and may include technical changes related to the borrowing and repayment procedures of the Specified Existing Revolving Credit Commitment Class), (II) assignments and participations of Extended Revolving Credit Commitments and Extended Revolving Credit Loans shall be governed by the assignment and participation provisions set forth in Section 10.07 and (III) subject to the applicable limitations set forth in Section 2.06(a) and (c), permanent repayments of Extended Revolving Credit Loans (and corresponding permanent reduction in the related Extended Revolving Credit Commitments) shall be permitted as may be agreed between the Borrowers and the Lenders thereof. No Lender shall have any obligation to agree to have any of its Loans or Revolving Credit Commitments of any Existing Revolving Credit Class converted or exchanged into Extended Revolving Credit Loans or Extended Revolving Credit Commitments pursuant to any Extension Request. Any Extended Revolving Credit Commitments of any Extension Series shall constitute a separate Class of revolving credit commitments from Existing Revolving Credit Commitments of the Specified Existing Revolving Credit Commitment Class and from any other Existing Revolving Credit Commitments (together with any other Extended Revolving Credit Commitments so established on such date). With respect to all Extensions consummated by the Borrowers pursuant to this Section 2.15, no Extension Offer is required to be in any minimum amount or any minimum increment, provided that (x) the Administrative Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Administrative Borrower’s sole discretion and may be waived by the Borrowers) of Revolving Credit Loans (as applicable) of any or all applicable Classes be tendered and (y) no Class of Extended Revolving Credit Loans shall be in an amount of less than $10,000,000 (the “Minimum Tranche Amount”), unless such Minimum Tranche Amount is waived by the Administrative Agent. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.15 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Revolving Credit Loan on the such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 2.05, 2.12 and 2.13) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.15.

(b)      The Administrative Borrower shall provide the applicable Extension Request to the Administrative Agent at least five (5) Business Days (or such shorter period as the Administrative Agent may determine in its sole discretion) prior to the date on which Lenders under the existing Class are requested to respond, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably, to accomplish the purpose of this Section 2.15. Any Lender (an “Extending Lender”) wishing to have all or a portion of its Revolving Credit Commitments (or any earlier Extended Revolving Credit Commitments) of an existing Class subject to such Extension Request converted or exchanged into Extended Loans/Commitments shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Revolving Credit Commitments (and/or any earlier extended Extended Revolving Credit Commitments) which it has elected to convert or exchange into Extended Loans/Commitments (subject to any minimum denomination requirements imposed by the Administrative Agent). In the event that the aggregate amount of Revolving Credit Commitments (and any earlier extended Extended Revolving Credit Commitments) subject to Extension Elections exceeds the amount of Extended Loans/Commitments requested pursuant to the Extension Request, Revolving Credit Commitments, or earlier extended Extended Revolving Credit Commitments, as applicable, subject to Extension Elections shall be converted to or exchanged to Extended Loans/Commitments on a Pro Rata basis (subject to such rounding requirements as may be established by the Administrative Agent) based on the amount of Revolving Credit Commitments and earlier extended Extended Revolving Credit Commitments included in each such Extension Election or as may be otherwise agreed to in the applicable Extension Agreement. Notwithstanding the conversion of any Existing Revolving Credit Commitment into an Extended Revolving Credit Commitment, unless expressly agreed by the holders of each affected Existing Revolving Credit Commitment of the Specified Existing Revolving Credit Commitment Class, such Extended Revolving Credit Commitment shall not be treated more favorably than all Existing Revolving Credit Commitments of the Specified Existing Revolving Credit Commitment Class for purposes of the obligations of a Revolving Credit Lender in respect of Swing Line Loans under Section 2.04 and Letters of Credit under Section 2.03, except that the applicable Extension Agreement may provide that the Maturity Date for the Swing Line Loans and/or the last day for issuing Letters of Credit may be extended and the related obligations to make Swing Line Loans and issue Letters of Credit may be continued (pursuant to mechanics to be specified in the applicable Extension Agreement) so long as the applicable Swing Line Lenders and/or the applicable L/C Issuer have consented to such extensions (it being understood that no consent of any other Lender shall be required in connection with any such extension).

(c)        Extended Loans/Commitments shall be established pursuant to an amendment (an “Extension Agreement”) to this Agreement (which, except to the extent expressly contemplated by the penultimate sentence of this Section 2.15(c) and notwithstanding anything to the contrary set forth in Section 10.01, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Loans/Commitments established thereby) executed by the Loan Parties, the Administrative Agent and the Extending Lenders.

Notwithstanding anything to the contrary contained in this Agreement, on any date on which any Class of Existing Revolving Credit Commitments is converted or exchanged to extend the related scheduled maturity date(s) in accordance with paragraph (a) above (an “Extension Date”), in the case of the Existing Revolving Credit Commitments of each Extending Lender under any Specified Existing Revolving Credit Commitment Class, the aggregate principal amount of such Existing Revolving Credit Commitments shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Revolving Credit Commitments so converted or exchanged by such Lender on such date (or by any greater amount as may be agreed by the Borrowers and such Lender), and such Extended Revolving Credit Commitments shall be established as a separate Class of revolving credit commitments from the Specified Existing Revolving Credit Commitment Class and from any other Existing Revolving Credit Commitments (together with any other Extended Revolving Credit Commitments so established on such date) and (B) if, on any Extension Date, any Existing Revolving Credit Loans of any Extending Lender are outstanding under the Specified Existing Revolving Credit Commitment Class, such Existing Revolving Credit Loans (and any related participations) shall be deemed to be converted or exchanged to Extended Revolving Credit Loans (and related participations) of the applicable Class in the same proportion as such Extending Lender’s Specified Existing Revolving Credit Commitments Class to Extended Revolving Credit Commitments of such Class.

(d)       In the event that the Administrative Agent determines in its sole discretion that the allocation of the Extended Revolving Credit Commitments of a given Extension Series, in each case to a given Lender was incorrectly determined as a result of manifest administrative error in the receipt and processing of an Extension Election timely submitted by such Lender in accordance with the procedures set forth in the applicable Extension Agreement, then the Administrative Agent, the Borrowers and such affected Lender may (and hereby are authorized to), in their sole discretion and without the consent of any other Lender, enter into an amendment to this Agreement and the other Loan Documents (each, a “Corrective Extension Agreement”) within 30 days following the effective date of such Extension Agreement, as the case may be, which Corrective Extension Agreement shall (i) provide for the conversion or exchange and extension of Existing Revolving Credit Commitments (and related Revolving Credit Exposure) in such amount as is required to cause such Lender to hold Extended Revolving Credit Commitments (and related revolving credit exposure) of the applicable Extension Series into which such other Revolving Credit Loans or commitments were initially converted or exchanged, as the case may be, in the amount such Lender would have held had such administrative error not occurred and had such Lender received the minimum allocation of the applicable Loans or Commitments to which it was entitled under the terms of such Extension Agreement, in the absence of such error, (ii) be subject to the satisfaction of such conditions as the Administrative Agent, the Borrowers and such Lender may agree (including conditions of the type required to be satisfied for the effectiveness of an Extension Agreement described in Section 2.15(c)), and (iii) effect such other amendments of the type (with appropriate reference and nomenclature changes) described in the penultimate sentence of Section 2.15(c).

(e)        No conversion or exchange of Loans or Commitments pursuant to any Extension Agreement in accordance with this Section 2.15 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

(f)         This Section 2.15 shall supersede any provisions in Section 2.02(b) or Section 10.01 to the contrary. For the avoidance of doubt, any of the provisions of this Section 2.15 may be amended with the consent of the Required Lenders; provided that no such amendment shall require any Lender to provide any Extended Loans/Commitments without such Lender’s consent.

Section 2.16      Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)       The Unused Commitment Fee shall cease to accrue on any of the Revolving Credit Commitments of such Defaulting Lender pursuant to Section 2.09(a);

(b)       the Commitment Outstanding Amount of Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.01); provided that (x) any waiver, amendment or modification of the type described in clause (a), (b) or (c) of the first proviso in Section 10.01 that would apply to the Revolving Credit Commitments or Obligations owing to such Defaulting Lender or (y) any waiver, amendment or modification (other than as described in the forgoing clause (x) requiring the consent of all Lenders or each affected Lender) which affects such Defaulting Lender disproportionally when compared to other affected Lenders, in each case, shall require the consent of such Defaulting Lender with respect to the effectiveness of such waiver, amendment or modification with respect to the Revolving Credit Commitments or Obligations owing to such Defaulting Lender;

(c)       any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, as the Administrative Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fourth, so long as no Default or Event of Default exists, to the payment of any amounts owing to any Loan Party as a result of any judgment of a court of competent jurisdiction obtained by any Loan Party against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that, if such payment is a payment of the principal amount of any Loans, such payment shall be applied solely to pay the relevant Loans of the relevant non-Defaulting Lenders on a pro rata basis prior to being applied in the manner set forth in this clause (c).

(d)        if any Swing Line Obligations or L/C Obligations exist at the time such Lender becomes a Defaulting Lender then:

(i)                 all or any part of the Swing Line Obligations or L/C Obligations of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent the sum of all non-Defaulting Lenders’ US Dollar Equivalent of the Revolving Credit Exposures does not exceed the total of all non-Defaulting Lenders’ Commitments;

(ii)                if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within three (3) Business Days following notice by the Administrative Agent (x) first, prepay such Swing Line Obligations and (y) second, Cash Collateralize for the benefit of the L/C Issuer only the Borrowers’ obligations corresponding to such Defaulting Lender’s L/C Obligations (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.03(f) for so long as such L/C Obligations are outstanding;

(iii)               if the Borrowers Cash Collateralize, or backstop, any portion of such Defaulting Lender’s L/C Obligations pursuant to clause (ii) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.03(g) with respect to such Defaulting Lender’s L/C Obligations during the period such Defaulting Lender’s L/C Obligations are Cash Collateralized or backstopped;

(iv)              if the L/C Obligations of the non-Defaulting Lenders are reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Sections 2.09(b) and 2.10 shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v)                if all or any portion of such Defaulting Lender’s L/C Obligations is neither reallocated, Cash Collateralized nor backstopped pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the L/C Issuer or any other Lender hereunder, all letter of credit fees payable under Section 2.03(g) with respect to such Defaulting Lender’s L/C Obligations shall be payable to the L/C Issuer until and to the extent that such L/C Obligations are reallocated, Cash Collateralized and/or backstopped; and

(e)        so long as (i) such Lender is a Defaulting Lender and (ii) a reallocation pursuant to clauses (c)(i) or (c)(ii) above cannot be effectuated, the Swing Line Lenders shall not be required to fund any Swing Line Loan and the L/C Issuer shall not be required to issue, amend or increase any Letter of Credit, unless it has received assurances reasonably satisfactory to it that non-Defaulting Lenders will cover the related exposure and/or cash collateral will be provided by the Borrowers in accordance with Section 2.16(d), and participating interests in any newly made Swing Line Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.16(d) (and such Defaulting Lender shall not participate therein).

(f)        In the event that the Administrative Agent, the Borrowers, the Swing Line Lenders and the L/C Issuer each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swing Line Obligations and L/C Obligations of the Revolving Credit Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Credit Commitment and on such date such Lender shall purchase at par such of the Loans of the other Revolving Credit Lenders (other than Swing Line Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; provided, further, that, subject to Section 10.25, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

Section 2.17            Designation of Administrative Borrower as Borrowers’ Agent.

(a)          Each Borrower hereby irrevocably designates and appoints the Administrative Borrower as such Borrower’s agent and attorney-in-fact for all purposes under the Loan Documents, including obtaining Revolving Credit Loans, Letters of Credit and Swing Line Loans (the proceeds of which shall be available to each Borrower for such uses as are permitted under this Agreement), designation of interest rates, delivery or receipt of communications, preparation and delivery of Borrowing Base and financial reports, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with the Administrative Agent, the Collateral Agent, the L/C Issuer, the Swing Line Lender or any Lender. The Administrative Borrower hereby accepts such appointment. As the disclosed principal for its agent, each Borrower shall be obligated to the Administrative Agent and each Lender on account of Revolving Credit Loans so made, Letters of Credit so issued and Swing Line Loans so made as if made directly by the Lenders to such Borrower, notwithstanding the manner by which such Revolving Credit Loans, Letters of Credit and Swing Line Loans are recorded on the books and records of the Administrative Borrower.

(b)         The Administrative Borrower shall act as a conduit for each Borrower (including itself) on whose behalf the Administrative Borrower has requested a Revolving Credit Loan. None of the Agents nor any other Loan Party shall have any obligation to see to the application of such proceeds.

(c)          The authority of the Administrative Borrower to request Revolving Credit Loans, Letters of Credit and Swing Line Loans on behalf of, and to bind, the Borrowers, shall continue unless and until the Administrative Agent actually receives written notice of: (i) the termination of such authority; and (ii) the subsequent appointment of a successor Administrative Borrower, which notice is signed by the respective Responsible Officers of each Borrower; and (iii) written notice from such successive Administrative Borrower accepting such appointment and acknowledging that from and after the date of such appointment, the newly appointed Administrative Borrower shall be bound by the terms hereof, and that as used herein, the term “Administrative Borrower” shall mean and include the newly appointed Administrative Borrower.

(d)        The Administrative Agent and Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any Committed Loan Notice) delivered by the Administrative Borrower on behalf of any Borrower. The Administrative Agent and the Lenders may give any notice or communication with a Borrower hereunder to the Administrative Borrower on behalf of such Borrower. Each of the Administrative Agent, the L/C Issuers, the Swing Line Lender and the Lenders shall have the right, in its discretion, to deal exclusively with the Administrative Borrower for any or all purposes under the Loan Documents.

Section 2.18               Joint and Several Liability.

(a)       Each Borrower accepts joint and several liability hereunder in consideration of the financial accommodation to be provided by the Administrative Agent, the Lenders and the L/C Issuers under this Agreement and the other Loan Documents, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of each Borrower to accept joint and several liability for the obligations of each Borrower.

(b)       Each Borrower shall be jointly and severally liable for the Obligations, regardless of which Borrower actually receives the Loans hereunder or the amount of the Obligations received or the manner in which the Administrative Agent or any Lender accounts for the Obligations on its books and records. Each Borrower’s obligations with respect to Loans made to it, and each Borrower’s obligations arising as a result of the joint and several liability of such Borrower hereunder, with respect to Loans or L/C Obligations made to and other Obligations owing by the Borrowers hereunder, shall be separate and distinct obligations, but all such obligations shall be primary obligations of each Borrower.

(c)       Each Borrower’s obligations arising as a result of the joint and several liability of such Borrower hereunder with respect to Loans made to, Letters of Credit issued on behalf of, and other Obligations owing by the Borrowers hereunder shall, to the fullest extent permitted by law, be unconditional irrespective of (A) the validity or enforceability, avoidance or subordination of the obligations of any other Borrower or of any promissory note or other document evidencing all or any part of the obligations of any other Borrower, (B) the absence of any attempt to collect the Obligations from any other Borrower, any other guarantor, or any other security therefor, or the absence of any other action to enforce the same, (C) the waiver, consent, extension, forbearance or granting of any indulgence by the Administrative Agent or any Lender with respect to any provision of any instrument evidencing the obligations of any other Borrower, or any part thereof, or any other agreement now or hereafter executed by any other Borrower and delivered to the Administrative Agent or any Lender, (D) the failure by the Administrative Agent or any Lender to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for the obligations of any other Borrower, (E) the Administrative Agent’s or any Lender’s election, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code, (F) any borrowing or grant of a security interest by any other Borrower, as Debtor In Possession under Section 364 of the Bankruptcy Code, (G) the disallowance of all or any portion of the Administrative Agent’s or any Lender’s claim(s) for the repayment of the obligations of any other Borrower under Section 502 of the Bankruptcy Code, or (H) any other circumstances which might constitute a legal or equitable discharge or defense of a guarantor or of any other Borrower (other than payment in full). With respect to each Borrower’s obligations arising as a result of the joint and several liability of such Borrower hereunder with respect to Loans made to the Borrowers hereunder, such Borrower waives, until the Obligations shall have been paid in full and this Credit Agreement and the other Loan Documents shall have been terminated, any right to enforce any right of subrogation or any remedy which the Administrative Agent or any Lender now has or may hereafter have against such Borrower, any endorser or any guarantor of all or any part of the Obligations, and any benefit of, and any right to participate in, any security or collateral given to the Administrative Agent or any Lender to secure payment of the Obligations or any other liability of any Borrower to the Administrative Agent or any Lender.

(d)       Upon the occurrence and during the continuation of any Event of Default, the Administrative Agent and the Lenders may proceed directly and at once, without notice, against any Borrower to collect and recover the full amount, or any portion of the Obligations, without first proceeding against any other Borrower or any other Person, or against any security or Collateral for the Obligations. Each Borrower consents and agrees that the Administrative Agent and the Lenders shall be under no obligation to marshal any assets in favor of any Borrower or against or in payment of any or all of the Obligations.

Article III
Taxes, Increased Costs Protection and Illegality

Section 3.01              Taxes.

(a)       Except as provided in this Section 3.01, any and all payments by the Borrowers or any Guarantor to or for the account of any Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any Taxes unless required by applicable Law. If any applicable withholding agent shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to any Agent or any Lender, (i) if such Taxes are Indemnified Taxes, the sum payable by the Borrowers or applicable Guarantor shall be increased as necessary so that after all required deductions have been made (including deductions applicable to additional sums payable under this Section 3.01), each of such Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) such applicable withholding agent shall make such deductions, (iii) such applicable withholding agent shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within thirty (30) days after the date of such payment by such applicable withholding agent (or, if receipts or evidence are not available within thirty (30) days, as soon as possible thereafter), such applicable withholding agent shall furnish to Administrative Borrower and such Agent or Lender (as the case may be) the original or a facsimile copy of a receipt evidencing payment thereof to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent.

(b)       In addition, but without duplication of any amounts payable pursuant to Section 3.01(a) or (c), the Borrowers agree to pay all Other Taxes.

(c)        Without duplication of any amounts payable pursuant to Section 3.01(a) or Section 3.01(b), the Borrowers agree to indemnify each Agent and each Lender for (i) the full amount of Indemnified Taxes (including any Indemnified Taxes imposed or asserted by any jurisdiction in respect of amounts payable under this Section 3.01) payable by such Agent and such Lender and (ii) any reasonable expenses arising therefrom or with respect thereto, in each case whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Such Agent or Lender, as the case may be, will, at the Borrowers’ request provide the Administrative Borrower with a written statement thereof setting forth in reasonable detail the basis and calculation of such amounts which shall be conclusive absent manifest error. Payment under this Section 3.01(c) shall be made within ten (10) days after the date such Lender or such Agent makes a demand therefor. Notwithstanding anything to the contrary contained in this Section 3.01(c), no Loan Party shall be required to indemnify any Agent or any Lender pursuant to this Section 3.01(c) for any incremental interest, penalties or expenses resulting from the failure of such Agent or Lender to notify the Loan Party of such possible indemnification claim within 180 days after such Agent or Lender receives written notice from the applicable taxing authority of the specific tax assessment giving rise to such indemnification claim.

(d)       If any Lender or Agent determines, in its reasonable discretion, that it has received a refund in respect of any Indemnified Taxes as to which indemnification or additional amounts have been paid to it by the Borrowers or any Guarantor pursuant to this Section 3.01, it shall promptly remit an amount equal to such refund as soon as practicable after it is determined that such refund pertains to Indemnified Taxes (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers or any Guarantor under this Section 3.01 with respect to the Indemnified Taxes giving rise to such refund plus any interest included in such refund by the relevant taxing authority attributable thereto) to the Borrowers, net of all reasonable out-of-pocket expenses (including any Taxes) of the Lender or Agent, as the case may be and without interest (other than any interest paid by the relevant taxing authority with respect to such refund); provided that the Borrowers, upon the request of the Lender or Agent, as the case may be, agree promptly to return an amount equal to such refund (plus any applicable interest, additions to tax or penalties) to such party in the event such party is required to repay such refund to the relevant taxing authority. Such Lender or Agent, as the case may be, shall, at the Administrative Borrower’s request, provide the Administrative Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant taxing authority (provided that such Lender or Agent may delete any information therein that such Lender or Agent deems confidential). Nothing herein contained shall interfere with the right of a Lender or Agent to arrange its Tax affairs in whatever manner it thinks fit nor oblige any Lender or Agent to claim any Tax refund or to make available its Tax returns or disclose any information relating to its Tax affairs or any computations in respect thereof or require any Lender or Agent to do anything that would prejudice its ability to benefit from any other refunds, credits, reliefs, remissions or repayments to which it may be entitled.

(e)       Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.01(a) or (c) with respect to such Lender it will, if requested by the Borrowers, use commercially reasonable efforts (subject to legal and regulatory restrictions), at Borrowers’ expense, to designate another Applicable Lending Office for any Loan affected by such event; provided that such efforts are made on terms that, in the judgment of such Lender, cause such Lender and its Applicable Lending Office(s) to suffer no material economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section 3.01(e) shall affect or postpone any of the Obligations of the Borrowers or the rights of such Lender pursuant to Section 3.01(a) or (c).

(f)        Each Lender shall, at such times as are reasonably requested by the Administrative Borrower or the Administrative Agent, provide the Administrative Borrower and the Administrative Agent with any documentation prescribed by law, or reasonably requested by the Administrative Borrower or the Administrative Agent, certifying as to any entitlement of such Lender to an exemption from, or reduction in, any withholding Tax with respect to any payments to be made to such Lender under any Loan Document. Each such Lender shall, whenever a lapse in time or change in circumstances renders such documentation (including any documentation specifically referenced below) expired, obsolete or inaccurate in any material respect, deliver promptly to the Administrative Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the applicable withholding agent) or promptly notify the Administrative Borrower and the Administrative Agent in writing of its inability to do so. Solely for purposes of this Section 3.01(f), the definition of “Lender” shall include the Administrative Agent.

Without limiting the generality of the foregoing:

(i)                 Each Lender that is a “United States person” (as defined in Section 7701(a)(30) of the Code) shall deliver to the Administrative Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed original copies of Internal Revenue Service Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding;

(ii)               Each Lender that is not a “United States person” (as defined in Section 7701(a)(30) of the Code) shall deliver to the Administrative Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter when required by Law or upon the reasonable request of the Administrative Borrower or the Administrative Agent) whichever of the following is applicable:

(A)              two duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable (or any successor forms) claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(B)              two duly completed copies of Internal Revenue Service Form W-8ECI (or any successor forms),

(C)              in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) or the Code, (x) a certificate, in substantially the form of Exhibit L (any such certificate a “United States Tax Compliance Certificate”), or any other form approved by the Administrative Agent, to the effect that such Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Administrative Borrower within the meaning of Section 881(c)(3)(B) of the Code or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) two duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable (or any successor forms),

(D)              to the extent a Lender is not the beneficial owner (for example, where the Lender is a partnership), Internal Revenue Service Form W-8IMY (or any successor forms) of the Lender, accompanied by a Form W-8ECI, W-8BEN or W-8BEN-E, as applicable (or any successor forms), United States Tax Compliance Certificate, Form W-9, Form W-8IMY (or other successor forms) or any other required information from each beneficial owner, as applicable (provided that, if the Lender is a partnership and one or more direct or indirect partners are claiming the portfolio interest exemption, the United States Tax Compliance Certificate may be provided by such Lender on behalf of such direct or indirect partner(s)), or

(E)               two duly completed copies of any other form prescribed by applicable U.S. federal income tax laws (including the Treasury regulations) as a basis for claiming a complete exemption from, or a reduction in, U.S. federal withholding Tax on any payments to such Lender under the Loan Documents.

(iii)              If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Sections 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Administrative Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their FATCA obligations, to determine whether such Lender has or has not complied with such Lender’s FATCA obligations and to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this Section 3.01(f)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Notwithstanding any other provision of this clause (f), a Lender shall not be required to deliver any form that such Lender is not legally eligible to deliver.

Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 3.01(f).

(g)       For the avoidance of doubt, the term “Lender” shall, for purposes of this Section 3.01, include any L/C Issuer and any Swing Line Lender.

Section 3.02              Inability to Determine Rates. Other than as set forth in Section 1.10, if the Administrative Agent or the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan denominated in any currency, or the Required Lenders (excluding for all purposes of this Section 3.02 only, the portion of the Total Outstandings and unused Commitments that are not available for Loans in such currency) determine that the Eurocurrency Rate for any Interest Period with respect to such proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, or that deposits in the currency of such Eurocurrency Rate Loan are not being offered to banks in the applicable London or other relevant interbank market for the applicable amount and the Interest Period of such Eurocurrency Rate Loan, the Administrative Agent will promptly so notify the Administrative Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurocurrency Rate Loans in such currency shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

Section 3.03               Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurocurrency Rate Loans.

(a)       If any Lender determines that as a result of any Change in Law, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any Loan or participating in Letters of Credit, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Section 3.03(a) any such increased costs or reduction in amount resulting from (i) Indemnified Taxes or Other Taxes indemnifiable under Section 3.01, (ii) Excluded Taxes described in clauses (b) through (e) of the definition of Excluded Taxes, (iii) Excluded Taxes described in clause (a) of the definition of Excluded Taxes to the extent such Taxes are imposed on or measured by such Lender’s net income or profits (or are franchise Taxes imposed in lieu thereof) or (iv) reserve requirements contemplated by Section 3.03(c)), then from time to time within fifteen (15) days after demand by such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.05), the Borrowers shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction; provided that in the case of any Change in Law only applicable as a result of the proviso set forth in the definition thereof, such Lender will only be compensated for such amounts that would have otherwise been imposed under the applicable increased cost provisions and only to the extent the applicable Lender is imposing such charges on other similarly situated borrowers under comparable syndicated credit facilities.

(b)       If any Lender determines that as a result of any Change in Law regarding capital adequacy or any change therein or in the interpretation thereof, in each case after the Closing Date, or compliance by such Lender (or its Applicable Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time upon demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.05), the Borrowers shall pay to such Lender such additional amounts as will compensate such Lender for such reduction within fifteen (15) days after receipt of such demand.

(c)        The Borrowers shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits, additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of demonstrable error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent demonstrable error) which in each case shall be due and payable on each date on which interest is payable on such Loan, provided, that the Administrative Borrower shall have received at least fifteen (15) days’ prior notice (with a copy to the Administrative Agent) of such additional interest or cost from such Lender. If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable fifteen (15) days after receipt of such notice.

(d)       Subject to Section 3.05(b), failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.03 shall not constitute a waiver of such Lender’s right to demand such compensation.

(e)       If any Lender requests compensation under this Section 3.03, then such Lender will, if requested by the Administrative Borrower, use commercially reasonable efforts to designate another Applicable Lending Office for any Loan or Letter of Credit affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Applicable Lending Office(s) to suffer no material economic, legal or regulatory disadvantage; and provided, further, that nothing in this Section 3.03(e) shall affect or postpone any of the Obligations of the Borrowers or the rights of such Lender pursuant to Section 3.03(a), (b), (c) or (d).

Section 3.04              Funding Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)        any continuation, conversion, payment or prepayment of any Eurocurrency Rate Loan on a day other than the last day of the Interest Period for such Loan; or

(b)       any failure by the Borrowers (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan (other than a Base Rate Loan) on the date or in the amount notified by the Administrative Borrower;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 3.04, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.

Section 3.05              Matters Applicable to All Requests for Compensation.

(a)       Any Agent or any Lender claiming compensation under this Article III shall deliver a certificate to the Administrative Borrower setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of demonstrable error. In determining such amount, such Agent or such Lender may use any reasonable averaging and attribution methods.

(b)       With respect to any Lender’s claim for compensation under Section 3.01, Section 3.02, Section 3.03 or Section 3.04, the Borrowers shall not be required to compensate such Lender for any amount incurred more than one hundred and eighty (180) days prior to the date that such Lender notifies the Administrative Borrower of the event that gives rise to such claim; provided that, if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof. If any Lender requests compensation by the Borrowers under Section 3.03, the Borrowers may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue Eurocurrency Rate Loans from one Interest Period to another, or to convert Base Rate Loans into Eurocurrency Rate Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.05(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c)       If the obligation of any Lender to make or continue any Eurocurrency Rate Loan from one Interest Period to another, or to convert Base Rate Loans into Eurocurrency Rate Loans shall be suspended pursuant to Section 3.05(b) hereof, such Lender’s Eurocurrency Rate Loans denominated in Dollars shall be automatically converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for such Eurocurrency Rate Loans (or, in the case of an immediate conversion required by Section 3.02, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.01, Section 3.02, Section 3.03 or Section 3.04 hereof that gave rise to such conversion no longer exist:

(i)                 to the extent that such Lender’s Eurocurrency Rate Loans denominated in Dollars have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s Eurocurrency Rate Loans shall be applied instead to its Base Rate Loans; and

(ii)               all Loans denominated in Dollars that would otherwise be made or continued from one Interest Period to another by such Lender as Eurocurrency Rate Loans shall be made or continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be converted into Eurocurrency Rate Loans shall remain as Base Rate Loans.

(d)       If any Lender gives notice to the Administrative Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 3.01, Section 3.02, Section 3.03 or Section 3.04 hereof that gave rise to the conversion of such Lender’s Eurocurrency Rate Loans denominated in Dollars pursuant to this Section 3.05 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurocurrency Rate Loans made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically converted to Eurocurrency Rate Loans, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurocurrency Rate Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Eurocurrency Rate Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments.

Section 3.06            Replacement of Lenders under Certain Circumstances.

(a)       If at any time (i) any Lender requests reimbursement for amounts owing pursuant to Section 3.01 or Section 3.03 as a result of any condition described in such Sections and such Lender has declined or is unable to designate a different lending office in accordance with Section 3.01(a) or any Lender ceases to make Eurocurrency Rate Loans as a result of any condition described in Section 3.02 or Section 3.03, (ii) any Lender becomes a Defaulting Lender, (iii) any Lender becomes a Non-Consenting Lender or (iv) any Lender becomes a Non-Extending Lender, then the Administrative Borrower may, on prior written notice to the Administrative Agent and such Lender, replace such Lender by requiring such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07(b) (with the assignment fee to be paid by the Borrowers in such instance) all of its rights and obligations under this Agreement (or, with respect to clause (iii) and clause (iv) above, all of its rights and obligations with respect to the Class of Loans or Commitments that is the subject of the related consent, waiver or amendment) to one or more Eligible Assignees (provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrowers to find a replacement Lender or other such Person; and provided further that (A) in the case of any such assignment resulting from a claim for compensation under Section 3.03 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments and (B) in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender or a Non-Extending Lender, the applicable Eligible Assignees shall have agreed to the applicable departure, waiver or amendment of the Loan Documents).

(b)       Any Lender being replaced pursuant to Section 3.06(a) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans and participations in L/C Obligations and Swing Line Loans, as applicable (provided that the failure of any such Lender to execute an Assignment and Assumption shall not render such assignment invalid and such assignment shall be recorded in the Register) and (ii) deliver Revolving Credit Notes, if any, evidencing such Loans to the Borrowers or Administrative Agent. Pursuant to such Assignment and Assumption, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitments and outstanding Loans and participations in L/C Obligations and Swing Line Loans, as applicable, (B) all obligations of the Loan Parties owing to the assigning Lender relating to the Loan Documents and participations so assigned shall be paid in full by the assignee Lender or the Loan Parties (as applicable) to such assigning Lender concurrently with such assignment and assumption, any amounts owing to the assigning Lender (other than a Defaulting Lender) under Section 3.04 as a consequence of such assignment and shall have been paid by the Borrowers to the assigning Lender and (C) upon such payment and, if so requested by the assignee Lender, the assignor Lender shall deliver to the assignee Lender the appropriate Revolving Credit Note executed by the Borrowers, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender.

(c)        Notwithstanding anything to the contrary contained above, any Lender that acts as an L/C Issuer may not be replaced hereunder at any time that it has any Letter of Credit outstanding hereunder unless arrangements reasonably satisfactory to such L/C Issuer (including the furnishing of a back-up standby letter of credit in form and substance, and issued by an issuer, reasonably satisfactory to such L/C Issuer, or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to such L/C Issuer) have been made with respect to each such outstanding Letter of Credit and the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.09.

(d)       In the event that (i) the Borrowers or the Administrative Agent has requested that the Lenders (A) consent to an extension of the Maturity Date of any Class of Loans as permitted by Section 2.15, (B) consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of all affected Lenders in accordance with the terms of Section 10.01 or all the Lenders with respect to a certain Class of the Loans and (iii) the Required Lenders, as applicable, have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”

(e)       Notwithstanding anything herein to the contrary, each party hereto agrees that any assignment pursuant to the terms of this Section 3.06 may be effected pursuant to an Assignment and Assumption executed by the Administrative Borrower, the Administrative Agent and the assignee and that the Lender making such assignment need not be a party thereto.

Section 3.07              Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its Applicable Lending Office to perform any of its obligations hereunder or make, maintain or fund or charge interest with respect to any Credit Extension or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Administrative Borrower through the Administrative Agent, (i) any obligation of such Lender to issue, make, maintain, fund or charge interest with respect to any such Credit Extension or continue Eurocurrency Rate Loans or to convert Base Rate Loans to Eurocurrency Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurocurrency Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Administrative Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurocurrency Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurocurrency Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurocurrency Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurocurrency Rate. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

Section 3.08              Survival. All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder and any assignment of rights by or replacement of a Lender.

Article IV
Conditions Precedent to Credit Extensions

Section 4.01            Conditions to Closing Date. The obligation of each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent (or waiver thereof in accordance with Section 10.01):

(a)       The Administrative Agent’s (or, subject to the terms of the ABL Intercreditor Agreement, the First Lien Administrative Agent’s) receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party (other than in respect of (a)(v) below), each in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel:

(i)                 executed counterparts of this Agreement and the Guaranty from each of the Loan Parties listed on the signature pages thereto;

(ii)               a Revolving Credit Note executed by the Borrowers in favor of each Lender that has requested a Revolving Credit Note at least five (5) Business Days in advance of the Closing Date;

(iii)             each Collateral Document set forth on Schedule 1.01A required to be executed on the Closing Date as indicated on such schedule, duly executed by each Loan Party party thereto, together with (except as provided in such Collateral Documents);

(A)              certificates, if any, representing the pledged equity referred to therein, accompanied by undated stock powers executed in blank and (if applicable) instruments evidencing the pledged debt referred to therein endorsed in blank;

(B)              evidence that all other actions, recordings and filings that the Administrative Agent or Collateral Agent may deem reasonably necessary to satisfy the Collateral and Guarantee Requirement shall have been taken, completed or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent and Collateral Agent; and

(C)              certified copies of UCC, United States Patent and Trademark Office and United States Copyright Office, tax and judgment lien searches, or equivalent reports or searches, each of a recent date listing all effective financing statements, lien notices or comparable documents (together with copies of such financing statements and documents) that name any Loan Party as debtor and that are filed in those state and county jurisdictions in which any Loan Party is organized or maintains its principal place of business and such other searches that are required by the Security Agreement or that the Administrative Agent deems necessary or appropriate;

(iv)              such certificates, copies of Organization Documents of the Loan Parties, resolutions or other action and incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party on the Closing Date;

(v)                an opinion from each of (A) Kirkland & Ellis LLP, counsel to the Loan Parties and (B) Cozen O’Connor, Pennsylvania counsel to the Loan Parties; and

(vi)              a certificate attesting to the Solvency of the Parents, the Borrowers and the Restricted Subsidiaries (on a Consolidated basis) on the Closing Date after giving effect to the Transaction, from the Administrative Borrower’s chief financial officer or other officer with equivalent duties.

(b)      All fees and expenses required to be paid hereunder or pursuant to the Fee Letter, to the extent invoiced at least three (3) Business Days prior to the Closing Date shall have been paid in full in cash or will be paid on the Closing Date.

(c)       The Lead Arrangers shall have received (i) the Audited Financial Statements and (ii) the Unaudited Financial Statements.

(d)       Prior to or substantially simultaneously with the Closing Date, the Refinancing shall have been consummated.

(e)       The Administrative Agent and the Lead Arrangers shall have received at least three (3) Business Days prior to the Closing Date all documentation and other information about the Borrowers and the Guarantors as has been reasonably requested in writing at least ten (10) Business Days prior to the Closing Date by the Administrative Agent and the Lead Arrangers that they reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act.

(f)         [Reserved.]

(g)       The Administrative Agent shall have received at least one (1) Business Day prior to the Closing Date a Borrowing Base Certificate that calculates the Borrowing Base as of September 30, 2017; provided that the Administrative Borrower shall have the option to not satisfy this condition, in which event the Borrowing Base shall be deemed to be $65,000,000 until the date the Administrative Borrower delivers a Borrowing Base Certificate in accordance with Section 6.17.

(h)       The Term Intercreditor Agreement and the ABL Intercreditor Agreement shall have been duly executed and delivered by each Loan Party thereto.

(i)                 Evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect, together with the certificates of insurance, naming the Administrative Agent, on behalf of the Secured Parties, as an additional insured or loss payee, as the case may be, under all casualty insurance policies maintained with respect to the assets and properties of the Loan Parties that constitutes Collateral.

For purposes of determining whether the Closing Date has occurred, each Lender that has executed this Agreement shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to the Administrative Agent or such Lender, as the case may be, unless such Lender has notified the Administrative Agent of any disagreement prior to the Closing Date.

Section 4.02            Conditions to Subsequent Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension on or after the Closing Date (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurocurrency Rate Loans) is subject to the following conditions precedent:

(a)                The representations and warranties of the Borrowers and each other Loan Party contained in Article V or any other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Extension; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further, that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(b)                No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds therefrom.

(c)                The Administrative Agent and, if applicable, the relevant L/C Issuer or the Swing Line Lender shall have received a Committed Loan Notice, a Swing Line Loan Notice or a Letter of Credit Application, as applicable, relating to the Credit Extension, in each case, in accordance with the requirements hereof.

(d)                After giving effect to the Loans or Letters of Credit requested to be made or issued on any such date and the use of proceeds thereof, the Total Outstandings shall not exceed the Line Cap at such time.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurocurrency Rate Loans) submitted by the Borrowers shall be deemed to be a representation and warranty that the applicable conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

Article V

Representations and Warranties

The Parents and the Borrowers represent and warrant to the Agents and the Lenders on the Closing Date and on the date of each subsequent Credit Extension that:

Section 5.01            Existence, Qualification and Power; Compliance with Laws. Each Parent, each Borrower and each Restricted Subsidiary (a) is a Person duly incorporated, organized or formed, and validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and, where applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in material compliance with all Laws (including the USA PATRIOT Act and anti-money laundering laws), orders, writs, injunctions and orders and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (a) (other than with respect to any Parent and any Borrower), (b)(i), (c), (d) or (e), to the extent that failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.02            Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, and the consummation of the Transaction, (a) have been duly authorized by all necessary corporate or other organizational action and (b) do not and will not (i) contravene the terms of any of such Person’s Organization Documents, (ii) conflict with or result in any breach or contravention of, or require any payment to be made under (A) any Contractual Obligation exceeding the Threshold Amount to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (B) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject, (iii) result in the creation of any Lien (other than under the Loan Documents and Liens subject to the Applicable Intercreditor Agreement) or (iv) violate any material Law; except (in the case of clauses (b)(ii) and (b)(iv)), to the extent that such conflict, breach, contravention, payment or violation could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.03            Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transaction, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (i) filings necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.04            Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto. This Agreement and each other Loan Document constitutes a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity.

Section 5.05            Financial Statements; No Material Adverse Effect.

(a)                The Audited Financial Statements and the Unaudited Financial Statements each fairly present in all material respects the financial condition of the Parents, the Borrowers and the GAAP Consolidated Members of the Administrative Borrower, in each case, as of the dates thereof and their results of operations for the period covered thereby, except as otherwise disclosed to the Administrative Agent prior to the Closing Date, and in the case of the Audited Financial Statements, prepared in accordance with GAAP consistently applied throughout the periods covered thereby.

(b)                Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

Each Lender and the Administrative Agent hereby acknowledges and agrees that any Parent and its Subsidiaries may be required to restate historical financial statements as the result of the implementation of changes in GAAP or IFRS, or the respective interpretation thereof, and that such restatements will not result in a Default or Event of Default under the Loan Documents.

Section 5.06            Litigation. Except as set forth on Schedule 5.06, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Administrative Borrower, threatened in writing or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Parent, any Borrower or any Restricted Subsidiary or against any of their properties or revenues that either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.07            Ownership of Property; Liens. Each Loan Party and each of its Subsidiaries has good and valid title to, or valid leasehold interests in, or easements or other limited property interests in, all property necessary in the ordinary conduct of its business, free and clear of all Liens except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes, Permitted Liens and any Liens and privileges arising mandatorily by Law and, in each case, except where the failure to have such title or other interest could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.08            Environmental Matters. Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a)                there are no pending or, to the knowledge of the Administrative Borrower, threatened claims, actions, suits, notices of violation, notices of potential responsibility, disputes or proceedings by or involving any Loan Party or any of its Subsidiaries alleging potential liability or responsibility for violation of, or otherwise relating to, any Environmental Law;

(b)                (i) there is no asbestos or asbestos-containing material on any property currently owned, leased or operated by any Loan Party or any of its Subsidiaries; and (ii) there has been no Release of Hazardous Materials at, on, under or from any location in a manner which would reasonably be expected to give rise to any Environmental Liability of or relating to any Loan Party or any of its Subsidiaries;

(c)                neither any Loan Party nor any of its Subsidiaries is undertaking, or has completed, either individually or together with other persons, any investigation or response action relating to any actual or threatened Release of Hazardous Materials at any location, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law;

(d)                all Hazardous Materials transported from any property currently or, to the knowledge of any Parent, the Administrative Borrower or any of their Subsidiaries, formerly owned, leased or operated by any Loan Party or any of its Subsidiaries for off-site disposal have been disposed of in compliance with all Environmental Laws;

(e)                none of the Loan Parties nor any of its Subsidiaries has contractually or by operation of Law assumed any Environmental Liability; and

(f)                 the Loan Parties and each of their respective Subsidiaries and their respective businesses, operations and properties are and have been in compliance with all Environmental Laws.

Section 5.09            Taxes. Each Parent, each Borrower and each Restricted Subsidiary has timely filed all federal, provincial, state, municipal, foreign and other Tax returns and reports required to be filed, and have timely paid all federal, provincial, state, municipal, foreign and other Taxes levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or, except for failures to file or pay as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. There are no Tax audits, deficiencies, assessments or other claims with respect to any Parent, any Borrower or any Restricted Subsidiary that could, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 5.10            Compliance with ERISA.

(a)                Except as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state Laws and applicable foreign laws, respectively.

(b)                (i) No ERISA Event or similar event with respect to a Foreign Plan has occurred or is reasonably expected to occur; (ii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 et seq. or 4243 of ERISA with respect to a Multiemployer Plan; and (iii) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA, except, with respect to each of the foregoing clauses of this Section 5.10, as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 5.11            Subsidiaries; Equity Interests. As of the Closing Date, no Parent nor any other Loan Party has any Subsidiaries other than those specifically disclosed in Schedule 5.11, and all of the outstanding Equity Interests in the Borrowers and the Subsidiaries of any Parent have been validly issued, are fully paid and, in the case of Equity Interests representing corporate interests, nonassessable and, on the Closing Date, all Equity Interests owned directly or indirectly by any Parent or any other Loan Party are owned free and clear of all Liens except (i) those created under the Collateral Documents, and (ii) those Liens permitted under Section 7.01. As of the Closing Date, Schedule 5.11 (a) sets forth the name and jurisdiction of organization or incorporation of each Subsidiary, (b) sets forth the ownership interest of each Parent, the Borrowers and each of their Subsidiaries in each of their Subsidiaries, including the percentage of such ownership and (c) identifies each Person the Equity Interests of which are required to be pledged on the Closing Date pursuant to the Collateral and Guarantee Requirement.

Section 5.12            Margin Regulations; Investment Company Act.

(a)                No Loan Party is engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Borrowings will be used for any purpose that violates Regulation U or Regulation X of the FRB.

(b)                None of the Parents, the Borrowers or any Restricted Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.

Section 5.13            Disclosure. No report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to any Agent, any Lead Arranger or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished) when taken as a whole contains when furnished any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (giving effect to all supplements and updates thereto); provided that, with respect to projected financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; it being understood that (i) such projections are as to future events and are not to be viewed as facts and are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrowers, (ii) no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by any such projections may differ significantly from the projected results and (iii) such differences may be material.

Section 5.14            Intellectual Property; Licenses, Etc. Each of the Loan Parties and the other Restricted Subsidiaries own, license or possess the right to use, all of the trademarks, service marks, trade names, domain names, copyrights, patents, patent rights, technology, software, know-how database rights, design rights and other intellectual property rights, and all registrations and applications for registration thereof (collectively, “IP Rights”) that are used in or reasonably necessary for the operation of their respective businesses as currently conducted, and, to the knowledge of the Administrative Borrower, without violation of the rights of any Person, except to the extent such violation or failure to own, license, or possess, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any such IP Rights, is pending or, to the knowledge of the Administrative Borrower, threatened against any Loan Party or Subsidiary, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.15            Solvency. On the Closing Date after giving effect to the Transaction, the Parents, the Borrowers and the Restricted Subsidiaries, on a Consolidated basis, are Solvent.

Section 5.16            Collateral Documents. The Collateral Documents are effective to create in favor of the Collateral Agent for the benefit of the Secured Parties legal, valid and enforceable Liens on and security interests in, the Collateral described therein and to the extent intended to be created thereby, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity, and (i) when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable Laws (which filings or recordings shall be made to the extent required by any Collateral Document) and (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent required by any Collateral Document or the Applicable Intercreditor Agreement), the Liens created by such Collateral Documents will constitute so far as possible under relevant Law fully perfected Liens on (with the priority set forth in the Applicable Intercreditor Agreement), and security interests in, all right, title and interest of the Loan Parties in such Collateral to the extent perfection can be obtained by filing financing statements or upon the taking of possession or control, in each case subject to no Liens other than Permitted Liens.

Section 5.17            Use of Proceeds. The proceeds of Loans made hereunder and of Letters of Credit issued hereunder will be used (a) on the Closing Date in an aggregate amount not to exceed $20,000,000 to fund (x) a portion of the Transaction Expenses and other costs associated with the consummation of the transactions under this Agreement and (y) any working capital needs of the Parents, the Borrowers and the Restricted Subsidiaries, and (b) after the Closing Date, for working capital requirements and other general corporate purposes of the Parents, the Borrowers and the Subsidiaries including the financing of acquisitions, other investments and dividends, other distributions on account of the Equity Interests of any Borrower (or any Parent Entity thereof) permitted hereunder and any other use not explicitly prohibited under the Loan Documents.

Section 5.18            Sanctions Laws and Regulations and Anti-Corruption Laws.

(a)                Each of the Parents, each Borrower and the Restricted Subsidiaries is in compliance, in all material respects, with the Sanctions Laws and Regulations and applicable anti-corruption laws (including, without limitation, the FCPA). No Borrowing or use of proceeds of any Borrowing will violate or result in the violation of any Sanctions Laws and Regulations applicable to any party hereto.

(b)                None of (I) the Borrowers or any other Loan Party or (II) a Restricted Subsidiary that is not a Loan Party or, to the knowledge of the Administrative Borrower, any director, manager, officer, agent or employee of any Parent, any Borrower or any of the Restricted Subsidiaries, in each case, is (i) a Person (or owned 50% or more by one or more Persons or under Control of a Person) on the list of “Specially Designated Nationals and Blocked Persons” or the target of the limitations or prohibitions under any Sanctions Laws and Regulations, or (ii) a Person located, organized, or resident in a country or territory that is the subject of comprehensive sanctions under Sanctions Laws and Regulations (currently, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

(c)                No part of the proceeds of any Loan will be used for any improper payments, directly or, to the knowledge of the Administrative Borrower, indirectly, to any governmental official or employee, political party, official of a political party, candidate for political office, or any other party (if applicable) in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA and any applicable similar laws, rules or regulations issued, administered or enforced by any Governmental Authority having jurisdiction over the Borrowers.

Section 5.19            Borrowing Base Calculation. As of the date of any Borrowing Base Certificate, (a) all Accounts included in the calculation of Eligible Accounts in such Borrowing Base Certificate satisfy the applicable requirements included in the definition of “Eligible Accounts” (b) all Inventory included in the calculation of Eligible Inventory in such Borrowing Base Certificate satisfies the applicable requirements included in the definition of “Eligible Inventory”, as applicable, and (c) all cash and Cash Equivalents included in the calculation of Eligible Borrowing Base Cash in such Borrowing Base Certificate satisfy the applicable requirements included in the definition of “Eligible Borrowing Base Cash”, except, in the case of clauses (a), (b) and (c), where the failure to satisfy such requirements is not materially adverse to the interests of the Lenders.

Article VI

Affirmative Covenants

From and after the Closing Date and for so long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than Hedging Obligations, Cash Management Obligations and contingent indemnification obligations not yet due) hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (unless such Letters of Credit have been Cash Collateralized or backstopped in a manner reasonably acceptable to the applicable L/C Issuer), the Parents and the Borrowers shall, and shall (except in the case of the covenants set forth in Section 6.01, Section 6.02 and Section 6.03) cause each of its Restricted Subsidiaries to:

Section 6.01            Financial Statements. Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a)                as soon as available, but in any event within one hundred and twenty (120) days (or, in the case of the fiscal year ending December 31, 2017, one hundred and fifty (150) days) after the end of each fiscal year of the Parents, a Consolidated balance sheet of the Parents, the Administrative Borrower and the Restricted Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, stockholders’ equity, cash flows and changes in retained earnings for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception (other than (x) an emphasis of matter to the extent such statement does not qualify such audit, (y) with respect to, or resulting from, the regularly scheduled maturity of the Loans hereunder, the First Lien Facility or Second Lien Facility occurring within one year from the time opinion is delivered or (z) a prospective default under any financial covenant) or any qualification or exception as to the scope of such audit;

(b)                as soon as available, but in any event, within forty five (45) days (or, in the case the of fiscal quarters ending September 30, 2017, March 31, 2018, June 30, 2018 and September 30, 2018, sixty (60) days) after the end of each of the first three (3) fiscal quarters of each fiscal year of the Parents, a Consolidated balance sheet of the Parents, the Administrative Borrower and the Restricted Subsidiaries as at the end of such fiscal quarter, and the related (i) consolidated statements of income or operations and equity for such fiscal quarter and for the portion of the fiscal year then ended, and (ii) consolidated statements of cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Administrative Borrower as fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of the Parents, the Borrowers and the other Subsidiaries in accordance with GAAP, subject only to normal year-end adjustments and the absence of footnotes; and

(c)                simultaneously with the delivery of each set of consolidated financial statements referred to in Section 6.01(a) and (b) above, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements and, solely with the delivery of each set of consolidated financial statements referred to in Section 6.01(a) above, a customary management discussion and analysis of operating results.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 6.01 may be satisfied with respect to financial information of the Parents, the Borrowers and the Restricted Subsidiaries by furnishing (A) the applicable consolidated financial statements of any direct or indirect parent of the Parents that, directly or indirectly, holds all of the Equity Interests of the Parents, (B) the Parents’ (or any direct or indirect parent thereof, as applicable) Form 10-K or 10-Q, as applicable, filed with the SEC or (C) following an election by the Administrative Borrower pursuant to the definition of “GAAP,” the applicable financial statements determined in accordance with IFRS; provided that, with respect to each of clauses (A) and (B), (i) to the extent such information relates to a parent of the Parents, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Parents, the Borrowers and the Restricted Subsidiaries on a standalone basis, on the other hand and (ii) to the extent such information is in lieu of information required to be provided under Section 6.01(a), such materials are accompanied by a report and opinion an independent registered public accounting firm of nationally recognized standing, which report and opinion, subject to the same exceptions set forth above, shall be prepared in accordance with generally accepted auditing standards.

Section 6.02            Certificates; Other Information. Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a)                no later than five (5) days after the delivery of the financial statements referred to in Section 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Administrative Borrower, which, if reasonably requested by the Administrative Agent, shall include a detailed calculation of the Fixed Charge Coverage Ratio (regardless of whether the Financial Covenant is then being tested);

(b)                promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements which any Parent or the Administrative Borrower files with the SEC or with any Governmental Authority that may be substituted therefor (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(c)                promptly after the furnishing thereof, copies of any material requests or material notices received by any Parent, any Borrower or any Restricted Subsidiary (other than in the ordinary course of business) that could reasonably be expected to result in a Material Adverse Effect;

(d)                together with the delivery of the financial statements pursuant to Section 6.01(a) and each Compliance Certificate pursuant to Section 6.02(a), (i) a report setting forth the information required by Section 3.03 of the Security Agreement or confirming that there has been no change in such information since the Closing Date or the date of the last Compliance Certificate, (ii) [reserved], (iii) a list of Subsidiaries that identifies each Subsidiary as a Material Subsidiary, Unrestricted Subsidiary or an Immaterial Subsidiary as of the date of delivery of such Compliance Certificate or a confirmation that there is no change in such information since the later of the Closing Date or the date of the last such list and (iv) such other information required by the Compliance Certificate;

(e)                no later than one hundred and twenty (120) days following the first day of each fiscal year of the Parents (commencing with the first day of the first fiscal year of the Parents ended after the Closing Date), an annual budget (on a quarterly basis) for such fiscal year in form customarily prepared by the Borrowers;

(f)                 promptly, such additional information regarding the business, legal, financial or corporate affairs of any Loan Party or any Material Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request; and

(g)                prior to or concurrent with the making of any Specified Payment, a detailed calculation of the Fixed Charge Coverage Ratio and Excess Availability as required pursuant to the definition of “Payment Conditions”, together with a certification that no Specified Event of Default exists or would arise as a result of the making of such Specified Payment.

Documents required to be delivered pursuant to Section 6.01(a), (b) and (c), Section 6.02(a), or Section 6.02(c) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Administrative Borrower posts such documents, or provides a link thereto on the Administrative Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Administrative Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) upon written request by the Administrative Agent, the Administrative Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Administrative Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

The Borrowers represent and warrant that it, their controlling Person and any Subsidiary, in each case, if any, either (i) has no registered or publicly traded securities outstanding, or (ii) files its financial statements with the SEC and/or makes its financial statements available to potential holders of its 144A securities, and, accordingly, the Borrowers hereby (i) authorizes the Administrative Agent to make the financial statements to be provided under Section 6.01(a), (b) and (c) and Section 6.02(a) or Section 6.02(c) above (collectively, “Borrower Materials”), along with the Loan Documents, available on IntraLinks or another similar electronic system (the “Platform”) to certain of the Lenders (each, a “Public Lender”) that may have personnel who do not wish to receive material non-public information with respect to the Borrowers or their Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities, and (ii) agrees that at the time such financial statements are provided hereunder, they shall already have been made available to holders of its securities. The Borrowers hereby agree that they will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (x) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” The Administrative Agent shall be under no obligation to post any other material to Public Lenders unless the Borrowers have expressly represented and warranted to the Administrative Agent in writing that such materials do not constitute material non-public information within the meaning of the federal securities laws or that the Borrowers have no outstanding publicly traded securities, including 144A securities.

Section 6.03            Notices. Promptly after a Responsible Officer obtains actual knowledge thereof, notify the Administrative Agent for prompt further distribution to each Lender:

(a)                of the occurrence of any Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Administrative Borrower proposes to take with respect thereto;

(b)                of any litigation or governmental proceeding (including, without limitation, pursuant to any Environmental Laws) pending against any Parent, any Borrower or any of the Restricted Subsidiaries that could reasonably be expected to be determined adversely and, if so determined, to result in a Material Adverse Effect;

(c)                of the occurrence of any ERISA Event that could reasonably be expected to have a Material Adverse Effect; and

(d)                of the addition of a new L/C Issuer pursuant to Section 2.03(j).

Section 6.04            Maintenance of Existence. (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization or incorporation and (b) take all reasonable action to maintain all rights, (including IP Rights), privileges (including its good standing), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except in the case of clauses (a) (other than with respect to any Borrower and any Parent) and (b), (i) to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect or (ii) pursuant to a transaction permitted by Section 7.04 or Section 7.05.

Section 6.05            Maintenance of Properties. Except if the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted, and (b) make all necessary renewals, replacements, modifications, improvements, upgrades, extensions and additions thereof or thereto in accordance with prudent industry practice.

Section 6.06            Maintenance of Insurance. Maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Parents, the Borrowers and the other Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons.

Section 6.07            Compliance with Laws. Comply in all respects with the requirements of all Laws and all orders, writs, injunctions, decrees and judgments applicable to it or to its business or property (including without limitation Environmental Laws, ERISA, Sanctions Laws and Regulations, and FCPA and other applicable anti-corruption laws), except if the failure to comply therewith could not, individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

Section 6.08            Books and Records. Maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of such Parent, such Borrower or such Restricted Subsidiary, as the case may be.

Section 6.09            Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties and to discuss its affairs, finances and accounts with its directors, managers, officers, and independent public accountants, all at the reasonable expense of the Borrowers and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Administrative Borrower; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 6.09 and the Administrative Agent shall not exercise such rights more often than two (2) times during any calendar year absent the existence of an Event of Default and only one (1) such time shall be at the Borrowers’ expense; provided, further, that when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Lenders shall give the Borrowers the opportunity to participate in any discussions with the Borrowers’ independent public accountants. Notwithstanding anything to the contrary in this Section 6.09, none of the Parents, the Borrowers or any Restricted Subsidiary will be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any binding agreement or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product.

Section 6.10            Covenant to Guarantee Obligations and Give Security. At the Borrowers’ expense, take all action necessary or reasonably requested by the Administrative Agent to ensure that the Collateral and Guarantee Requirement continues to be satisfied, including:

(a)                upon the formation or acquisition of any new direct or indirect Wholly-Owned Subsidiary (in each case, other than an Excluded Subsidiary) by any Loan Party, the designation in accordance with Section 6.13 of any existing direct or indirect Wholly-Owned Subsidiary as a Restricted Subsidiary or any Excluded Subsidiary ceasing to be an Excluded Subsidiary or designation of any Subsidiary as a Guarantor pursuant to the definition of Guarantors:

(i)                 within forty five (45) days after such formation, acquisition, designation or occurrence or such longer period as the Administrative Agent may agree in its reasonable discretion:

(A)              90 days following the Administrative Agent’s receipt of the notice of such formation, acquisition, designation or occurrence, cause each such Restricted Subsidiary to duly execute and deliver to the Administrative Agent or the Collateral Agent (as appropriate), pledges, guarantees, assignments, Security Agreement Supplements and other security agreements and documents or joinders or supplements thereto, as reasonably requested by and in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent (to the extent applicable, consistent with the Security Agreement and other Collateral Documents in effect on the Closing Date), in each case granting Liens required by the Collateral and Guarantee Requirement;

(B)              cause each such Restricted Subsidiary to deliver any and all certificates representing Equity Interests (to the extent certificated) that are required to be pledged pursuant to the Collateral and Guarantee Requirement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank and (if applicable) instruments evidencing the Indebtedness held by such Restricted Subsidiary and required to be pledged pursuant to the Collateral Documents, indorsed in blank to the Collateral Agent; and

(C)              take and cause such Restricted Subsidiary and each direct or indirect parent of such Restricted Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement to take whatever action (including the filing of financing statements and delivery of stock and membership interest certificates) may be necessary in the reasonable opinion of the Collateral Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and perfected Liens with the priority required by the Collateral and Guarantee Requirement, enforceable against all third parties in accordance with their terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity (regardless of whether enforcement is sought in equity or at law).

Section 6.11            Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, in a manner consistent with the uses set forth in Section 5.17.

Section 6.12            Further Assurances and Post-Closing Covenants.

(a)                Promptly upon reasonable request by the Administrative Agent or the Collateral Agent (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral, and (ii) subject to the limitations set forth in the Collateral and Guarantee Requirement, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent or the Collateral Agent may reasonably request from time to time in order to carry out more effectively the purposes of this Agreement and the Collateral Documents; provided, however, that notwithstanding anything to the contrary contained in this Agreement or any other Collateral Document, nothing in this Agreement or any other Collateral Document shall require any Borrower or any other Loan Party to make any filings or take any actions to record or to perfect the Collateral Agent’s security interest in (i) any IP Rights other than UCC filings and the filing of documents effecting the recordation of security interests in the United States Copyright Office or United States Patent and Trademark Office, or (ii) any non-United States IP Rights;

(b)                Within the time periods specified on Schedule 6.12 hereto (as each may be extended by the Administrative Agent in its reasonable discretion), complete such undertakings as are set forth on Schedule 6.12 hereto.

Section 6.13            Designation of Subsidiaries.

(a)                Subject to Section 6.13(b) below, the Administrative Borrower may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary. The designation of any Restricted Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the applicable Loan Party therein at the date of designation in an amount equal to the fair market value of such Loan Party’s investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time.

(b)                The Administrative Borrower may not (x) designate any Restricted Subsidiary as an Unrestricted Subsidiary, or (y) designate an Unrestricted Subsidiary as a Restricted Subsidiary, in each case unless:

(i)                 no Event of Default pursuant to Section 8.01(a), (f) or (g) (in the case of Section 8.01(f) or (g), with respect to any Borrower or any Parent) shall have occurred or be continuing; and

(ii)               in the case of clause (x) only, (A) the Subsidiary to be so designated does not (directly, or indirectly through its Subsidiaries) own any Equity Interests or Indebtedness of, or own or hold any Lien on any property of, any Parent, the Borrowers or any Restricted Subsidiary (unless such Restricted Subsidiary is also designated an Unrestricted Subsidiary), (B) neither the Borrowers nor any Parent nor any Restricted Subsidiary shall at any time be directly or indirectly liable for any Indebtedness that provides that the holder thereof may (with the passage of time or notice or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its stated maturity upon the occurrence of a default with respect to any Indebtedness, Lien or other obligation of any Unrestricted Subsidiary (including any right to take enforcement action against such Unrestricted Subsidiary), (C) after giving effect to such designation, the Total Outstandings would not exceed the Line Cap and (D) if more than 12.5% of the assets included in the most recent calculation of the Borrowing Base are held by the Subsidiaries so designated, the Administrative Borrower shall have delivered to the Administrative Agent an updated Borrowing Base Certificate giving pro forma effect to such designation on or prior to the date of such designation.

Section 6.14            Payment of Taxes. The Borrowers will pay and discharge, and will cause each of the Restricted Subsidiaries to pay and discharge, all Taxes imposed upon it or upon its income or profits, or upon any properties belonging to it, in each case on a timely basis, and all lawful claims which, if unpaid, may reasonably be expected to become a lien or charge upon any properties of any Parent, any Borrower or any of the Restricted Subsidiaries not otherwise permitted under this Agreement; provided that no Borrower nor any Parent nor any of the Restricted Subsidiaries shall be required to pay any such Tax or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP or which would not reasonably be expected, individually or in the aggregate, to constitute a Material Adverse Effect.

Section 6.15            Nature of Business. The Parents, the Borrowers and the Restricted Subsidiaries will engage only in material lines of business substantially similar to those lines of business conducted by the Parents, the Administrative Borrower and the Restricted Subsidiaries on the Closing Date or any business reasonably related, complementary or ancillary thereto.

Section 6.16            Cash Receipts; Cash Dominion Period.

(a)                Each Loan Party shall use commercially reasonable efforts to enter into, as soon as possible after the Closing Date, an effective account control agreement (a “Deposit Account Control Agreement”) with each account bank, in each case, in form and substance reasonably satisfactory to the Administrative Agent and the Borrowers, with respect to each primary domestic concentration Deposit Account in which funds of any of the Loan Parties from Cash Receipts of the Loan Parties are deposited (including those existing as of the Closing Date and listed on Schedule 6.16 attached hereto, excluding, Excluded Funds maintained in Excluded Accounts); provided further that, (1) on the 120th day following the Closing Date (or such longer period following such date as the Administrative Agent may agree in its sole discretion), if the applicable Loan Party shall not have entered into a Deposit Account Control Agreement with respect to any such Deposit Account (other than an Excluded Account), such Deposit Account shall be closed and all funds therein transferred to a Deposit Account at the Administrative Agent, an Affiliate of the Administrative Agent, or another financial institution that has executed a Deposit Account Control Agreement within thirty (30) days after the expiration of such 120 day period and (2) the applicable Loan Party shall enter into a Deposit Account Control Agreement with respect to any such Deposit Account (other than an Excluded Account) which is established after the Closing Date, promptly and in any event within sixty (60) days upon such establishment (or such longer period as the Administrative Agent may agree in its discretion). Notwithstanding anything in this Section to the contrary, the provisions of this Section 6.16(a) shall not apply to any Deposit Account acquired by a Loan Party in connection with a Permitted Acquisition prior to the date that is 120 days (or such later date as the Administrative Agent may agree) following the consummation of such Permitted Acquisition.

(b)                Each Deposit Account Control Agreement shall require (without further consent of the Loan Parties), and the Loan Parties shall cause, after the occurrence and during the continuance of a Cash Dominion Period and subject to the ABL Intercreditor Agreement, the ACH or wire transfer no less frequently than daily (and whether or not there are then any outstanding Obligations) to the concentration account maintained by, in the name of and under the sole dominion and control of the Administrative Agent (the “Concentration Account”), of all cash receipts and collections, set forth below, other than amounts in Excluded Accounts (collectively, the “Cash Receipts”):

(i)                 all available cash receipts from the sale of ABL Priority Collateral or casualty insurance proceeds arising from any of the foregoing;

(ii)               all proceeds of collections of Accounts; and

(iii)             the then contents of each Approved Deposit Account (in each case, net of any minimum balance as may be required to be kept therein by the institution at which such Deposit Account is maintained).

(c)                The Concentration Account shall at all times be under the sole dominion and control of the Administrative Agent, subject to the Borrowers’ right to use of the account as set forth in clause (d) below. The Loan Parties hereby acknowledge and agree that (i) the Loan Parties have no right of withdrawal from the Concentration Account to the extent a Cash Dominion Period is in effect, (ii) the funds on deposit in the Concentration Account shall at all times be collateral security for all of the Obligations and (iii) the funds on deposit in the Concentration Account shall be applied as provided in this Agreement (subject to the ABL Intercreditor Agreement). In the event that, notwithstanding the provisions of this Section 6.16, during the continuation of any Cash Dominion Period, any Loan Party receives or otherwise has dominion and control of any Cash Receipts which are not on deposit in the Concentration Account, such Cash Receipts shall be held by such Loan Party for the Administrative Agent in Deposit Accounts subject to a Deposit Account Control Agreement and shall, not later than the Business Day after receipt thereof, be deposited into the Concentration Account or dealt with in such other fashion as such Loan Party may be instructed by the Administrative Agent.

(d)                So long as no Cash Dominion Period is continuing, the Loan Parties may direct, and shall have sole control over, the manner of disposition of funds in the Approved Deposit Accounts. The Administrative Agent and the other Secured Parties hereby acknowledge and agree that so long as no Cash Dominion Period is continuing the Loan Parties shall have the right to withdraw all funds remaining on deposit in any Concentration Account and the Administrative Agent shall no longer be permitted to direct any account bank under any Deposit Account Control Agreement to ACH or wire transfer any Cash Receipts into any Concentration Account.

(e)                Any amounts received in the Concentration Account at any time when all of the Obligations (other than Hedging Obligations, Cash Management Obligations and contingent indemnification obligations and other contingent obligations) have been paid in full or no Cash Dominion Period is continuing shall be remitted to the operating account of the Loan Parties maintained with the Administrative Agent or to an operating account otherwise designated by the Administrative Borrower.

(f)                 The Administrative Agent shall promptly (but in any event within one (1) Business Day) furnish written notice to each Approved Account Bank of any termination of a Cash Dominion Period.

Section 6.17            Borrowing Base Certificate; Appraisals and Field Examinations.

(a)                The Administrative Borrower shall provide the Administrative Agent with a Borrowing Base Certificate setting forth the calculation of the Borrowing Base and of Excess Availability as of the last Business Day of the applicable period set forth below, duly completed and executed by a Responsible Officer of the Administrative Borrower, together with all schedules required pursuant to the terms of the Borrowing Base Certificate duly completed:

(i)                 as soon as possible but in any event within twenty (20) days after the end of each calendar month commencing with November 2017 (or in the case of the first twelve (12) months following the Closing Date, within thirty (30) days after the end of each calendar month) (or on a more frequent basis at the discretion of the Administrative Borrower; provided that once a more frequent basis is elected it must be continued for no less than 60 calendar days after the date of such election); and

(ii)               during a Notice Period, on each Wednesday of each week (as of the immediately preceding Friday).

(b)                The Administrative Borrower shall furnish to the Administrative Agent any information that the Administrative Agent may reasonably request regarding the determination and calculation of the Borrowing Base including correct and complete copies of any invoices, underlying agreements, instruments or other documents and the identity of all Account Debtors in respect of Accounts referred to therein.

(c)                The Administrative Agent may carry out, at the Borrowers’ expense, one (1) Inventory Appraisal in any calendar year; provided, however, that notwithstanding the foregoing limitations (i) if at any time during a calendar year, a Collateral Test Triggering Event occurs, the Administrative Agent may carry out, at the Borrowers’ expense, one (1) additional Inventory Appraisals in such calendar year, and (ii) at any time during the continuation of a Specified Event of Default, the Administrative Agent may carry out, at the Borrowers’ expense, Inventory Appraisals as frequently as determined by the Administrative Agent in its reasonable discretion.

(d)                The Administrative Agent may carry out, at the Borrowers’ expense, one (1) Field Examination in any calendar year; provided, however, that notwithstanding the foregoing limitations, (i) if at any time during a calendar year a Collateral Test Triggering Event occurs, the Administrative Agent may carry out, at the Borrowers’ expense, one (1) additional  Field Examination in such calendar year, and (ii) at any time during the continuation of a Specified Event of Default, the Administrative Agent may carry out, at the Borrowers’ expense, Field Examinations as frequently as determined by the Administrative Agent in its reasonable discretion.

Section 6.18                     Lender Calls. The Administrative Borrower will engage in quarterly telephonic meetings with the Administrative Agent and the Lenders to review the Consolidated financial results of operations and the financial condition of the Parents, the Borrowers and the Restricted Subsidiaries; provided that, for the avoidance of doubt, such telephonic meeting may be one meeting with respect to this Agreement, the First Lien Facility and the Second Lien Facility.

Article VII

Negative Covenants

From and after the Closing Date and so long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than Hedging Obligations, Cash Management Obligations and contingent indemnification obligations not yet due) hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (unless such Letters of Credit have been Cash Collateralized or backstopped pursuant to arrangements reasonably satisfactory to the applicable L/C Issuer), the Parents and the Borrowers shall not, nor shall they permit the Restricted Subsidiaries to:

Section 7.01            Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)                Liens pursuant to any Loan Document;

(b)                Liens existing on the date hereof and set forth on Schedule 7.01(b);

(c)                Liens for Taxes, assessments or governmental charges (i) which are not overdue for a period of more than thirty (30) days, (ii) which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with GAAP or (iii) the nonpayment of which would not result in a breach of Section 6.14;

(d)                statutory or common law Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens arising in the ordinary course of business (i) which secure amounts not overdue for a period of more than thirty (30) days or if more than thirty (30) days overdue, are unfiled (or if filed have been discharged or stayed) and no other action has been taken to enforce such Lien or (ii) which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with GAAP;

(e)                (i) pledges, deposits or Liens arising as a matter of law in the ordinary course of business in connection with workers’ compensation, payroll taxes, unemployment insurance and other social security legislation and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to any Parent, any Borrower or any Restricted Subsidiary;

(f)                 Liens incurred in the ordinary course of business to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations);

(g)                easements, rights-of-way, restrictions, covenants, conditions, encroachments, protrusions and other similar encumbrances and minor title defects affecting real property which, in the aggregate, do not in any case materially interfere with the ordinary conduct of the business of any Parent, any Borrower or any Restricted Subsidiary;

(h)                Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(i)                 Liens securing Indebtedness permitted under Section 7.03(f); provided that (i) such Liens attach concurrently with or within two hundred and seventy (270) days after the acquisition, construction, repair, replacement or improvement (as applicable) of the property subject to such Liens, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, replacements thereof and additions and accessions to such property and the proceeds and the products thereof and customary security deposits, and (iii) with respect to Capitalized Leases, such Liens do not at any time extend to or cover any assets (except for additions and accessions to such assets, replacements and products thereof and customary security deposits) other than the assets subject to such Capitalized Leases; provided that individual financings of equipment provided by one lender may be cross-collateralized to other financings of equipment provided by such lender;

(j)                 leases, licenses, subleases or sublicenses and Liens on the property covered thereby, in each case, granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of any Parent, any Borrower or any Restricted Subsidiary, taken as a whole, or (ii) secure any Indebtedness;

(k)                Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(l)                 Liens (i) of a collection bank (including those arising under Section 4-210 of the Uniform Commercial Code) on the items in the course of collection and (ii) in favor of a banking or other financial institution arising as a matter of law encumbering deposits or other funds maintained with a financial institution (including the right of set off) and which are within the general parameters customary in the banking industry;

(m)              Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 7.02(j), (n), (t) or (y) to be applied against the purchase price for such Investment and (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(n)                Liens in favor of a Borrower or a Restricted Subsidiary securing Indebtedness permitted under Section 7.03(e); provided that any Lien in favor of a Restricted Subsidiary that is not a Loan Party shall be a Lien ranking junior to the Lien on the Collateral securing the Obligations; and such Indebtedness may not be secured by any assets that are not Collateral.

(o)                Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary (other than by designation as a Restricted Subsidiary pursuant to Section 6.13), in each case after the date hereof; provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), (iii) the Indebtedness secured thereby is permitted under Section 7.03 and (iv) no such Lien may extend to or cover any Accounts or Inventory unless such Lien is junior to the Lien securing the Obligations;

(p)                any interest or title of a lessor or sublessor under leases or subleases entered into by any Parent, any Borrower or any Restricted Subsidiary in the ordinary course of business;

(q)                Liens, if any, arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by any Parent, any Borrower or any Restricted Subsidiary in the ordinary course of business;

(r)                 Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the incurrence of Indebtedness, (ii) relating to pooled deposit or sweep accounts of any Parent, any Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of any Parent, any Borrower or any Restricted Subsidiary or (iii) relating to purchase orders and other agreements entered into with customers of any Parent, any Borrower or any Restricted Subsidiary in the ordinary course of business;

(s)                 Liens, if any, arising from precautionary Uniform Commercial Code financing statement filings;

(t)                 Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(u)                any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of any Parent, any Borrower or any Restricted Subsidiary;

(v)                Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit issued for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(w)              the modification, replacement, renewal or extension of any Lien permitted by clauses (b), (i) and (o) of this Section 7.01; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.03, and (B) proceeds and products thereof; and (ii) the renewal, extension or refinancing of the obligations secured or benefited by such Liens is permitted by Section 7.03;

(x)                ground leases in respect of real property on which facilities owned or leased by any Parent, any Borrower or any Restricted Subsidiary are located;

(y)                Liens on property of a Non-Loan Party securing Indebtedness or other obligations of such Non-Loan Party;

(z)                Liens solely on any cash earnest money deposits made by any Parent, any Borrower or any Restricted Subsidiary in connection with any letter of intent or purchase agreement permitted hereunder;

(aa)             [reserved];

(bb)            Liens securing Indebtedness permitted pursuant to Section 7.03(m);

(cc)             other Liens securing Indebtedness or other obligations in an aggregate principal amount at any time outstanding not to exceed the greater of (x) $40,000,000 and (y) 40% of Consolidated EBITDA of the Parents, the Borrowers and the Restricted Subsidiaries for the most recently ended Test Period calculated on a Pro Forma Basis; provided that (i) any Liens on ABL Priority Collateral shall be junior to the Liens on the ABL Priority Collateral securing the Obligations and (ii) the representatives (or beneficiary or agent) in respect of such Indebtedness or obligations shall have entered into the Applicable Intercreditor Agreement;

(dd)            [reserved];

(ee)             Liens securing Indebtedness permitted pursuant to Section 7.03(v); provided that, (i) such Liens shall only secure the obligations secured on the date of the related Permitted Acquisition or other Investment and such liens shall not extend to any other property of the Parents, the Borrowers and the Restricted Subsidiaries and (ii) to the extent such Liens are on the Collateral, (A) any such Liens on ABL Priority Collateral shall be junior to the Liens on the ABL Priority Collateral securing the Obligations and (B) the beneficiaries thereof (or an agent on their behalf) shall have entered into the Applicable Intercreditor Agreement;

(ff)               Liens on the Collateral securing Indebtedness permitted pursuant to Section 7.03(b); provided that (a) any Liens on ABL Priority Collateral shall be junior to the Liens on the ABL Priority Collateral securing the Obligations, (b) any Liens on the Term Priority Collateral may be pari passu with or senior to the Liens on the Term Priority Collateral securing the Obligations and (c) the representatives (or beneficiary or agent) in respect of each of the First Lien Facility and Second Lien Facility shall have entered into the Applicable Intercreditor Agreement;

(gg)            with respect to any Foreign Subsidiary, other Liens and privileges arising mandatorily by Law;

(hh)            Liens on receivables and related assets arising in connection with a Permitted Receivables Financing;

(ii)               Liens securing Indebtedness permitted to be secured pursuant to Section 7.03(r); provided that to the extent such Liens are on the Collateral, (i) such Liens shall rank junior to the Lien securing the Obligations and (ii) the beneficiaries thereof (or an agent on their behalf) shall have entered into the Applicable Intercreditor Agreement; and

(jj)               Liens on the Equity Interests of JV Entities securing financing arrangements for the benefit of the applicable JV Entity that are not otherwise prohibited under this Agreement.

Section 7.02            Investments. Make any Investments, except:

(a)                Investments by any Parent, any Borrower or any Restricted Subsidiary in assets that were Cash Equivalents when such Investment was made;

(b)                loans or advances to officers, directors, managers, partners and employees of any Parent (or any direct or indirect parent thereof), any Intermediate Holding Company, the Borrowers or the Restricted Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation, customary fringe benefits and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Equity Interests of any Parent (or any direct or indirect parent thereof or any Intermediate Holding Company or a Borrower) (provided that the proceeds of any such loans and advances shall be contributed to the Borrowers in cash as common equity) and (iii) for purposes not described in the foregoing clauses (i) and (ii), in an aggregate principal amount outstanding not to exceed the greater of (x) $10,000,000 and (y) 10% of Consolidated EBITDA of the Parents, the Borrowers and the Restricted Subsidiaries for the most recently ended Test Period calculated on a Pro Forma Basis;

(c)                asset purchases (including purchases of inventory, supplies and materials) and the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons, in each case in the ordinary course of business;

(d)                Investments (i) by any Loan Party in any other Loan Party (other than any Parent), (ii) by any Non-Loan Party in any Loan Party (other than any Parent), (iii) by any Non-Loan Party in any other Non-Loan Party and (iv) by any Loan Party in any Non-Loan Party; provided that the aggregate amount of such Investments in Non-Loan Parties pursuant to clause (iv) shall not exceed in an aggregate amount, as valued at cost at the time each such Investment is made and including all related commitments for future Investments, (A) the greater of (x) $35,000,000 and (y) 30% of Consolidated EBITDA of the Parents, the Borrowers and the Restricted Subsidiaries for the most recently ended Test Period calculated on a Pro Forma Basis (excluding any Investments received in respect of, or consisting of, the transfer or contribution of Equity Interests in or Indebtedness of any Foreign Subsidiary to any other Foreign Subsidiary), plus (B) an amount equal to any returns of capital or sale proceeds actually received in cash in respect of any such Investments (which amount shall not exceed the amount of such Investment valued at cost at the time such Investment was made); provided that any such amounts under this clause (B) shall not increase the Available Equity Amount, it being understood that any returns of capital or sale proceeds actually received in cash in respect of any such Investments in excess of the amount of such Investment valued at cost at the time such Investment was made shall increase the Available Equity Amount (to the extent such excess amount of returns or proceeds would otherwise increase the Available Equity Amount pursuant to the definition thereof);

(e)                Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(f)                 Investments consisting of Liens, Indebtedness, fundamental changes, Dispositions and Restricted Payments (other than, in each case, by reference to this Section 7.02) permitted under Section 7.01, Section 7.03, Section 7.04, Section 7.05 and Section 7.06, respectively;

(g)                Investments existing on the Closing Date and set forth on Schedule 7.02 and any modification, replacement, renewal, reinvestment or extension of any such Investments; provided that the amount of any Investment permitted pursuant to this Section 7.02(g) is not increased from the amount of such Investment on the Closing Date except pursuant to the terms of such Investment as of the Closing Date or as otherwise permitted by this Section 7.02;

(h)                Investments in Swap Contracts permitted under Section 7.03(g);

(i)                 promissory notes and other noncash consideration received in connection with Dispositions permitted by Section 7.05;

(j)                 the purchase or other acquisition of property and assets or businesses of any Person or of assets constituting a business unit, a line of business or division of such Person, or Equity Interests in a Person that, upon the consummation thereof, will be a Restricted Subsidiary (including as a result of a merger or consolidation) (or such assets will be contributed to a Parent, a Borrower or a Restricted Subsidiary) (each, a “Permitted Acquisition”) and together with any Investments in Restricted Subsidiaries necessary to consummate a transaction otherwise permitted by this clause (j); provided that (i) immediately after giving Pro Forma Effect to any such purchase or other acquisition, no Default or Event of Default shall have occurred and be continuing (provided that in the case of any Limited Condition Transaction, no Specified Event of Default shall have occurred and be continuing at the time of consummation thereof), (ii) after giving effect to any such purchase or other acquisition, the Borrowers shall be in compliance with the covenant in Section 6.15, (iii) to the extent required by the Collateral and Guarantee Requirement, (A) the property, assets and businesses acquired in such purchase or other acquisition shall become Collateral and (B) any such newly created or acquired Restricted Subsidiary (other than an Excluded Subsidiary) shall become Guarantors, in each case in accordance with Section 6.10, (iv) the Payment Conditions shall have been satisfied and (v) the aggregate consideration for the acquisition of Non-Loan Parties pursuant to clause (j) shall not exceed in an aggregate amount at any time outstanding, as valued at cost at the time each such Investment is made, not to exceed the greater of (x) $50,000,000 and (y) 45% of Consolidated EBITDA of the Parents, the Borrowers and the Restricted Subsidiaries for the most recently ended Test Period calculated on a Pro Forma Basis;

(k)                the Inventure Acquisition;

(l)                 Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers consistent with past practices;

(m)              Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(n)                Investments as valued at cost at the time each such Investment is made and including all related commitments for future Investments, in an amount not exceeding (i) the Available Equity Amount and/or (ii) the Excluded Contribution Amount;

(o)                advances of payroll payments to employees in the ordinary course of business;

(p)                loans and advances to any direct or indirect parent of any Parent in lieu of, and not in excess of the amount of (after giving effect to any other such loans or advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to such direct or indirect parent in accordance with Section 7.06; provided that any such loan or advance shall reduce the amount of such applicable Restricted Payment thereafter permitted under Section 7.06 by a corresponding amount (if such applicable provision of Section 7.06 contains a maximum amount);

(q)                Investments held by a Restricted Subsidiary acquired after the Closing Date or of a corporation or company merged into any Parent or any Borrower or merged or consolidated with any Restricted Subsidiary in accordance with Section 7.04 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(r)                 Guarantee Obligations of any Parent, any Borrower or any Restricted Subsidiary in respect of leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(s)                 Investments to the extent that payment for such Investments is made solely with Qualified Equity Interests (other than any Cure Amounts or Excluded Contribution Amount);

(t)                 other Investments in an aggregate amount, as valued at cost at the time each such Investment is made and including all related commitments for future Investments, not exceeding (i) the greater of (x) $40,000,000 and (y) 40% of Consolidated EBITDA of the Parents, the Borrowers and the Restricted Subsidiaries for the most recently ended Test Period calculated on a Pro Forma Basis, plus (ii) an amount equal to any returns of capital or sale proceeds actually received in cash in respect of any such Investments (which amount shall not exceed the amount of such Investment valued at cost at the time such Investment was made); provided that any such amounts under this clause (ii) shall not increase the Available Equity Amount, it being understood that any returns of capital or sale proceeds actually received in cash in respect of any such Investments in excess of the amount of such Investment valued at cost at the time such Investment was made shall increase the Available Equity Amount (to the extent such excess amount of returns or proceeds would otherwise increase the Available Equity Amount pursuant to the definition thereof);

(u)                Investments in JV Entities and Unrestricted Subsidiaries in an aggregate amount, as valued at cost at the time each such Investment is made and including all related commitments for future Investments, not exceeding (i) the greater of (x) $40,000,000 and (y) 40% of Consolidated EBITDA of the Parents, the Borrowers and the Restricted Subsidiaries for the most recently ended Test Period calculated on a Pro Forma Basis, plus (ii) an amount equal to any returns of capital or sale proceeds actually received in cash in respect of any such Investments (which amount shall not exceed the amount of such Investment valued at cost at the time such Investment was made); provided that any such amounts under this clause (ii) shall not increase the Available Equity Amount, it being understood that any returns of capital or sale proceeds actually received in cash in respect of any such Investments in excess of the amount of such Investment valued at cost at the time such Investment was made shall increase the Available Equity Amount (to the extent such excess amount of returns or proceeds would otherwise increase the Available Equity Amount pursuant to the definition thereof);

(v)                Investments in connection with a Permitted Receivables Financing;

(w)              contributions to a “rabbi” trust for the benefit of employees or other grantor trust subject to claims of creditors in the case of a bankruptcy of a Borrower;

(x)                Investments by an Unrestricted Subsidiary entered into prior to the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary pursuant to the definition of “Unrestricted Subsidiary”; provided that such Investments were not incurred in contemplation of such redesignation;

(y)                other Investments; provided that, at the time of such Investment, the Payment Conditions shall have been satisfied with respect thereto calculated on a Pro Forma Basis;

(z)                transactions entered into in order to consummate a Permitted Tax Restructuring; and

(aa)             loans and advances to the Distribution Asset Transferee in an aggregate principal amount at any time outstanding not to exceed $15,000,000.

Section 7.03            Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a)                Indebtedness of any Parent, any Borrower and any of the Restricted Subsidiaries under the Loan Documents;

(b)                Indebtedness incurred (A) pursuant to the First Lien Facility in an aggregate principal amount not to exceed the sum of (i) $535,000,000 plus (ii) Incremental Term Loans (as defined in the First Lien Credit Agreement as in effect on the date hereof) and Permitted Alternative Incremental Facilities Debt (as defined in the First Lien Credit Agreement as in effect on the date hereof) plus (iii) all accrued interest, fees, expenses and other non-principal First Lien Obligations with respect thereto and (B) pursuant to the Second Lien Facility in an aggregate principal amount not to exceed the sum of (i) $125,000,000 plus (ii) Incremental Term Loans (as defined in the Second Lien Credit Agreement as in effect on the date hereof) and Permitted Alternative Incremental Facilities Debt (as defined in the Second Lien Credit Agreement as in effect on the date hereof) plus (iii) all accrued interest, fees, expenses and other non-principal Second Lien Obligations with respect thereto, and, in each case, (C) together with any Permitted Refinancing of the Indebtedness described in clauses (b)(A) and (b)(B) above;

(c)                (i) Surviving Indebtedness listed on Schedule 7.03(c) and (ii) any Permitted Refinancing of any of the foregoing;

(d)                Guarantee Obligations of the Parents, the Borrowers and the Restricted Subsidiaries in respect of Indebtedness of any Parent, any Borrower or any Restricted Subsidiary otherwise permitted hereunder (except that Non-Loan Parties may not, by virtue of this Section 7.03(d), guarantee Indebtedness that such Non-Loan Parties could not otherwise incur under this Section 7.03); provided that, if the Indebtedness being guaranteed is subordinated to the Obligations, such Guarantee Obligation shall be subordinated to the Guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness;

(e)                Indebtedness of any Parent, any Borrower or any Restricted Subsidiary owing to any Parent, any Borrower or any Restricted Subsidiary to the extent constituting an Investment permitted by Section 7.02; provided that all such Indebtedness of any Loan Party owed to any Person that is not a Loan Party shall be subject to the subordination terms set forth in Section 3.01 of the Guaranty;

(f)                 (i) Attributable Indebtedness and other Indebtedness financing the acquisition, construction, repair, replacement or improvement of fixed or capital assets (provided that such Indebtedness is incurred concurrently with or within two hundred seventy (270) days after the applicable acquisition, construction, repair, replacement or improvement), (ii) Attributable Indebtedness arising out of Permitted Sale Leasebacks in an aggregate principal amount not to exceed at any one time outstanding the greater of (x) $30,000,000 and (y) 30% of Consolidated EBITDA of the Parents, the Borrowers and the Restricted Subsidiaries for the most recently ended Test Period calculated on a Pro Forma Basis and (iii) any Permitted Refinancing of any Indebtedness set forth in the immediately preceding clauses (i) and (ii); provided that the aggregate principal amount of Indebtedness (including without limitation Attributable Indebtedness, but excluding Attributable Indebtedness incurred pursuant to clause (ii)) under this Section 7.03(g) does not exceed the greater of (x) $50,000,000 and (y) 50% of Consolidated EBITDA of the Parents, the Borrowers and the Restricted Subsidiaries for the most recently ended Test Period calculated on a Pro Forma Basis;

(g)                Indebtedness in respect of Swap Contracts (i) entered into to hedge or mitigate risks to which any Parent, any Borrower or any Subsidiary has actual or anticipated exposure (other than those in respect of shares of capital stock or other equity ownership interests of any Parent, any Borrower or any Subsidiary), (ii) entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of any Parent, any Borrower or any Subsidiary and (iii) entered into to hedge commodities, currencies, general economic conditions, raw materials prices, revenue streams or business performance;

(h)                [reserved];

(i)                 Indebtedness representing deferred compensation to employees of any Parent (or any direct or indirect parent of any Parent), any Borrower and the Restricted Subsidiaries incurred in the ordinary course of business;

(j)                 Indebtedness to current or former officers, directors, partners, managers, consultants and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of any Parent (or any direct or indirect parent thereof) permitted by Section 7.06 in an aggregate amount not to exceed $15,000,000 at any one time outstanding;

(k)                Indebtedness incurred by any Parent, any Borrower or any of the Restricted Subsidiaries in the Transactions, a Permitted Acquisition, any other Investment expressly permitted hereunder or any Disposition, in each case to the extent constituting indemnification obligations or obligations in respect of purchase price (including earn-outs) or other similar adjustments;

(l)                 Indebtedness consisting of obligations of any Parent, the Administrative Borrower or any of the Restricted Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in connection with the Transaction and Permitted Acquisitions or any other Investment expressly permitted hereunder;

(m)              Cash Management Obligations and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements in each case incurred in the ordinary course;

(n)                Indebtedness consisting of (a) the financing of insurance premiums or (b) take or pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(o)                Indebtedness incurred by any Parent, any Borrower or any of the Restricted Subsidiaries in respect of letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments issued or created in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims;

(p)                obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by any Parent, any Borrower or any of the Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

(q)                Indebtedness supported by a Letter of Credit in a principal amount not to exceed the face amount of such Letter of Credit;

(r)                 (i) other Indebtedness of any Parent, any Borrower or any Restricted Subsidiary in an unlimited amount, so long as (A) if such Indebtedness is secured by any Liens on the Term Priority Collateral (other than Liens that are junior to the Liens securing the First Lien Obligations), the First Lien Senior Secured Leverage Ratio (calculated on a Pro Forma Basis but excluding the cash proceeds therefrom) as of the last day of the most recently ended Test Period is not greater than 4.00:1.00, (B) if such Indebtedness is secured by a Lien on the Term Priority Collateral that is junior to the Liens securing the First Lien Obligations, the Senior Secured Leverage Ratio (calculated on a Pro Forma Basis but excluding the cash proceeds therefrom) as of the last day of the most recently ended Test Period is not greater than 5.00:1.00 and (C) if such Indebtedness is unsecured or secured by assets that do not constitute Collateral, the Total Leverage Ratio (calculated on a Pro Forma Basis but excluding the cash proceeds therefrom) as of the last day of the most recently ended Test Period is not greater than either (x) 5.50:1.00 or (y) if such Indebtedness is incurred to finance a Permitted Acquisition or any other similar Investment not prohibited hereunder, the Total Leverage Ratio (calculated on a Pro Forma Basis but excluding the cash proceeds therefrom) immediately prior to the consummation of such Permitted Acquisition or other Investment and the incurrence of such Indebtedness (provided that, with respect to all Indebtedness of this clause (r), (1) such Indebtedness shall not mature prior to the date that is six (6) months after the Latest Maturity Date or have a Weighted Average Life to Maturity less than the Weighted Average Life to Maturity of the “Initial Term Loans” (as defined in the First Lien Credit Agreement as in effect on the date hereof); provided that the foregoing requirements of this clause (1) shall not apply to the extent such Indebtedness constitutes a customary bridge facility, so long as the long-term Indebtedness into which such customary bridge facility is to be converted or exchanged satisfies the requirements of this clause (1), (2) such Indebtedness shall not have mandatory prepayment, redemption or offer to purchase events more onerous than those applicable to the Initial Term Loans (as defined in the First Lien Credit Agreement as in effect on the date hereof); provided that the foregoing requirements of this clause (2) shall not apply to the extent such Indebtedness constitutes a customary bridge facility, so long as the long-term Indebtedness into which such customary bridge facility is to be converted or exchanged satisfies the requirements of this clause (2), (3) the other terms and conditions of such Indebtedness (excluding pricing and optional prepayment or redemption terms), if not consistent with the terms of the Revolving Credit Loans, shall comply with terms set forth in Section 7.03(r) of the First Lien Credit Agreement as in effect on the date hereof and (4) the maximum aggregate principal amount of Indebtedness that may be incurred pursuant to this Section 7.03(r) by Non-Loan Parties shall not exceed the greater of (x) $25,000,000 and (y) 20% of Consolidated EBITDA of the Parents, the Borrowers and the Restricted Subsidiaries for the most recently ended Test Period at any one time outstanding); and (ii) any Permitted Refinancing of Indebtedness incurred under the foregoing clause (r)(i);

(s)                 Indebtedness incurred by a Non-Loan Party, and guarantees thereof by Non-Loan Party, in an aggregate principal amount not to exceed the greater of (x) $25,000,000 and (y) 20% of Consolidated EBITDA of the Parents, the Borrowers and the Restricted Subsidiaries for the most recently ended Test Period at any one time outstanding;

(t)                 unlimited additional Indebtedness subject to compliance with the Payment Conditions calculated on a Pro Forma Basis; provided that (i) if such Indebtedness is secured by the Collateral, (A) any Liens on ABL Priority Collateral shall be junior to the Liens on the ABL Priority Collateral securing the Obligations and (B) the representatives (or beneficiary or agent) in respect of such Indebtedness shall have entered into the Applicable Intercreditor Agreement, (ii) such Indebtedness shall not mature prior to the date that is 91 days after the Latest Maturity Date and (iii) such Indebtedness shall not require any principal payments (other than customary amortization payments) prior to the Latest Maturity Date;

(u)                additional Indebtedness in an aggregate principal amount not to exceed the greater of (x) $50,000,000 and (y) 50% of Consolidated EBITDA of the Parents, the Borrowers and the Restricted Subsidiaries for the most recently ended Test Period at any one time outstanding and calculated on a Pro Forma Basis; provided that if such Indebtedness is secured by the Collateral, (A) any Liens on ABL Priority Collateral shall be junior to the Liens on the ABL Priority Collateral securing the Obligations and (B) the representatives (or beneficiary or agent) in respect of such Indebtedness shall have entered into the Applicable Intercreditor Agreement;

(v)                Indebtedness assumed in connection with a Permitted Acquisition or other Investment not prohibited hereunder and not created in contemplation thereof, so long as either (A) such Indebtedness would have been permitted to have been incurred under Section 7.03(r) or (B) the aggregate principal amount of such Indebtedness does not exceed the greater of (x) $40,000,000 and (y) 40% of Consolidated EBITDA of the Parents, the Borrowers and the Restricted Subsidiaries for the most recently ended Test Period at any time outstanding;

(w)              Indebtedness with respect to any Permitted Receivables Financing;

(x)                [reserved];

(y)                [reserved];

(z)                unsecured Contribution Indebtedness (and any Permitted Refinancing thereof); and

(aa)             all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (z) above. For purposes of determining compliance with this Section 7.03, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (a) through (y) above, the Borrowers may, in their sole discretion, classify and reclassify or later divide, classify or reclassify such item of Indebtedness (or any portion thereof) and will only be required to include the amount and type of such Indebtedness in one or more of the above clauses; provided that all Indebtedness outstanding under the Loan Documents will be deemed to have been incurred in reliance only on the exception in clause (a) of this Section 7.03 and the First Lien Facility and Second Lien Facility and in each case, any Permitted Refinancing thereof will be deemed to have been incurred in reliance only on the exception set forth in clause (b) of this Section 7.03.

The accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 7.03.

Section 7.04            Fundamental Changes. Merge, amalgamate, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person (including, in each case, pursuant to a Division), except that:1

(a)                any Restricted Subsidiary may merge or amalgamate with (i) a Borrower (provided that the resulting entity shall succeed as a matter of law to all of the Obligations of such Borrower), (ii) any one or more Restricted Subsidiaries (provided that when any Restricted Subsidiary that is a Loan Party is merging or amalgamating with another Restricted Subsidiary, a Loan Party shall be a continuing or surviving Person, as applicable, or the resulting entity shall succeed as a matter of law to all of the Obligations of such Loan Party (including, without limitation, as a Borrower, as applicable)) and (iii) in order to consummate a Permitted Tax Restructuring;

(b)                (i) any Restricted Subsidiary that is not a Loan Party may merge, amalgamate or consolidate with or into any other Restricted Subsidiary that is not a Loan Party, (ii) (A) any Restricted Subsidiary may liquidate, dissolve or wind up, or (B) any Restricted Subsidiary may change its legal form, in each case, if the Borrowers determine in good faith that such action is in the best interests of the Parents, the Borrowers and the other Subsidiaries and is not materially disadvantageous to the Lenders and (iii) each Borrower may change its legal form if it determines in good faith that such action is in the best interests of the Parents, the Borrowers and the other Restricted Subsidiaries and the Administrative Agent reasonably determines it is not disadvantageous to the Lenders;

(c)                any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to another Restricted Subsidiary; provided that if the transferor in such a transaction is a Loan Party, then either (i) the transferee must be a Loan Party or (ii) to the extent constituting an Investment, such Investment must be a permitted Investment in or Indebtedness of a Restricted Subsidiary that is not a Loan Party in accordance with Section 7.02 and Section 7.03, respectively;

1 Note to Draft: Division should apply to all cases (merger, consolidation, etc.), not just those listed under the definition of Disposition

(d)                so long as no Event of Default exists or would result therefrom, any Borrower may merge or amalgamate with any other Person (1) in a transaction in which such Borrower is the continuing or surviving entity of such transaction or (2) in a transaction in which such other Person is the surviving or continuing entity of such transaction (such person, the “Successor Borrower”); provided that, in the case of this clause (2), (i) such Successor Borrower is organized under the laws of the United States; (ii) such Successor Borrower shall assume the Obligations of the Borrower under the Loan Documents; (iii) each Guarantor shall have confirmed that its Guaranty shall apply to the Successor Borrower’s obligations under the Loan Documents; (iv) each Guarantor shall have by a supplement to the Security Agreement and other applicable Collateral Documents confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under the Loan Documents; (v) the Borrower shall have delivered information reasonably requested in writing by the Administrative Agent (or any Lender through the Administrative Agent) reasonably required by regulatory authorities under “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act of the type delivered on the Closing Date pursuant to Section 4.01(e) and (vi) the Borrower shall have delivered an officer’s certificate certifying the compliance with the foregoing;

(e)                so long as no Default exists or would result therefrom, any Restricted Subsidiary may merge or amalgamate with any other Person in order to effect an Investment permitted pursuant to Section 7.02; provided that the continuing or surviving Person shall be a Restricted Subsidiary, which together with each of its Restricted Subsidiaries, shall have complied with the requirements of Section 6.10;

(f)                 [reserved];

(g)                so long as no Default exists or would result therefrom, a merger, amalgamation, dissolution, winding up, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 7.05, may be effected; and

(h)                so long as no Event of Default exists or would result therefrom, any Parent (the “Subject Parent”) may merge or amalgamate with, or transfer its Equity Interests to, any other Person (1) in a transaction in which the subject Parent is the continuing or surviving entity of such transaction or (2) in a transaction in which such other Person is the surviving or continuing entity of such transaction or acquires, directly or indirectly, 100% of the Equity Interests of the Subject Parent (such person, the “Successor Holdings”); provided that, in the case of this clause (2), (i) the Successor Holdings is organized under the laws of the United States; (ii) the Successor Holdings shall assume the Obligations of the Subject Parent under the Loan Documents; (iii) the Successor Holdings shall have become a party to the applicable Guaranty and all other applicable Collateral Documents and the Collateral and Guarantee Requirement shall have been satisfied with respect to the Successor Holdings; and (iv) the Administrative Borrower shall have delivered information reasonably requested in writing by the Administrative Agent (or any Lender through the Administrative Agent) reasonably required by regulatory authorities under “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act, of the type delivered in connection with the Closing Date pursuant to Section 4.01(e).

Section 7.05            Dispositions. Make any Disposition, except:

(a)                Dispositions of obsolete, worn out or surplus property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful in the conduct of the business of the Parents, the Borrowers and the Restricted Subsidiaries;

(b)                Dispositions of inventory and immaterial assets in the ordinary course of business (including allowing any registrations or any applications for registration of any immaterial IP Rights to lapse or go abandoned in the ordinary course of business);

(c)                Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property that is promptly purchased or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property (which replacement property is actually promptly purchased);

(d)                Dispositions of property to a Parent, a Borrower or a Restricted Subsidiary; provided that if the transferor of such property is a Loan Party (i) the transferee thereof must be a Loan Party, (ii) to the extent such transaction constitutes an Investment, such transaction is permitted under Section 7.02, or (iii) such Disposition shall consist of the transfer of Equity Interests in or Indebtedness of any Foreign Subsidiary to any other Foreign Subsidiary;

(e)                Dispositions permitted by Section 7.02, Section 7.04 and Section 7.06 and Liens permitted by Section 7.01;

(f)                 Dispositions in the ordinary course of business of Cash Equivalents;

(g)                leases, subleases, licenses or sublicenses, in each case in the ordinary course of business and which do not materially interfere with the business of the Parents, the Borrowers and the Restricted Subsidiaries, taken as a whole;

(h)                transfers of property subject to Casualty Events;

(i)                 Dispositions of Investments in JV Entities or non-Wholly Owned Restricted Subsidiaries to the extent required by, or made pursuant to, customary buy/sell arrangements between the parties to such JV Entity or shareholders of such non-Wholly-Owned Restricted Subsidiary set forth in the shareholders agreements, joint venture agreements, organizational documents or similar binding agreements relating to such JV Entity or non-Wholly-Owned Restricted Subsidiary;

(j)                 Dispositions of accounts receivable in the ordinary course of business in connection with the collection or compromise thereof or pursuant to factoring arrangements, in each case, to the extent not constituting a receivables financing;

(k)                the unwinding of any Swap Contract pursuant to its terms;

(l)                 Permitted Sale Leasebacks;

(m)              Dispositions not otherwise permitted pursuant to this Section 7.05; provided that (i) such Disposition shall be for fair market value as reasonably determined by the Administrative Borrower in good faith, (ii) the Administrative Borrower shall deliver an updated Borrowing Base Certificate within ten (10) Business Days following the Disposition thereof if more than 12.5% of the assets included in the most recent calculation of the Borrowing Base are being disposed of pursuant to this clause (m) and (iii) the Parents, the Borrowers or any applicable Restricted Subsidiary shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents (provided, however, that for the purposes of this clause (m)(iii), the following shall be deemed to be cash: (A) the assumption by the transferee of Indebtedness or other liabilities contingent or otherwise of any Parent, any Borrower or any of the Restricted Subsidiaries (other than Subordinated Debt) and the valid release of such Parent, such Borrower or such Restricted Subsidiary, by all applicable creditors in writing, from all liability on such Indebtedness or other liability in connection with such Disposition, (B) securities, notes or other obligations received by any Parent, any Borrower or any of the Restricted Subsidiaries from the transferee that are converted by any Parent, any Borrower or any of the Restricted Subsidiaries into cash or Cash Equivalents within 180 days following the closing of such Disposition, (C) Indebtedness (other than Subordinated Debt) of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Disposition, to the extent that each Parent, each Borrower and each Restricted Subsidiary are released from any Guarantee of payment of such Indebtedness in connection with such Disposition and (D) the aggregate Designated Non-Cash Consideration received by the Parents, the Borrowers and the Restricted Subsidiaries for all Dispositions under this clause (m) having an aggregate fair market value (determined as of the closing of the applicable Disposition for which such Designated Non-Cash Consideration is received) not to exceed the greater of (x) $30,000,000 and (y) 25% of Consolidated EBITDA of the Parents, the Borrowers and the Restricted Subsidiaries for the most recently ended Test Period at any time outstanding (net of any Designated Non-Cash Consideration converted into cash and Cash Equivalents received in respect of any such Designated Non-Cash Consideration and calculated on a Pro Forma Basis);

(n)                the Parents, the Borrowers and the Restricted Subsidiaries may surrender or waive contractual rights and settle or waive contractual or litigation claims in the ordinary course of business;

(o)                Dispositions of non-core or obsolete assets acquired in connection with a Permitted Acquisition;

(p)                any swap of assets in exchange for services or other assets in the ordinary course of business of comparable or greater fair market value of usefulness to the business of the Parents, the Borrowers and the Restricted Subsidiaries as a whole, as determined in good faith by the Borrowers;

(q)                any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(r)                 Specified Dispositions and Dispositions consummated in connection with a Permitted Tax Restructuring;

(s)                 Dispositions for Cash Equivalents (other than in connection with the capitalization of any special purpose entity used to effect any such Permitted Receivables Financing) of accounts receivable in connection with any Permitted Receivables Financing; and

(t)                 any Permitted Distribution Business Dispositions.

To the extent any Collateral is Disposed of as expressly permitted by this Section 7.05 to any Person other than the Borrowers or any Guarantor, such Collateral shall be sold free and clear of the Liens created by the Loan Documents and, if requested by the Administrative Agent, upon the certification by the Administrative Borrower that such Disposition is permitted by this Agreement, the Administrative Agent or the Collateral Agent, as applicable, shall be authorized to take and shall take any actions deemed appropriate in order to effect the foregoing.

Section 7.06            Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, except:

(a)                the Borrowers and each Restricted Subsidiary may make Restricted Payments to the Parents, the Borrowers and to Restricted Subsidiaries (and, in the case of a Restricted Payment by a non-Wholly-Owned Restricted Subsidiary, to each owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Equity Interests);

(b)                (i) the Parents may (or may make Restricted Payments to permit any direct or indirect parent thereof to) redeem in whole or in part any of its Equity Interests for another class of its (or such parent’s) Equity Interests or rights to acquire its Equity Interests or with proceeds from substantially concurrent equity contributions or issuances of new Equity Interests, provided that any terms and provisions material to the interests of the Lenders, when taken as a whole, contained in such other class of Equity Interests are at least as advantageous to the Lenders as those contained in the Equity Interests redeemed thereby and (ii) the Parents may declare and make dividend payments or other distributions payable solely in Qualified Equity Interests (to the extent not utilized in connection with any other transactions permitted pursuant to Section 7.02, Section 7.03, Section 7.06 or Section 7.08 (or to build the Available Equity Amount or Excluded Contribution Amount));

(c)                Restricted Payments made on or after the Closing Date for fees and expenses in connection with the Transactions;

(d)                to the extent constituting Restricted Payments, the Parents, the Borrowers and the Restricted Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Section 7.02, Section 7.04 or Section 7.07;

(e)                repurchases of Equity Interests in the ordinary course of business in the Parents (or any direct or indirect parent thereof), the Borrowers or any Restricted Subsidiary deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(f)                 any Parent, the Borrowers or any Restricted Subsidiary may, in good faith, pay (or make Restricted Payments to allow any direct or indirect parent thereof to pay) for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of it or any direct or indirect parent thereof held by any future, present or former employee, director, manager, officer or consultant (or any Affiliates, spouses, former spouses, other immediate family members, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) of any Parent (or any direct or indirect parent of such Parent) or any of its Subsidiaries pursuant to any employee, management, director or manager equity plan, employee, management, director or manager stock option plan or any other employee, management, director or manager benefit plan or any agreement (including any stock subscription or shareholder agreement) with any employee, director, manager, officer or consultant of any Parent (or any direct or indirect parent thereof), the Borrowers or any Subsidiary; provided that such payments do not to exceed $12,500,000 in any calendar year, provided that any unused portion of the preceding basket for any calendar year may be carried forward to succeeding calendar years, so long as the aggregate amount of all Restricted Payments made pursuant to this Section 7.06(f) in any calendar year (after giving effect to such carry forward) shall not exceed $25,000,000; provided, further, that cancellation of Indebtedness owing to any Parent (or any direct or indirect parent thereof) or any of its Subsidiaries from members of management of such Parent, any of such Parent’s direct or indirect parent companies or any of the Borrowers or any Restricted Subsidiary in connection with a repurchase of Equity Interests of any of such Parent’s direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of this Agreement;

(g)                each Parent, each Borrower, and it’s the Restricted Subsidiaries may make Restricted Payments to any direct or indirect holder of an Equity Interest in such Borrower or such Parent:

(i)                 the proceeds of which will be used to make Permitted Tax Distributions;

(ii)               the proceeds of which shall be used to pay such equity holder’s operating costs and expenses incurred in the ordinary course of business, other overhead costs and expenses and fees (including (v) administrative, legal, accounting and similar expenses provided by third parties, (w) trustee, directors, managers and general partner fees, (x) any judgments, settlements, penalties, fines or other costs and expenses in respect of any claim, litigation or proceeding, (y) fees and expenses (including any underwriters discounts and commissions) related to any investment or acquisition transaction (whether or not successful) and (z) payments in respect of indebtedness and equity securities of any direct or indirect holder of Equity Interests in such Parent to the extent the proceeds are used or will be used to pay expenses or other obligations described in this Section 7.06(g)) which are reasonable and customary and incurred in the ordinary course of business and attributable to the ownership or operations of such Parent and its Subsidiaries (including any reasonable and customary indemnification claims made by directors, managers or officers of any direct or indirect parent of such Parent attributable to the direct or indirect ownership or operations of such Parent and the Subsidiaries) and fees and expenses otherwise due and payable by any Parent, any Borrower or any Restricted Subsidiary and permitted to be paid by such Parents, such Borrower and such Restricted Subsidiaries under this Agreement not to exceed $10,000,000 in any fiscal year;

(iii)             the proceeds of which shall be used to pay franchise and excise taxes, and other fees and expenses, required to maintain its (or any of its direct or indirect parents’) existence (including any costs or expenses associated with being a public company listed on a national securities exchange);

(iv)             to finance any Investment permitted to be made pursuant to Section 7.02; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (B) such parent shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be held by or contributed to a Parent, a Borrower or a Restricted Subsidiary or (2) the merger (to the extent permitted in Section 7.04) of the Person formed or acquired into a Parent, a Borrower or a Restricted Subsidiary in order to consummate such Permitted Acquisition, in each case, in accordance with the requirements of Section 6.10; provided that in the case of a Restricted Payment made by a Loan Party, such property shall not build the Available Equity Amount;

(v)              the proceeds of which shall be used to pay customary costs, fees and expenses (other than to Affiliates) related to any unsuccessful equity or debt offering permitted by this Agreement or related to a Qualifying IPO; and

(vi)             the proceeds of which shall be used to pay customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent company or partner of any Parent to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Parents, the Borrowers and the Restricted Subsidiaries;

(h)                any Parent, the Borrowers or any Restricted Subsidiary may pay any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Agreement (it being understood that a distribution pursuant to this Section 7.06(h) shall be deemed to have utilized capacity under such other provision of this Agreement);

(i)                 any Parent, any Borrower or any Restricted Subsidiary may (a) pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any Permitted Acquisition and (b) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms;

(j)                 any Parent, any Borrower or any Restricted Subsidiary may make additional Restricted Payments in an amount not to exceed the greater of (x) $25,000,000 and (y) 20% of Consolidated EBITDA of the Parents, the Administrative Borrower and the Restricted Subsidiaries for the most recently ended Test Period calculated on a Pro Forma Basis;

(k)                any Parent, any Borrower or any Restricted Subsidiary may make additional Restricted Payments in an amount not to exceed (i) the Available Equity Amount (provided that at the time of such Restricted Payment the Total Leverage Ratio of the Parents, the Administrative Borrower and the Restricted Subsidiaries as of the end of the most recently ended Test Period, on a Pro Forma Basis, would be no greater than 5.25:1.00) and/or (ii) the Excluded Contribution Amount;

(l)                 after a Qualifying IPO, (i) any Restricted Payment the proceeds of which will be used to pay listing fees and other costs and expenses attributable to being a publicly traded company which are reasonable and customary, including Public Company Costs and (ii) Restricted Payments not to exceed up to 6.00% per annum of the Net Cash Proceeds received by (or contributed to) the Parents, the Borrowers and the Restricted Subsidiaries from such Qualifying IPO;

(m)               [reserved];

(n)                the Closing Date Restricted Payment;

(o)                the Permitted Distribution Business Disposition;

(p)                Restricted Payments in an amount not to exceed $12,000,000 annually;

(q)                in addition to the foregoing Restricted Payments, the Parents, the Borrowers or any Restricted Subsidiary may make additional Restricted Payments so long as the Payment Conditions shall have been satisfied on a Pro Forma Basis at the time of such Restricted Payments.

Section 7.07            Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of any Parent with a fair market value in excess of $10,000,000, whether or not in the ordinary course of business, other than:

(a)                transactions between or among any Parent, any Borrower or any Restricted Subsidiary or any entity that becomes a Restricted Subsidiary as a result of such transaction;

(b)                transactions on terms not less favorable to such Parent, such Borrower or such Restricted Subsidiary as would be obtainable by such Parent, such Borrower or such Restricted Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate;

(c)                the Transaction and the payment of fees and expenses related to the Transaction;

(d)                the issuance of Equity Interests to any officer, director, manager, employee or consultant of any Parent or any of its Subsidiaries or any direct or indirect parent of such Parent in connection with the Transaction;

(e)                equity issuances, repurchases, redemptions, retirements or other acquisitions or retirements of Equity Interests by any Parent, any Borrower or any Restricted Subsidiary permitted under Section 7.06;

(f)                 loans and other transactions by and among the Parents and/or one or more Subsidiaries to the extent permitted under this Article VII;

(g)                employment and severance arrangements between the Parents or any of their respective Subsidiaries and their respective officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements;

(h)                to the extent permitted by Sections 7.06(g)(i) and (iii), payments by any Parent (and any direct or indirect parent thereof), any Borrower and the Restricted Subsidiaries pursuant to any tax sharing agreements among such Parent (and any such direct or indirect parent thereof), such Borrower and the Restricted Subsidiaries on customary terms to the extent attributable to the ownership or operation of the Parents, the Borrowers and the Restricted Subsidiaries;

(i)                 the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, managers, officers, employees and consultants of the Parents, the Borrowers and the Restricted Subsidiaries or any direct or indirect parent of any Parent in the ordinary course of business to the extent attributable to the ownership or operation of the Parents, the Borrowers and the Restricted Subsidiaries;

(j)                 transactions pursuant to agreements in existence on the Closing Date and set forth on Schedule 7.07 or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect;

(k)                dividends and other distributions permitted under Section 7.06;

(l)                 the payment of board, management, advisory, consulting, refinancing, subsequent transaction and exit fees (including termination fees) and related indemnities and reasonable expenses to any Permitted Holder (or, in the case of board fees, to any director) in an aggregate amount in any fiscal year not to exceed $5,000,000; provided that, upon the occurrence and during the continuance of an Event of Default such amounts may accrue, but not be payable in cash during such period, but all such accrued amounts (plus accrued interest, if any, with respect thereto) may be payable in cash upon the cure or waiver of such Event of Default;

(m)               transactions entered into by an Unrestricted Subsidiary with an Affiliate prior to the redesignation of any such Unrestricted Subsidiary as a Restricted Subsidiary pursuant to the definition of “Unrestricted Subsidiary”; provided that such transactions were not entered into in contemplation of such redesignation;

(n)                Dispositions for Cash Equivalents (other than in connection with the capitalization of any special purpose entity used to effect any such Permitted Receivables Financing) of accounts receivable in connection with any Permitted Receivables Financing;

(o)                transactions in connection with Permitted Tax Restructuring; and

(p)                the Permitted Distribution Business Disposition.

Section 7.08            Prepayments, Etc., of Indebtedness.

(a)                Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner any Junior Debt (it being understood that payments of regularly scheduled interest, AHYDO payments and mandatory prepayments under any such Junior Debt Documents shall not be prohibited by this clause), except for (i) the refinancing thereof with the Net Cash Proceeds of any such Indebtedness (to the extent such Indebtedness constitutes a Permitted Refinancing), (ii) the conversion thereof to Equity Interests (other than Disqualified Equity Interests) of a Borrower or any of its direct or indirect parents (or any Intermediate Holding Company), (iii) prepayments, redemptions, purchases, defeasances and other payments thereof prior to their scheduled maturity in an aggregate amount not to exceed (A) the greater of (x) $25,000,000 and (y) 20% of Consolidated EBITDA of the Parents, the Borrowers and the Restricted Subsidiaries for the most recently ended Test Period calculated on a Pro Forma Basis, plus (B) the Available Equity Amount (provided that at the time of any such prepayment, redemption, purchase, defeasance or other payment, the Total Leverage Ratio of the Parents, the Administrative Borrower and the Restricted Subsidiaries as of the end of the most recently ended Test Period, on a Pro Forma Basis, would be no greater than 5.25:1.00) plus (C) the Excluded Contribution Amount and (iv) other prepayments, redemptions, purchases, defeasances and other payments thereof prior to their scheduled maturity so long as the Payment Conditions calculated on a Pro Forma Basis have been satisfied at the time of such prepayment, redemption, purchase, defeasance or other payment.

(b)                Amend, modify or change in any manner materially adverse to the interests of the Lenders any term or condition of any Junior Debt Documents without the consent of the Required Lenders (not to be unreasonably withheld or delayed).

Section 7.09            Financial Covenant. Permit the Fixed Charge Coverage Ratio for any Test Period to be less than 1.00 to 1.00; provided that such Fixed Charge Coverage Ratio will only be tested on the date any Covenant Trigger Period commences (as of the last day of the Test Period ending immediately prior to the date on which such Covenant Trigger Period shall have commenced) and shall continue to be tested as of the last day of each Test Period thereafter until such Covenant Trigger Period is no longer continuing.

Section 7.10            Negative Pledge and Subsidiary Distributions. Enter into any agreement, instrument, deed or lease which prohibits or limits (i) the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of their respective properties or revenues, whether now owned or hereafter acquired, for the benefit of the Secured Parties with respect to the Obligations or under the Loan Documents (ii) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests; provided that the foregoing shall not apply to:

(a)                 restrictions and conditions imposed by (A) law, (B) any Loan Document, (C) the First Lien Facility or (D) the Second Lien Facility;

(b)                restrictions and conditions existing on the Closing Date or to any extension, renewal, amendment, modification or replacement thereof, except to the extent any such amendment, modification or replacement expands the scope of any such restriction or condition;

(c)                customary restrictions and conditions arising in connection with any Disposition permitted by Section 7.05;

(d)                customary provisions in leases, licenses and other contracts restricting the assignment thereof;

(e)                restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent such restriction applies only to the property securing such Indebtedness;

(f)                 any restrictions or conditions set forth in any agreement in effect at any time any Person becomes a Restricted Subsidiary (but not any modification or amendment expanding the scope of any such restriction or condition), provided that such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary and the restriction or condition set forth in such agreement does not apply to any Parent, any Borrower or any Restricted Subsidiary;

(g)                any restrictions or conditions in any Indebtedness permitted pursuant to Section 7.03 to the extent such restrictions or conditions are no more restrictive than the restrictions and conditions in the Loan Documents or, in the case of Subordinated Debt, are market terms at the time of issuance or, in the case of Indebtedness of any Non-Loan Party, are imposed solely on such Non-Loan Party and its Subsidiaries, provided that any such restrictions or conditions permit compliance with the Collateral and Guarantee Requirement and Section 6.10;

(h)                any restrictions on cash or other deposits imposed by agreements entered into in the ordinary course of business;

(i)                 customary provisions in shareholders agreements, joint venture agreements, organizational documents or similar binding agreements relating to any JV Entity or non-Wholly-Owned Restricted Subsidiary and other similar agreements applicable to JV Entities and non-Wholly-Owned Restricted Subsidiaries permitted under Section 7.02 and applicable solely to such JV Entity or non-Wholly-Owned Restricted Subsidiary and the Equity Interests issued thereby;

(j)                 customary restrictions in leases, subleases, licenses or asset sale agreements and other similar contracts otherwise permitted hereby so long as such restrictions relate only to the assets subject thereto;

(k)                customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(l)                 customary net worth provisions contained in real property leases entered into by Subsidiaries any Parent (other than the Administrative Borrower), so long as the Administrative Borrower has determined in good faith that such net worth provisions could not reasonably be expected to impair the ability of any Parent, any Borrower and the other Subsidiaries of any Parent to meet their ongoing obligation; and

(m)               restrictions imposed by any agreement governing Indebtedness entered into on or after the Closing Date and permitted under Section 7.03 that are, taken as a whole, in the good faith judgment of the Administrative Borrower, no more restrictive with respect to any Parent, the Borrowers or any Restricted Subsidiary than customary market terms for Indebtedness of such type, so long as the Administrative Borrower shall have determined in good faith that such restrictions will not adversely affect in any material respect its obligation or ability to make any payments required hereunder.

Section 7.11            Change of Fiscal Year.

The fiscal year of the Parents for financial reporting purposes to end on a day other than the closest Sunday following last day of December; provided, that Administrative Borrower may, upon written notice to the Administrative Agent, change such fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, the Borrowers and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement and to the covenants contained herein that are reasonably necessary in order to reflect such change.

Section 7.12            Material Property. Create, incur, assume or suffer to exist any Lien upon any Material Real Property, whether now owned or hereafter, acquired, other than (i) easements, rights-of-way, restrictions, covenants, conditions, encroachments, protrusions and other similar encumbrances and minor title defects affecting real property which, in the aggregate, do not in any case materially interfere with the ordinary conduct of the business of any Parent, any Borrower or any Restricted Subsidiary; (ii) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of any Parent, any Borrower or any Restricted Subsidiary; (iii) ground leases in respect of real property on which facilities owned or leased by any Parent, the Borrow, or any Restricted Subsidiary are located and (iv) Liens pursuant to any Loan Document and any Liens incurred pursuant to Section 7.01(ff).

Section 7.13            Inventure Account. Withdraw, transfer or direct the withdrawal or transfer of cash or Cash Equivalents on deposit in the Inventure Account, other than to (i) fund, together with cash on hand of the Parents, the Borrowers and the Restricted Subsidiaries, the Inventure Acquisition and finance fees and expenses incurred in connection with the Inventure Acquisition, or (ii) prepay the loans under the Second Lien Credit Agreement pursuant to Section 2.05(b)(vi) of the Second Lien Credit Agreement.

Article VIII
Events of Default and Remedies

Section 8.01            Events of Default. Any of the following events referred to in any of clauses (a) through (j) inclusive of this Section 8.01 shall constitute an “Event of Default”:

(a)                Non-Payment. Any Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document; or

(b)                Specific Covenants. (i) A Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a) or Section 6.04 (solely with respect to a Borrower), Section 6.11, Section 6.13, Section 6.16 (during a Cash Dominion Period) or Article VII (other than Section 7.09), (ii) a Borrower fails to deliver a Borrowing Base Certificate (after a five (5) Business Day grace period when required to be delivered monthly and three (3) Business Day grace period when required to be delivered weekly), (iii) a Borrower makes a material inaccuracy in the calculation of the Borrowing Base included in any Borrowing Base Certificate (and a Borrower fails to correct such inaccuracy within five (5) Business Days following the delivery of any Borrowing Base Certificate that is required to be delivered monthly and three (3) Business Days following the delivery of any Borrowing Base Certificate that is required to be delivered weekly) or (iv) a Borrower fails to perform or observe the covenant contained in Section 7.09; provided that in the case of this clause (iv) an Event of Default shall not occur until the Cure Deadline has occurred; or

(c)                Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after receipt by the Administrative Borrower of written notice thereof by the Administrative Agent or the Required Lenders; or

(d)                Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made and such incorrect or misleading representation, warranty, certification or statement of fact, if capable of being cured, remains so incorrect or misleading for thirty (30) days after receipt by the Administrative Borrower of written notice thereof by the Administrative Agent or the Required Lenders; or

(e)                Cross-Default. Any Parent, any Borrower or any Restricted Subsidiary (A) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder) having an aggregate principal amount exceeding the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs (other than (i) with respect to Indebtedness consisting of Swap Contracts, termination events or equivalent events pursuant to the terms of such Swap Contracts and (ii) any event requiring prepayment pursuant to customary asset sale events, insurance and condemnation proceeds events, change of control offers events and excess cash flow and indebtedness sweeps), the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, all such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem all such Indebtedness to be made, prior to its stated maturity; provided that this clause (e)(B) shall not apply to secured Indebtedness that becomes due (or requires an offer to purchase) as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; provided, further, that such failure or breach is unremedied and is not waived by the required holders of such Indebtedness; or

(f)                 Insolvency Proceedings, Etc. Except with respect to any dissolution or liquidation of a Restricted Subsidiary expressly permitted by Section 7.04 in connection with the consummation of a Permitted Tax Restructuring, any Parent, any Borrower or any of the Restricted Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, interim receiver, receiver and manager, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, interim receiver, receiver and manager, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days; or an order for relief is entered in any such proceeding; or

(g)                Inability to Pay Debts; Attachment. (i) Any Parent, any Borrower or any Restricted Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any Parent, any Borrower or any Restricted Subsidiary, taken as a whole, and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; or

(h)                Judgments. There is entered against any Parent, any Borrower or any Restricted Subsidiary a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days; or

(i)                 Invalidity of Collateral Documents. Any material provision of any Collateral Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or Section 7.05) or solely as a result of acts or omissions by the Administrative Agent or any Lender or the satisfaction in full of all the Obligations, ceases to be in full force and effect or ceases to create a valid and perfected lien, with the priority set forth in the Applicable Intercreditor Agreement on a material portion of the Collateral covered thereby; or any Loan Party contests in writing the validity or enforceability of any material provision of any Collateral Document; or any Loan Party denies in writing that it has any or further liability or obligation under any Collateral Document (other than as a result of repayment in full of the Obligations and termination of the Aggregate Commitments), or purports in writing to revoke or rescind any Collateral Document; or

(j)                 Invalidity of Guarantees. Any Guarantee, after its execution and delivery, provided by any Parent, any Intermediate Holding Company or any other Guarantor that is a Material Subsidiary, or any material provision thereof, ceases to be in full force and effect (other than pursuant to the terms hereof or thereof) or any Loan Party denies or disaffirms in writing any such Guarantor’s material obligations under its Guarantee (other than as a result of repayment in full of the Obligations and terminations of the Commitments); or

(k)                Change of Control. There occurs any Change of Control; or

(l)                 ERISA. (i) An ERISA Event occurs which, individually or together with other ERISA events which have occurred, has resulted or could reasonably be expected to result in liability of a Loan Party in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect, or (ii) a Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan the remaining balance of which could reasonably be expected to result in a Material Adverse Effect.

Section 8.02            Remedies Upon Event of Default.

(a)                If any Event of Default occurs and is continuing (other than an Event of Default under Section 8.01(b)(iv) unless the condition of the proviso contained therein have been satisfied), the Administrative Agent may and, at the request of the Required Lenders, shall take any or all of the following actions:

(i)              declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(ii)             declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

(iii)            require that the Borrowers Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(iv)           exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided that upon the occurrence of an Event of Default under Section 8.01(f) with respect to the Borrowers, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrowers to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

Section 8.03            Exclusion of Immaterial Subsidiaries. Solely for the purpose of determining whether a Default has occurred under clause (f) or (g) of Section 8.01, any reference in any such clause to any Restricted Subsidiary or Loan Party shall be deemed not to include any Subsidiary that is an Immaterial Subsidiary or at such time could, upon designation by the Administrative Borrower, become an Immaterial Subsidiary affected by any event or circumstances referred to in any such clause unless the Consolidated EBITDA of such Subsidiary together with the Consolidated EBITDA of all other Subsidiaries affected by such event or circumstance referred to in such clause, shall exceed 5% of the Consolidated EBITDA of the Parents, the Borrowers and the Restricted Subsidiaries.

Section 8.04            Application of Funds. If the circumstances described in Section 2.12(g) have occurred, or after the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02 and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), including in any bankruptcy or insolvency proceeding, any amounts received on account of the Obligations shall be applied by the Administrative Agent, subject to the Applicable Intercreditor Agreement then in effect, in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 10.04 and amounts payable under Article III) payable to each Agent in its capacity as such (other than in connection with Cash Management Obligations or Obligations in respect of Secured Hedge Agreements);

Second, to pay interest due in respect of all Protective Advances until paid in full;

Third, to pay the principal of all Protective Advances until paid in full;

Fourth, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs payable under Section 10.04 and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Fourth payable to them (other than in connection with Cash Management Obligations or Obligations in respect of Secured Hedge Agreements);

Fifth, to pay interest accrued in respect of the Swing Line Loans until paid in full;

Sixth, to pay the principal of all Swing Line Loans until paid in full;

Seventh, to pay interest accrued in respect of the Revolving Credit Loans (other than Protective Advances) until paid in full;

Eighth, ratably (i) to pay the principal of all Revolving Credit Loans (other than Protective Advances) until paid in full, (ii) to the Administrative Agent, to be held by the Administrative Agent, for the benefit of the L/C Issuers, as Cash Collateral in an amount up to 101% of the maximum drawable amount of any outstanding Letters of Credit and (iii) to the extent of the Bank Product Reserve, to pay any Obligations under Noticed Hedges;

Ninth, ratably to pay (i) any amounts owing with respect to any Obligations in respect of Secured Hedge Agreements (other than Noticed Hedges to the extent paid in accordance with clause Eighth above), until paid in full and (ii) any amounts owing with respect to Cash Management Obligations, in each case, until paid in full;

Tenth, to the payment of all other Obligations of the Loan Parties that are due and payable to the Administrative Agent and the other Secured Parties (other than any Defaulting Lenders) on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties (other than any Defaulting Lenders) on such date, until paid in full;

Eleventh, ratably to pay any Obligations owed to Defaulting Lenders, until paid in full; and

Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrowers or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Eighth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above and, if no Obligations remain outstanding, to the Borrowers. Notwithstanding the foregoing, no amounts received from any Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor.

Section 8.05            Permitted Holders Right to Cure.

(a)                Notwithstanding anything to the contrary contained in Section 8.01(b), in the event that the Borrowers fail to comply with the requirement of the Financial Covenant, any of the Permitted Holders, any Parent or any other Person designated by the Administrative Borrower shall have the right, during the period beginning at the start of the last fiscal quarter of the applicable Test Period and until the later of (i) the tenth (10th) Business Day after the date on which financial statements with respect to the Test Period in which such covenant is being measured are required to be delivered pursuant to Section 6.01 and (ii) the tenth (10th) Business Day after the beginning of a Covenant Trigger Period (such later date, the “Cure Deadline”), to make a direct or indirect equity investment in the Borrowers in cash in the form of common Equity Interests (or other Qualified Equity Interests reasonably acceptable to the Administrative Agent) (the “Cure Right”), and upon the receipt by the Administrative Borrower of Net Cash Proceeds pursuant to the exercise of the Cure Right (the “Cure Amount”), the Financial Covenant shall be recalculated, giving effect to a pro forma increase to Consolidated EBITDA for such Test Period in an amount equal to such Cure Amount; provided that such pro forma adjustment to Consolidated EBITDA shall be given solely for the purpose of determining the existence of a Default or an Event of Default under the Financial Covenant with respect to any Test Period that includes the fiscal quarter for which such Cure Right was exercised and not for any other purpose under any Loan Document.

(b)                If, after the receipt of the Cure Amounts and the recalculations pursuant to clause (a) above, the Borrowers shall then be in compliance with the requirements of the Financial Covenant during such Test Period, the Borrowers shall be deemed to have satisfied the requirements of the Financial Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable Default that had occurred shall be deemed cured; provided that (i) the Cure Right may be exercised on no more than five (5) occasions, (ii) in each four fiscal quarter period, there shall be at least two fiscal quarters in respect of which no Cure Right is exercised, (iii) with respect to any exercise of the Cure Right, the Cure Amount shall be no greater than the amount required to cause the Borrowers to be in compliance with the Financial Covenant (such amount, the “Necessary Cure Amount”) (provided that if the Cure Right is exercised prior to the date financial statements are required to be delivered for such fiscal quarter then the Cure Amount shall be equal to the amount reasonably determined by the Administrative Borrower in good faith that is required for purposes of complying with the Financial Covenant for such fiscal quarter (such amount, the “Expected Cure Amount”), (iv) subject to clause (c) below, all Cure Amounts shall be disregarded for purposes of determining any baskets, with respect to the covenants contained in the Loan Documents or the usage of the Available Equity Amount and (v) there shall be no pro forma reduction in Indebtedness (by netting or otherwise) with the proceeds of any Cure Amount for determining compliance with the Financial Covenant for the fiscal quarter for which such Cure Amount is deemed applied.

(c)                Notwithstanding anything herein to the contrary, (A) to the extent that the Expected Cure Amount is (i) greater than the Necessary Cure Amount, then such difference may be used for the purposes of determining any baskets (other than any previously contributed Cure Amounts), with respect to the covenants contained in the Loan Documents or the Available Equity Amount and (ii) less than the Necessary Cure Amount, then not later than the applicable Cure Deadline, the Borrowers must receive a direct or indirect equity investment in cash in the form of common Equity Interests (or other Qualified Equity Interests reasonably acceptable to the Administrative Agent), which cash proceeds received by Borrowers shall be equal to the shortfall between such Expected Cure Amount and such Necessary Cure Amount and (B) prior to the Cure Deadline (x) the Lenders shall not be permitted to exercise any rights then available as a result of an Event of Default under Section 8.02 on the basis of a breach of the Financial Covenant so as to enable the Borrowers to consummate its Cure Rights as permitted under this Section 8.05 and (y) the Lenders shall not be required to make any Credit Extension unless and until the Borrowers have received the Cure Amount required to cause the Borrowers to be in compliance with the Financial Covenant.

Article IX
Administrative Agent and Other Agents

Section 9.01            Appointment and Authorization of Agents.

(a)                Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall have no duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b)                [Reserved].

(c)                The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (in its capacities as a Lender, Swing Line Lender (if applicable), L/C Issuer (if applicable) and a potential Hedge Bank or Cash Management Bank) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of (and to hold any security interest, charge or other Lien created by the Collateral Documents for and on behalf of or on trust for) such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX (including Section 9.07, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto. Without limiting the generality of the foregoing, the Lenders hereby expressly authorize the Administrative Agent to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of the Loan Documents and the Collateral Documents and acknowledge and agree that any such action by any Agent shall bind the Lenders.

Section 9.02            Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder) by or through Affiliates, agents, employees or attorneys-in-fact, such sub-agents as shall be deemed necessary by the Administrative Agent, and shall be entitled to advice of counsel, both internal and external, and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or sub-agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

Section 9.03            Liability of Agents. No Agent-Related Person shall (a) be liable to any Lender for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby, including their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent (except for its own gross negligence or willful misconduct, as determined by the final and non-appealable judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein), (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or the validity, perfection or priority of any Lien or security interest created or purported to be created under the Collateral Documents, the value or sufficiency of any Collateral or the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder or (c) be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders; further, without limiting the generality of the foregoing clause (c), no Agent-Related Person shall (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lender. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof. No Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that such Agent shall not be required to take any action that, in its judgment or the judgment of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Law. No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), or in the absence of its own gross negligence or willful misconduct, as determined by the final and non-appealable judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein.

Section 9.04             Reliance by Agents.

(a)                Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, request, consent, certificate, instrument, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by such Agent and shall not incur any liability for relying thereon. Each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b)                For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 9.05            Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Administrative Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. Subject to the other provisions of this Article IX, the Administrative Agent shall take such action with respect to any Event of Default as may be directed by the Required Lenders in accordance with Article VIII; provided that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.

Section 9.06            Credit Decision; Disclosure of Information by Agents. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of an investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrowers and the other Loan Parties hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrowers and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person. Each Lender expressly agrees and acknowledges that (a) no Agent (i) makes any representation or warranty as to the accuracy of any Field Examination or Inventory Appraisal and (ii) shall be liable for any information contained in any Field Examination or Inventory Appraisal and (b) expressly agrees and acknowledges that the Field Examinations and Inventory Appraisals are not comprehensive audits or examinations, that any Agent or other party performing any Field Examination or Inventory Appraisal will inspect only specific information regarding the Borrowers and their Subsidiaries and will rely significantly upon the Borrowers’ and their Subsidiaries’ books and records, as well as on representations of the Borrowers’ personnel.

Section 9.07            Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it in its capacity as an Agent-Related Person; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Agent-Related Person’s own gross negligence or willful misconduct, as determined by the final and non-appealable judgment of a court of competent jurisdiction; provided that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrowers, provided that such reimbursement by the Lenders shall not affect the Borrowers’ continuing reimbursement obligations with respect thereto, if any. The undertaking in this Section 9.07 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.

Section 9.08            Agents in their Individual Capacities. Bank of America and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though Bank of America were not the Administrative Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Bank of America or its Affiliates may receive information regarding any Loan Party or any Affiliate of a Loan Party (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, Bank of America shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” include Bank of America in its individual capacity.

Section 9.09            Successor Agents. The Administrative Agent may resign as the Administrative Agent and Collateral Agent upon thirty (30) days’ notice to the Lenders and the Administrative Borrower. If the Administrative Agent and/or Collateral Agent becomes a Defaulting Lender, then such Administrative Agent or Collateral Agent, as the case may be, may be removed as the Administrative Agent or Collateral Agent, as the case may be, at the reasonable request of the Borrowers and the Required Lenders. If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which appointment of a successor agent shall require the consent of the Borrowers at all times other than during the existence of an Event of Default under Section 8.01(f) or (g) (which consent of the Borrowers shall not be unreasonably withheld or delayed). If, at the time that the Administrative Agent’s resignation is effective, it is acting as an L/C Issuer or the Swing Line Lender, such resignation shall also operate to effectuate its resignation as L/C Issuer or the Swing Line Lender, as applicable, and it shall automatically be relieved of any further obligation to issue Letters of Credit, or to make Swing Line Loans. If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrowers, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and Collateral Agent and the term “Administrative Agent” shall mean such successor administrative agent and/or supplemental administrative agent, as the case may be (and the term “Collateral Agent” shall mean such successor collateral agent, as described in this Section 9.09 and/or supplemental agent, as described in Section 9.02), and the retiring Administrative Agent’s appointment, powers and duties as the Administrative Agent and Collateral Agent shall be terminated. After the retiring Administrative Agent’s resignation hereunder as the Administrative Agent and Collateral Agent, the provisions of this Article IX and Section 10.04 and Section 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent and Collateral Agent under this Agreement. If no successor agent has accepted appointment as the Administrative Agent and Collateral Agent by the date which is thirty (30) days following the retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent and Collateral Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above (except that in the case of any collateral security held by the Collateral Agent on behalf of the Lenders under any of the Loan Documents, the retiring Collateral Agent shall continue to hold such collateral security until such time as a successor Collateral Agent is appointed). Upon the acceptance of any appointment as the Administrative Agent and Collateral Agent hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may reasonably request, in order to (a) continue the perfection of the Liens granted or purported to be granted by the Collateral Documents or (b) otherwise ensure that the Collateral and Guarantee Requirement is satisfied, the Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Administrative Agent and Collateral Agent, and the retiring Administrative Agent and Collateral Agent shall, to the extent not previously discharged, be discharged from its duties and obligations under the Loan Documents.

Section 9.10            Administrative Agent May File Proofs of Claim, Credit Bidding. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)                to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, or L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 2.09 and Section 10.04) allowed in such judicial proceeding; and

(b)                to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and

(c)                any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due to the Administrative Agent under Section 2.09 and Section 10.04.

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar Laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law.  In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase).  In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (a) through (h) of Section 10.01), (iii) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be canceled, without the need for any Secured Party or any acquisition vehicle to take any further action.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.11            Collateral and Guaranty Matters. The Lenders irrevocably agree:

(a)                that any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document shall be automatically released (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations not yet accrued and payable) and the expiration or termination of all Letters of Credit (other than Letters of Credit that have been Cash Collateralized or as to which other arrangements in a manner reasonably satisfactory to the Administrative Agent and the applicable L/C Issuer have been made), (ii) at the time the property subject to such Lien is transferred or to be transferred as part of or in connection with any transfer permitted hereunder or under any other Loan Document to any Person other than any other Loan Party and (iii) subject to Section 10.01, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders, (iv) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guaranty pursuant to clause (c) below or (v) if the property subject to such Lien becomes Excluded Property;

(b)                to release or subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Sections 7.01(i) and (o);

(c)                if any Subsidiary Guarantor ceases to be a Restricted Subsidiary, or becomes an Excluded Subsidiary, in each case as a result of a transaction or designation permitted hereunder (as certified in writing delivered to the Administrative Agent by a Responsible Officer of the Administrative Borrower), (x) such Subsidiary shall be automatically released from its obligations under the Guaranty and (y) any Liens granted by such Subsidiary or Liens on the Equity Interests of such Subsidiary (to the extent such Equity Interests have become Excluded Property or are being transferred to a Person that is not a Loan Party) shall be automatically released.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.11. In each case as specified in this Section 9.11, the Administrative Agent will promptly (and each Lender irrevocably authorizes the Administrative Agent to), at the Borrowers’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.11. Prior to releasing or subordinating its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.11, the Administrative Agent and/or the Collateral Agent shall be entitled to receive a certificate of a Responsible Officer of the Administrative Borrower stating that such actions are permitted under this Agreement. Neither the Administrative Agent nor the Collateral Agent shall be liable for any such release undertaken in reliance upon any such certificate of a Responsible Officer of the Administrative Borrower.

The Collateral Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by any Loan Party or is cared for, protected or insured or that the Liens granted to the Collateral Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 9.11 or in any of the Collateral Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent’s own interest in the Collateral as one of the Lenders and that the Collateral Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

Section 9.12            Other Agents; Arrangers and Managers. None of the Lenders, the Agents, the Lead Arrangers or other Persons identified on the facing page or signature pages of this Agreement as a “joint lead arranger and bookrunner” or “co-arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

Section 9.13            Appointment of Supplemental Administrative Agents.

(a)                It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent is hereby authorized to appoint an additional individual or institution selected by the Administrative Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Administrative Agent” and, collectively, as “Supplemental Administrative Agents”).

(b)                In the event that the Administrative Agent appoints a Supplemental Administrative Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Administrative Agent to the extent, and only to the extent, necessary to enable such Supplemental Administrative Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Administrative Agent shall run to and be enforceable by either the Administrative Agent or such Supplemental Administrative Agent, and (ii) the provisions of this Article IX and of Section 10.04 and Section 10.05 that refer to the Administrative Agent shall inure to the benefit of such Supplemental Administrative Agent and all references therein to the Administrative Agent shall be deemed to be references to the Administrative Agent and/or such Supplemental Administrative Agent, as the context may require.

(c)                Should any instrument in writing from any Loan Party be required by any Supplemental Administrative Agent so appointed by the Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the Borrowers shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent. In case any Supplemental Administrative Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Administrative Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Administrative Agent.

Section 9.14            Withholding Tax. To the extent required by any applicable Law, the Administrative Agent may deduct or withhold from any payment to any Lender under any Loan Document an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of, withholding Tax ineffective), such Lender shall indemnify and hold harmless the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, and shall make payable in respect thereof within ten (10) days after demand therefore including any penalties, additions to Tax or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.14. The agreements in this Section 9.14 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement and the repayment, satisfaction or discharge of all other obligations. For the avoidance of doubt, (i) this Section 9.14 shall not limit or expand the obligations of the Borrowers or any Guarantor under Section 3.01 or any other provision of this Agreement and (ii) the term “Lender” shall, for purposes of this Section 9.13 include any L/C Issuer and any Swing Line Lender.

Section 9.15            Secured Cash Management Agreements and Secured Hedge Agreements. Except as otherwise expressly set forth herein or in any Guarantee or any Collateral Document, no Cash Management Bank or Hedge Bank that obtains the benefits of any Guarantee or any Collateral by virtue of the provisions hereof or of any Guarantee or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender or an Agent and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Section 9.15 to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedging Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

Article X

Miscellaneous

Section 10.01        Amendments, Etc. Subject to Section 1.10 and except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrowers or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrowers or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:

(a)                extend or increase the Commitment of any Lender without the written consent of each Lender directly and adversely affected thereby (it being understood that a waiver of any condition precedent set forth in Section 4.02 or the waiver of any Default, mandatory prepayment, mandatory reduction of the Commitments or Loans or the making of any Protective Advance shall not constitute an extension or increase of any Commitment of any Lender);

(b)                postpone any date scheduled for, or reduce the amount of, any payment of principal or interest under Section 2.07 or Section 2.08, fees or other amounts without the written consent of each Lender directly and adversely affected thereby, it being understood that the waiver of any condition precedent set forth in Section 4.02 or the waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments or Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest;

(c)                reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing (it being understood that a waiver of any condition precedent set forth in Section 4.02 or any Default, Event of Default or mandatory prepayment shall not constitute a reduction or forgiveness of principal), or (subject to clause (iii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby (it being understood that any change to Average Historical Excess Availability or in the component definitions thereof shall not constitute a reduction in the rate of interest or fees; provided that only the consent (or objection) of the Required Lenders shall be necessary to (i) amend the definition of “Default Rate”, or (ii) to waive any obligation of the Borrowers to pay interest at the Default Rate);

(d)                change any provision of this Section 10.01 or Section 8.04 that would alter the pro rata sharing of payments or the definition of “Required Lenders” or the definition of “Supermajority Lenders” without the written consent of each Lender directly and adversely affected thereby;

(e)                release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender; provided that any transaction permitted under Section 7.04 or Section 7.05 shall not be subject to this clause (e) to the extent such transaction does not result in the release of all or substantially all of the Collateral;

(f)                 release all or substantially all of the value of the Guarantees in any transaction or series of related transactions, without the written consent of each Lender; provided that any transaction permitted under Section 7.04 or Section 7.05 shall not be subject to this clause (f) to the extent such transaction does not result in the release of all or substantially all of the Guarantees;

(g)                change the definition of the term “Borrowing Base” or any component definition thereof, but excluding percentage advance rates, in each case the amendment or modifications of which shall be subject to clause (h) below, if as a result thereof the amounts available to be borrowed by the Borrowers would be increased, without the written consent of the Supermajority Lenders, provided that the foregoing shall not limit the discretion of the Administrative Agent to change, establish or eliminate any Reserves without the consent of any Lenders; or

(h)                increase percentage advance rates set forth in the definition of “Borrowing Base”, without the written consent of each Lender; provided that the foregoing shall not limit the discretion of the Administrative Agent to change, establish or eliminate any Reserves without the consent of any Lenders;

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by each L/C Issuer in addition to the Lenders required above, materially affect the rights or duties of an L/C Issuer under this Agreement or any Letter of Credit Application related to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, materially affect the rights or duties of the Swing Line Lender under this Agreement, (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document, (iv) Section 10.07(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (v) any amendment or waiver that by its terms affects the rights or duties of Lenders holding Loans or Commitments of a particular Class (but not the Lenders holding Loans or Commitments of any other Class) will require only the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto if such Class of Lenders were the only Class of Lenders and (B) in determining whether the requisite percentage of Lenders have consented to any amendment, modification, waiver or other action, any Defaulting Lenders shall be deemed to have voted in the same proportion as those Lenders who are not Defaulting Lenders, except with respect to (x) any amendment, waiver or other action which by its terms requires the consent of all Lenders or each affected Lender and (y) any amendment, waiver or other action that by its terms adversely affects any Defaulting Lender in its capacity as a Lender in a manner that differs in any material respect from other affected Lenders, in which case the consent of such Defaulting Lender shall be required.

Notwithstanding anything to the contrary contained in this Section 10.01, any guarantees, collateral security documents and related documents executed by Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended, supplemented and waived with the consent of the Administrative Agent at the request of the Borrowers without the need to obtain the consent of any Lender if such amendment, supplement or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to cure ambiguities, omissions, mistakes or defects or (iii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents. Furthermore, with the consent of the Administrative Agent at the request of the Borrowers (without the need to obtain any consent of any Lender), any Loan Document may be amended to cure ambiguities, omissions, mistakes or defects.

Neither the Administrative Agent nor the Collateral Agent shall amend or waive any provision of an Applicable Intercreditor Agreement (other than to cure ambiguities, omissions, mistakes or defects or to add other parties thereto (to the extent contemplated by Section 7.01)) without the written consent of the Required Lenders.

Notwithstanding anything in this Section 10.01 to the contrary, (a) technical and conforming modifications to the Loan Documents may be made with the consent of the Administrative Borrower and the Administrative Agent to the extent necessary (i) to integrate any Incremental Agreement or Extended Revolving Credit Loans, (ii) to integrate terms or conditions from any Incremental Agreement that are more restrictive than this Agreement in accordance with Section 2.14(d) and (iii) to make any amendments permitted by Section 1.03 and to give effect to any election to adopt IFRS and (b) without the consent of any Lender, the Loan Parties and the Administrative Agent or any collateral agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into (x) any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties or as required by local law to give effect to, or protect any security interest for benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law or this Agreement or in each case to otherwise enhance the rights or benefits of any Lender under any Loan Document or (y) any Applicable Intercreditor Agreement, in each case, with the holders of Indebtedness permitted by this Agreement to be secured by the Collateral. Without limitation of the foregoing, the Administrative Borrower may, without the consent of any Lenders, upon delivery to the Administrative Agent (i) increase the interest rates (including any interest rate margins or interest rate floors), fees and other amounts payable to any Class or Classes of Lenders hereunder, (ii) increase, expand and/or extend the call protection provisions and any “most favored nation” provisions benefiting any Class or Classes of Lenders hereunder and/or (iii) with the consent of the Administrative Agent, modify any other provision hereunder or under any other Loan Document in a manner, as determined by the Administrative Agent in its sole discretion, more favorable to the then-existing Lenders or Class or Classes of Lenders, in each case in connection with the issuance or incurrence of any Revolving Commitment Increase or other Indebtedness permitted hereunder, where the terms of any such Revolving Commitment Increase or other Indebtedness are more favorable to the lenders thereof than the corresponding terms applicable to other Loans or Commitments then existing hereunder, and it is intended that one or more then-existing Classes of Loans or Commitments under this Agreement share in the benefit of such more favorable terms in order to comply with the provisions hereof relating to the incurrence of such Revolving Commitment Increase or other Indebtedness; provided that the Administrative Agent will have at least five Business Days (or such shorter period to which the Administrative Agent may consent in its reasonable discretion) after written notice from the Administrative Borrower to provide such consent and may, in its sole discretion, provide written notice to the Lenders regarding any such proposed amendment.

Section 10.02        Notices and Other Communications; Facsimile Copies.

(a)                General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Loan Document shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)                 if to a Borrower, the Administrative Agent, an L/C Issuer and the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii)               if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a written notice to the Administrative Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of Section 10.02(b)), when delivered; provided that notices and other communications to the Administrative Agent, the L/C Issuer and the Swing Line Lender pursuant to Article II shall not be effective until actually received by such Person during the person’s normal business hours. In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder.

(b)                Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Administrative Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)                The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent, Lead Arrangers or any of their respective Agent-Related Persons (collectively, the “Agent Parties”) have any liability to the Loan Parties, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of a Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Loan Party, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)                Change of Address, Etc. Each of the Parents, the Borrowers and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrowers, the Administrative Agent the L/C Issuers and the Swing Line Lenders. In addition, each Lender agrees to notify the Administrative Agents from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrowers or its securities for purposes of United States Federal or state securities laws.

(e)                Reliance by Agents and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrowers even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Borrower in the absence of gross negligence or willful misconduct. All telephonic notices to the Administrative Agent or the L/C Issuer may be recorded by the Administrative Agent or the L/C Issuer, as applicable, and each of the parties hereto hereby consents to such recording.

(f)                 Notice to other Loan Parties. The Borrowers agree that notices to be given to any other Loan Party under this Agreement or any other Loan Document may be given to the Administrative Borrower in accordance with the provisions of this Section 10.02 with the same effect as if given to such other Loan Party in accordance with the terms hereunder or thereunder.

(g)                Communications. Each Loan Party hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement and any other Loan Document, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication (unless otherwise approved in writing by the Administrative Agent) that (i) relates to a request for a new, or a conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides a notice of intent to exercise a Cure Right, (iv) provides notice of any Default under this Agreement or (v) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications, collectively, the “Specified Communications”; and all such excluded and non-excluded communications, the “Communications”), by transmitting the Specified Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent at such e-mail address(es) provided to the Borrowers from time to time or in such other form, including hard copy delivery thereof, as the Administrative Agent shall require. In addition, each Loan Party agrees to continue to provide the Specified Communications to the Administrative Agent in the manner specified in this Agreement or any other Loan Document or in such other form, including hard copy delivery thereof, as the Administrative Agent shall reasonably request. Nothing in this Section 10.03 shall prejudice the right of the Agents, any Lender or any Loan Party to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document or as any such Agent shall require.

Section 10.03        No Waiver; Cumulative Remedies. No failure by any Lender, the L/C Issuer or the Administrative Agent or Collateral Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Section 10.04        Attorney Costs and Expenses. The Borrowers agree (a) if the Closing Date occurs, to pay or reimburse the Administrative Agent and the Lead Arrangers for all reasonable and documented or invoiced out-of-pocket costs and expenses associated with the syndication of the Revolving Credit Loans and Commitments and the preparation, execution and delivery, administration, amendment, modification, waiver and/or enforcement of this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), including all Attorney Costs of a single firm of counsel (and any other counsel retained with the Borrowers’ consent (such consent not to be unreasonably withheld or delayed)) and one local and foreign counsel in each relevant jurisdiction, and (b) to pay or reimburse the Administrative Agent the Lead Arrangers and each Lender for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all costs and expenses incurred in connection with any workout or restructuring in respect of the Loans, all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including all Attorney Costs of counsel to the Administrative Agent). The foregoing costs and expenses shall include all reasonable search, filing, recording and title insurance charges and fees related thereto, and other reasonable and documented out-of-pocket expenses incurred by any Agent. The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations. All amounts due under this Section 10.04 shall be paid within ten (10) Business Days of receipt by the Administrative Borrower of an invoice relating thereto setting forth such expenses in reasonable detail.

Section 10.05        Indemnification by the Borrowers. Whether or not the transactions contemplated hereby are consummated, the Borrowers shall indemnify and hold harmless each Agent-Related Person, each Lender, each Lead Arranger and their respective Affiliates and their and their Affiliates’ respective partners, directors, officers, employees, counsel, agents, advisors, and other representatives (collectively, the “Indemnitees”) from and against any and all losses, liabilities, damages, claims, and reasonable and documented or invoiced out-of-pocket fees and expenses (including reasonable Attorney Costs of one counsel for all Indemnitees and, if necessary, one firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all Indemnitees (and, in the case of an actual or perceived conflict of interest, where the Indemnitee affected by such conflict informs the Borrowers of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnitee)) of any such Indemnitee arising out of or relating to any claim or any litigation or other proceeding (regardless of whether such Indemnitee is a party thereto and whether or not such proceedings are brought by the Borrower, its equity holders, its Affiliates, creditors or any other third person) that relates to the Transaction, including the financing contemplated hereby, of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment or Loan or the use or proposed use of the proceeds therefrom, or (c) any actual or alleged presence or Release or threat of Release of Hazardous Materials on, at, under or from any property currently or formerly owned, leased or operated by any Borrower, any other Loan Party or any of their respective Subsidiaries, or any Environmental Liability related in any way to any Borrower, any other Loan Party or any of their respective Subsidiaries, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee or of any of its controlled Affiliates or controlling Persons or any of the partners, officers, directors, employees, agents, advisors or members of any of the foregoing, in each case who are involved in or aware of the Transaction (as determined by a court of competent jurisdiction in a final and non-appealable decision), (y) a material breach of the Loan Documents by such Indemnitee or one of its Affiliates (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (z) disputes solely between and among such Indemnitees to the extent such disputes do not arise from any act or omission of the Borrowers or any of their Affiliates (other than with respect to a claim against an Indemnitee acting in its capacity as an Agent or Lead Arranger or similar role under the Loan Documents unless such claim arose from the gross negligence, bad faith or willful misconduct of such Indemnitee (as determined by a court of competent jurisdiction in a final and non-appealable decision)). No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee or any Loan Party have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date); provided that the foregoing shall not limit any Loan Party’s indemnification obligations hereunder. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, managers, partners, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated. All amounts due under this Section 10.05 shall be paid within ten (10) Business Days after demand therefor; provided, however, that if the Borrowers have reimbursed any Indemnitee for any legal or other expenses in connection with any Indemnified Liabilities and there is a final non-appealable judgment of a court of competent jurisdiction that the Indemnitee was not entitled to indemnification or contribution with respect to such Indemnified Liabilities pursuant to the express terms of this Section 10.05, then the Indemnitee shall promptly refund such expenses paid by the Borrowers to the Indemnitee. The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations. For the avoidance of doubt, this Section 10.05 shall not apply to Taxes other than Taxes that represent liabilities, obligations, losses, damages, etc., with respect to a non-Tax claim.

Section 10.06        Payments Set Aside. To the extent that any payment by or on behalf of the Borrowers is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate (or if the Federal Funds Rate is not available, a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation).

Section 10.07        Successors and Assigns.

(a)                The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except as otherwise provided herein (including without limitation as permitted under Section 7.04), neither the Parents nor any of their respective Subsidiaries may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee, (ii) by way of participation in accordance with the provisions of Section 10.07(e), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(g) or (iv) to an SPC in accordance with the provisions of Section 10.07(h) (and any other attempted assignment or transfer by any party hereto (other than to any Disqualified Lender) shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(e) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                (i) Subject to the conditions set forth in paragraph (b)(ii)below, any Lender may assign to (1) any Lender or any of its Affiliates, (2) a bank, insurance company, or company engaged in the business of making commercial loans, which Person, together with its Affiliates, has a combined capital and surplus in excess of $250,000,000, (3) an Approved Fund, (4) any Person to whom a Lender assigns its rights and obligations under this Agreement as part of an assignment and transfer of such Lender’s rights in and to a material portion of such Loan Party’s portfolio of asset based credit facilities and (5) any other Person (other than a natural Person) satisfying the requirements of Section 10.07(b) hereof (collectively, the “Eligible Assignees”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Revolving Credit Loans (including for purposes of Section 10.07(b), participations in L/C Obligations and Swing Line Loans) at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)              the Administrative Borrower; provided that, (I) no consent of the Administrative Borrower shall be required for an assignment if an Event of Default under Section 8.01(a), (f) or (g) (in the case of Section 8.01(f) or (g), with respect to any Borrower) has occurred and is continuing, to any Eligible Assignee and (II) the Administrative Borrower shall be deemed to have consented to any such assignment of any Loan unless it shall object thereto by written notice to the Administrative Agent within fifteen (15) Business Days after having received notice thereof; and

(B)              the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Loan to another Lender, an Affiliate of a Lender (of similar credit worthiness) or an Approved Fund;

(C)              each L/C Issuer at the time of such assignment; provided that no consent of such L/C Issuers shall be required for any assignment to another Lender, an Affiliate of a Lender (of similar credit worthiness) or an Approved Fund; and

(D)              the Swing Line Lender; provided that no consent of the Swing Line Lender shall be required for any assignment to another Lender, an Affiliate of a Lender (of similar credit worthiness) or an Approved Fund.

(ii)               Assignments shall be subject to the following additional conditions:

(A)              except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless the Administrative Borrower and the Administrative Agent otherwise consent; provided that (1) no such consent of the Administrative Borrower shall be required if an Event of Default under Section 8.01(a), (f) or (g) (in the case of Section 8.01(f) or (g), with respect to a Borrower) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B)              the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption;

(C)              (1) the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any documentation required by Section 3.01(f) and (2) the Eligible Assignee shall have delivered to the Administrative Agent all documentation and other information that the Administrative Agent reasonably requests in order to comply with its ongoing obligations under applicable “know your customer”, and anti-money laundering rules and regulations, including the USA PATRIOT Act;

(D)              the Eligible Assignee shall not be a natural person, or a Disqualified Lender (and such Eligible Assignee shall be required to represent that it is not a Disqualified Lender or an Affiliate of a Disqualified Lender that would constitute a Disqualified Lender but for the fact that it is not readily identifiable as such on the basis of its name); provided the list of Disqualified Lenders shall not be posted or otherwise distributed to the Lenders, prospective Lenders and prospective assignees; and

(E)               the Eligible Assignee shall not be (1) a Defaulting Lender or (2) any Parent, the Administrative Borrower or any of their Subsidiaries or Affiliates.

This paragraph (b) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.

(c)                Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(d) and receipt by the Administrative Agent from the parties to each assignment of a processing and recordation fee of $3,500 (provided that (x) the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment and (y) such processing and recordation fee shall not be payable in the case of assignments by any Affiliate of the Lead Arrangers), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 3.01, 3.03, 3.04, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, and the surrender by the assigning Lender of its Revolving Credit Note (if any), the Administrative Borrower (at its expense) shall execute and deliver a Revolving Credit Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (c) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(e). For greater certainty, any assignment by a Lender pursuant to this Section 10.07 shall not in any way constitute or be deemed to constitute a novation, discharge, recession, extinguishment or substitution of the existing Indebtedness and any Indebtedness so assigned shall continue to be the same obligation and not a new obligations.

(d)                The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans, L/C Obligations (specifying the Unreimbursed Amounts), L/C Borrowings and amounts due under Section 2.04, owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent demonstrable error, and the Borrowers, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register is intended to ensure that all Loans are at all times maintained in “registered form” within the meaning of Section 5f.103(c) of the United States Treasury Regulations and, if different, under Section 871(h) or 881(c) of the Code. The Register shall be available for inspection by the Borrowers, any Agent and any Lender (with respect to its own interests only), at any reasonable time and from time to time upon reasonable prior notice.

(e)                Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person or, so long as whether a prospective participant is a Disqualified Lender may be communicated to a Lender upon request, a Disqualified Lender) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it (including such Lender’s participation in L/C Obligations and/or Swing Line Loans)); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 10.01(a), (b), (c), (d), (e) or (f) that directly affects such Participant. Subject to Section 10.07(f), the Borrowers agree that each Participant shall be entitled to the benefits of Section 3.01, 3.03 and 3.04 (through the applicable Lender), subject to the requirements and limitations of such Sections (including Section 3.01(e) and (f) and Sections 3.05 and 3.06), to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(b) (provided that any documentation required to be provided under Section 3.01(f) shall be provided solely to the participating Lender. To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Any Lender that sells participations and any Granting Lender shall maintain a register on which it enters the name and the address of each Participant or SPC and the principal amounts and related interest amounts of each Participant’s or SPC’s interest in the Commitments and/or Loans (or other rights or obligations) held by it (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent demonstrable error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation interest or granted Loan as the owner thereof for all purposes notwithstanding any notice to the contrary. In maintaining the Participant Register, such Lender shall be acting as the non-fiduciary agent of the Borrowers solely for this purpose (without limitation, in no event shall such Lender be a fiduciary of the Borrowers for any purpose). No Lender shall have any obligation to disclose all or any portion of a Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, or its other obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such commitment, loan, or other obligation is in registered form under Section 5f.103(c) of the United States Treasury Regulations and, if different, under Sections 871(h) or 881(c) of the Code.

(f)                 A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.03 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant.

(g)                Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Revolving Credit Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h)                Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrowers (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. Each party hereto hereby agrees that (i) an SPC shall be entitled to the benefit of Section 3.01, 3.03 and 3.04, subject to the requirements and limitations of such Sections (including Section 3.01(e) and (f) and 3.05 and 3.06), to the same extent as if such SPC were a Lender, but neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrowers under this Agreement (including its obligations under Section 3.01, 3.03 or 3.04) except to the extent any entitlement to greater amounts results from a Change in Law after the grant to the SPC occurred, (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable and such liability shall remain with the Granting Lender, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrowers and the Administrative Agent, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee Obligation or credit or liquidity enhancement to such SPC.

(i)                 Notwithstanding anything to the contrary contained herein, (1) any Lender may in accordance with applicable Law create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it and (2) any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(j)                 Notwithstanding anything to the contrary contained herein, any L/C Issuer or the Swing Line Lender may, upon thirty (30) days’ notice to the Administrative Borrower and the Lenders, resign as an L/C Issuer or the Swing Line Lender, respectively; provided that on or prior to the expiration of such 30-day period with respect to such resignation, the relevant L/C Issuer or the Swing Line Lender shall have identified, in consultation with the Borrowers, a successor L/C Issuer or Swing Line Lender willing to accept its appointment as successor L/C Issuer or Swing Line Lender, as applicable. In the event of any such resignation of an L/C Issuer or the Swing Line Lender, the Borrowers shall be entitled to appoint from among the Lenders willing to accept such appointment a successor L/C Issuer or Swing Line Lender hereunder; provided that no failure by the Borrowers to appoint any such successor shall affect the resignation of the relevant L/C Issuer or the Swing Line Lender, as the case may be. If an L/C Issuer resigns as an L/C Issuer, it shall retain all the rights and obligations of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If the Swing Line Lender resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make, Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).

(k)                No Agent-Related Person shall be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders; further, without limiting the generality of the foregoing clause, no Agent-Related Person shall (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lender.

Section 10.08        Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information and to not use or disclose such information, except that Information may be disclosed (a) to its Affiliates and its and its Affiliates’ partners, directors, officers, employees, trustees, investment advisors, professionals and other experts or agents, including accountants, legal counsel, independent auditors and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any Governmental Authority, to any pledgee referred to in Section 10.07(g); (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) subject to an agreement containing provisions substantially the same as those of this Section 10.08 (or as may otherwise be reasonably acceptable to the Borrowers), to any pledgee referred to in Section 10.07(i), counterparty to a Swap Contract or Permitted Receivables Financing, Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement; (f) with the written consent of the Administrative Borrower; (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.08; (h) to any Governmental Authority or examiner regulating any Lender; (i) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Lender); (j) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (k) to the extent that such Information is received by such Lender or any of its Affiliates from a third party that is not, to such Lender’s knowledge, subject to any contractual or fiduciary confidentiality obligations owing to the Borrowers or any of its Affiliates; (l) to the extent that such Information is independently developed by such Lender or any of its Affiliates; (m) to the extent consisting of customary disclosure regarding portfolio holdings in any public filing by such Lender or (n) upon the request or demand of any Governmental Authority or other regulatory authority having jurisdiction over the Agent or Lenders, as applicable, (in which case the Agent or Lenders, as applicable, agree (except with respect to any audit or examination conducted by bank accountants or any regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform the Borrowers promptly thereof prior to disclosure). In addition, the Agents and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions. For the purposes of this Section 10.08, “Information” means all information received from any Loan Party or its Affiliates or its Affiliates’ directors, managers, officers, employees, trustees, investment advisors or agents, relating to any Parent, the Borrowers or any of their Subsidiaries or their business, other than any such information that is available to any Agent or any Lender on a nonconfidential basis and other than information pertaining to this Agreement routinely provided by arrangers to data services providers, including league table providers, that serve the lending industry prior to disclosure by any Loan Party other than as a result of a breach of this Section 10.08, including, without limitation, information delivered pursuant to Section 6.01, 6.02 or 6.03 hereof.

Section 10.09        Setoff. In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Agent and its Affiliates and each Lender or L/C Issuer and each of their Affiliates is authorized at any time and from time to time, without prior notice to the Borrowers or any other Loan Party, any such notice being waived by the Borrowers (on their own behalf and on behalf of each Loan Party and its Subsidiaries) to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness (in any currency) at any time owing by, such Agent and its Affiliates and each Lender or L/C Issuer and each of their Affiliates, as the case may be, to or for the credit or the account of the respective Loan Parties and their Subsidiaries against any and all Obligations owing to such Agent and its Affiliates or such Lender or L/C Issuer and each of their and its Affiliates hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender or Affiliate shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of set-off, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 8.04 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Swing Line Lender, the L/C Issuer and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations then due and owing to such Defaulting Lender as to which it exercised such right of set-off. Notwithstanding anything to the contrary contained herein, no Lender, L/C/ Issuer or any of their Affiliates shall have a right to set off and apply any deposits held or other Indebtedness owing by such Agent or its Affiliates and such Lender, L/C Issuer or their Affiliates, as the case may be, to or for the credit or the account of any Subsidiary of a Loan Party that is a Foreign Subsidiary or a Foreign Holding Company. Each Lender and L/C Issuer agrees promptly to notify the Administrative Borrower and the Administrative Agent after any such set off and application made by such Lender or L/C Issuer, as the case may be; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent, each Lender and each L/C Issuer under this Section 10.09 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent, such Lender and such L/C Issuer may have.

Section 10.10        Counterparts. This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier or other electronic transmission of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Agents may also require that any such documents and signatures delivered by telecopier or other electronic transmission be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier or other electronic transmission.

Section 10.11        Integration. This Agreement, together with the other Loan Documents and the Fee Letter, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

Section 10.12        Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid. The provisions of Section 10.14 and 10.15 shall continue in full force and effect as long as any Loan or any other Obligation (other than Hedging Obligations, Cash Management Obligations and contingent indemnification obligations not yet due) hereunder which is accrued and payable shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding (unless such Letters of Credit have been Cash Collateralized or backstopped pursuant to arrangements reasonably satisfactory to the applicable L/C Issuer).

Section 10.13        Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.14        GOVERNING LAW, JURISDICTION, SERVICE OF PROCESS.

(a)                THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (EXCEPT AS OTHERWISE EXPRESSLY PROVIDED THEREIN).

(b)                EXCEPT AS SET FORTH IN THE FOLLOWING PARAGRAPH, ANY LEGAL ACTION OR PROCEEDING ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE (PROVIDED THAT IF NONE OF SUCH COURTS CAN AND WILL EXERCISE SUCH JURISDICTION, SUCH EXCLUSIVITY SHALL NOT APPLY), AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH BORROWER, EACH PARENT, EACH AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH BORROWER, EACH PARENT, EACH AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO.

NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION (I) FOR PURPOSES OF ENFORCING A JUDGMENT, (II) IN CONNECTION WITH EXERCISING REMEDIES AGAINST THE COLLATERAL IN A JURISDICTION IN WHICH SUCH COLLATERAL IS LOCATED, (III) IN CONNECTION WITH ANY PENDING BANKRUPTCY, INSOLVENCY OR SIMILAR PROCEEDING IN SUCH JURISDICTION OR (IV) TO THE EXTENT THE COURTS REFERRED TO IN THE PREVIOUS PARAGRAPH DO NOT HAVE JURISDICTION OVER SUCH LEGAL ACTION OR PROCEEDING OR THE PARTIES OR PROPERTY SUBJECT THERETO.

Section 10.15        WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.15 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 10.16        Binding Effect. This Agreement shall become effective when it shall have been executed by each of the Borrowers and each Parent and the Administrative Agent shall have been notified by each Lender that each such Lender has executed it and thereafter shall be binding upon and inure to the benefit of each Parent, each Borrower, each Agent, each Lender, the Swing Line Lender or each L/C Issuer and their respective successors and assigns, except that the Borrowers and the Parents shall not have the right to assign their rights hereunder or any interest herein without the prior written consent of the Lenders except as permitted by Section 7.04.

Section 10.17        Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrowers in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrowers in the Agreement Currency, the Borrowers agree, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrowers (or to any other Person who may be entitled thereto under applicable Law).

Section 10.18        Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents or the Secured Hedge Agreements or the Cash Management Agreements (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, without the prior written consent of the Administrative Agent. The provisions of this Section 10.18 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

Section 10.19        Know-Your-Customer, Etc. Each Lender shall, promptly following a request by the Administrative Agent, provide all documentation and other information that the Administrative Agent reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Beneficial Ownership Regulation.

Section 10.20        USA PATRIOT Act. Each Lender hereby notifies the Borrowers that, pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrowers and the Guarantors, which information includes the name and address of the Borrowers and the Guarantors and other information that will allow such Lender to identify the Borrowers and the Guarantors in accordance with the USA PATRIOT Act.

Section 10.21        Applicable Intercreditor Agreements.

(a)                Notwithstanding anything to the contrary in this Agreement or in any other Loan Document: (i) the Liens granted to the Collateral Agent in favor of the Secured Parties pursuant to the Loan Documents and the exercise of any right related to any Collateral shall be subject, in each case, to the terms of the ABL Intercreditor Agreement or any other Applicable Intercreditor Agreement, (ii) in the event of any conflict between the express terms and provisions of this Agreement or any other Loan Document, on the one hand, and of the ABL Intercreditor Agreement or any other Applicable Intercreditor Agreement, on the other hand, the terms and provisions of the ABL Intercreditor Agreement or any other Applicable Intercreditor Agreement shall control, and (iii) each Lender (and, by its acceptance of the benefits of any Collateral Document, each other Secured Party) hereunder authorizes and instructs the Administrative Agent and Collateral Agent to execute the ABL Intercreditor Agreement or any other Applicable Intercreditor Agreement on behalf of such Lender, and such Lender agrees to be bound by the terms thereof.

(b)                Each Lender (and, by its acceptance of the benefits of any Collateral Document, each other Secured Party) hereunder authorizes and instructs the Collateral Agent, as Collateral Agent and on behalf of such Lender or other Secured Party, to enter into one or more intercreditor agreements from time to time and agrees that it will be bound by and will take no actions contrary to the provisions thereof.

Section 10.22        Obligations Absolute. To the fullest extent permitted by applicable Law, all obligations of the Loan Parties hereunder shall be absolute and unconditional irrespective of:

(a)                any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Loan Party;

(b)                any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto against any Loan Party;

(c)                any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from any Loan Document or any other agreement or instrument relating thereto;

(d)                any exchange, release or non-perfection of any other Collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Obligations;

(e)                any exercise or non-exercise, or any waiver of any right, remedy, power or privilege under or in respect hereof or any Loan Document; or

(f)                 any other circumstances which might otherwise constitute a defense available to, or a discharge of, the Loan Parties.

Section 10.23        No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Borrowers and each Parent acknowledges and agrees, and acknowledge their Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Lead Arrangers are arm’s-length commercial transactions between the Borrowers, each Parent and their respective Affiliates, on the one hand, and the Administrative Agent and the Lead Arrangers, on the other hand, (B) each of the Borrowers and each Parent has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Borrowers and each Parent is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, each Lender and each Lead Arranger each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrowers, any Parent or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent, nor any Lender or Lead Arranger has any obligation to the Borrowers, any Parent or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, each Lender and each Lead Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers, each Parent and their respective Affiliates, and neither the Administrative Agent nor any Lead Arranger has any obligation to disclose any of such interests to the Borrowers, any Parent or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrowers and each Parent hereby waives and releases any claims that it may have against the Administrative Agent, each Lender and each Lead Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 10.24        Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other Committed Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

Section 10.25        Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)                the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)                the effects of any Bail-In Action on any such liability, including, if applicable:

(i)                 a reduction in full or in part or cancellation of any such liability;

(ii)               a conversion of all or a portion of such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)             the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

Section 10.26        Lender Representation.

(a)                Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Administrative Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement ,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)                In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and each Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Administrative Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Section 10.27        Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)                In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)       As used in this Section 10.27, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]